    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 1997

                                                       REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                        INTERNATIONAL META SYSTEMS, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                           3674                          33-0146747
(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer Identification
incorporation or organization)     Classification Code Number)                Number)

                         100 NORTH SEPULVEDA BOULEVARD
                                   SUITE 601
                          EL SEGUNDO, CALIFORNIA 90245
                                 (310) 524-9300

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                GEORGE W. SMITH
                            CHIEF EXECUTIVE OFFICER
                        INTERNATIONAL META SYSTEMS, INC.
                         100 NORTH SEPULVEDA BOULEVARD
                                   SUITE 601
                          EL SEGUNDO, CALIFORNIA 90245
                                 (310) 524-9300

  (Name and address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

              MATTHIAS & BERG LLP                                LEHMAN & EILEN
          ATTN: JEFFREY P. BERG, ESQ.                        ATTN: HANK GRACIN, ESQ.
            1990 South Bundy Drive                       50 Charles Lindbergh Boulevard
                   Suite 790                                        Suite 505
         Los Angeles, California 90025                      Uniondale, New York 11553
             Phone: (310) 820-0083                            Phone: (516) 222-0888
              Fax: (310) 820-8313                              Fax: (516) 222-0948

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                       PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO        PROPOSED MAXIMUM       AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED(1)   OFFERING PRICE(1)   OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, par value $0.0001 per share...         (2)                  $              $28,375,000          $8,212.12
Shares of Common Stock underlying the
  Underwriter's Warrants....................                              $                   $                   $
Total.......................................                                             $28,375,000          $8,212.12

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Includes         shares of Common Stock that may be purchased by the
    Underwriters from the Company to cover over-allotments, if any.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           INTERNATIONAL META SYSTEMS, INC.

                                CROSS REFERENCE SHEET

                      Pursuant to Item 501(b) of Regulation S-K.

                  Showing Location in the Prospectus of Information
                 Required by Items 1 through 12, Part I, of Form S-1


Registration Statement Item Number and Caption                       Location in Prospectus
----------------------------------------------                       ----------------------
1.  Forepart of the Registration Statements and
      Outside Front Cover Page of Prospectus . . . . . . . . . .     Outside Front Cover Page of
                                                                     Prospectus

2.  Inside Front and Outside Back Cover Pages
      of Prospectus. . . . . . . . . . . . . . . . . . . . . . .     Inside Front and Outside Back
                                                                     Cover Pages of Prospectus;
                                                                     Additional Information

3.  Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges . . . . . . . . . . . .     Prospectus Summary; Risk
                                                                     Factors; Selected Financial
                                                                     Data

4.  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . .     Use of Proceeds

5.  Determination of Offering Price. . . . . . . . . . . . . . .     Underwriting

6.  Dilution . . . . . . . . . . . . . . . . . . . . . . . . . .     Dilution

7.  Selling Security Holders . . . . . . . . . . . . . . . . . .     Not Applicable

8.  Plan of Distribution . . . . . . . . . . . . . . . . . . . .     Outside Front Cover Page of
                                                                     Prospectus; Underwriting

9. Description of Securities to Be Registered. . . . . . . . . .     Outside Front Cover Page of
                                                                     Prospectus; Dividend Policy;
                                                                     Shares Eligible for Future
                                                                     Sale;  Description of
                                                                     Securities

10.  Interests of Named Experts and Counsel. . . . . . . . . . .     Legal Matters

11.  Information with Respect to the Registrant. . . . . . . . .     Outside Front Cover Page of
                                                                     Prospectus; Prospectus
                                                                     Summary;  Risk Factors;
                                                                     Dividend Policy;
                                                                     Capitalization; Selected
                                                                     Financial Data; Management's
                                                                     Discussion and Analysis of
                                                                     Financial Condition and
                                                                     Results of Operations;
                                                                     Business; Management;
                                                                     Compensation of Executive
                                                                     Officers and Directors;
                                                                     Certain Relationships and
                                                                     Related Transactions; Shares
                                                                     Eligible for Future Sale;
                                                                     Financial Statements.

12.  Disclosure of Commission Position on Indemnification
       for Securities Act Liabilities. . . . . . . . . . . . . .     Not Applicable


                           INTERNATIONAL META SYSTEMS, INC.
                                  ___________ SHARES


    International Meta Systems, Inc. (the "Company") is hereby offering _____ shares (the "Shares") of common stock, $0.0001 par value (the "Common Stock"). See "Description of Securities" and "Underwriting."

    The Company's Common Stock is currently listed for trading on the OTC Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. ("NASD") or in the "pink sheets" maintained by the National Quotation Bureau, Inc. (the "Over-The-Counter Market") under the symbol "IMES." See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Company has applied for listing of the Common Stock in the NASDAQ National Market System ("NASDAQ/NMS") under the symbol "IMES." On October 21, 1997, the last reported sales price for the Common Stock in the Over-the-Counter Market was approximately $ 0.60 per share. See "Risk Factors" and "Price Range of Common Stock."

THESE SECURITIES ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. INVESTMENT IN THESE SECURITIES SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS," BEGINNING AT PAGE __, AND "DILUTION."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
                                                 Underwriting Discounts          Proceeds to
                             Price to Public     and Commissions (1)             Company (2)
----------------------------------------------------------------------------------------------
Per Share...............        $__________           $_________                  $__________
----------------------------------------------------------------------------------------------
Total(3)................        $25,000,000           $2,500,000                  $22,500,000
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------



(1) Does not include additional compensation to be received by the Underwriters in the form of: (i) a non-accountable expense allowance of 3% of the gross proceeds of this Offering or $_________ per share (for an aggregate amount of $__________, or $________ if the over-allotment option described in note 3 below is exercised in full); and (ii) Underwriters' warrants to purchase up to ___________ shares of Common Stock to be sold to such Underwriters for nominal consideration, exercisable commencing one year after the date of this Prospectus. In addition, the Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See Underwriting."

(2)  Before deducting expenses of the Offering, estimated at $__________,
payable by the Company.   See "Use of Proceeds" and "Underwriting."

(3) The Underwriters have been granted a 30-day option (the "Over-allotment Option") to purchase up to _________ additional shares of Common Stock from the Company, on the same terms set forth above, solely to cover over-allotments, if any. If the Underwriters' Over-allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $28,375,000, $2,837,500 and $25,537,500, respectively.

                           -------------------------------

    The Shares are being offered, subject to prior sale, when, as and if delivered to and accepted by Nichols, Safina, Lerner & Co., Inc. and ______________ (the "Representatives"), as Representatives of the underwriters (the "Underwriters") of this Offering, and subject to approval of certain legal matters by counsel and subject to certain other conditions. The Representatives reserve the right to withdraw, cancel or modify the offering without notice and to reject any order, in whole or in part. It is expected that delivery of the certificates representing the Shares will be made against payment therefor at the offices of Nichols, Safina, Lerner & Co., Inc. in New York, New York, on or about ____________, 1997.

NICHOLS, SAFINA, LERNER & CO., INC.

                    The date of this Prospectus is _________, 1997

    This Prospectus may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Forward-looking statements in this Prospectus or hereafter included in other publicly available documents filed with the Securities and Exchange Commission (the "Commission"), reports to the Company's stockholders and other publicly available statements issued or released by the Company involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. Such future results are based upon management's best estimates based upon current conditions and the most recent results of operations. These risks include, but are not limited to, the risks set forth herein, each of which could adversely affect the Company's business and the accuracy of the forward-looking statements contained herein.

                          -----------------------------------

IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING TRANSACTIONS MAY BE EFFECTED IN THE NASDAQ NATIONAL MARKET SYSTEM OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS AND SELLING GROUP MEMBERS, IF ANY, OR THEIR RESPECTIVE AFFILIATES, MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK IN THE NASDAQ NATIONAL MARKET SYSTEM IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                                  PROSPECTUS SUMMARY

    The following is a summary of certain information in this Prospectus. This summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus: (i) assumes that the Over-allotment Option will not be exercised, and (ii) gives effect to a reverse stock split of the issued and outstanding shares of Common Stock on a 1-for-_____ basis to be effectuated on the effective date (the "Effective Date") of the Registration Statement. The Shares offered hereby involve a high degree of risk. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                     THE COMPANY

    The Company designs and develops x86-compatible microprocessors and related components and designs. A microprocessor is an integrated circuit consisting of millions of transistors which executes instructions to perform logical and mathematical operations in electronic devices. Microprocessors serve as the central processing unit or management/control unit of personal computers ("PCs") and other electronic devices utilizing microprocessors (collectively, "microprocessor-based devices"). The microprocessor is responsible for controlling data flowing through the PC or microprocessor-based device, manipulating such data as specified by the related operating software, and coordinating all hardware functions within the system. The demand for higher performance PCs and microprocessor-based devices has driven advances in circuit design and large scale integration process technology. Improvements in the performance of microprocessors, coupled with decreases in costs resulting from advances in design and process technology, have substantially broadened the market and increased the demand for PCs, microprocessor-based devices and microprocessors.

    The Company's operating strategy seeks to take advantage of a number of emerging trends in the PC and microprocessor-based device industries, including:
(i) a focus on the fast growing high performance segments of the PC and custom core microprocessor markets, (ii) maintaining compatibility with widely accepted x86 based software standards, (iii) accessing advanced manufacturing capabilities available by contracting with third-party manufacturers, (iv) providing hardware compatibility to allow for universal product application, and
(v) utilizing advanced automated design technologies to lower the cost of design and accelerate the time to market for future versions of its products and products of its customers.

    The Company's marketing strategy is targeted to the high performance segments of the microprocessor industries. The Company has focused its marketing strategy on four (4) segments of the market: (i) standard products which may serve as replacement upgrade microprocessors for installed PCs which are based on socket-7 pin compatible Pentium-TM- microprocessors (standard products for microprocessor retrofitting), (ii) customized versions of standard microprocessors designed for original equipment manufacturers ("OEMs") who desire to integrate x86 compatible custom microprocessors with their technologies (custom core products), (iii) programmable logic features for the design or manufacture of custom products (design elements), and (iv) the technological expertise and capability of the Company's design team for OEMs to utilize in integrating the Company's custom core products and design elements into the OEMs' customized technologies (design services).

    The Company's principal executive offices are located at 100 North Sepulveda Boulevard, Suite 601, El Segundo, California 90245, (310) 524-9300.

                                     THE OFFERING


Securities Offered by the
 Company......................                   _________ Shares of Common Stock.  See
                                                 "Description of Securities" and "Underwriting."

Common Stock Outstanding(1):
 Before the Offering..........                   38,855,941 shares
 After the Offering...........                   __________ shares

Use of Proceeds................                  The Company intends to use the net proceeds of
                                                 this Offering to fund research and development,
                                                 administrative expenses, repayment of debt and for
                                                 working capital and general corporate purposes.
                                                 See "Use of Proceeds."

Risk Factors and Dilution.....                   The securities offered hereby are highly
                                                 speculative and involve a high degree of risk and
                                                 immediate substantial dilution.  These factors
                                                 include, but are not limited to risks related to
                                                 the Company's historical lack of revenues or
                                                 profitability, legislative and regulatory
                                                 restrictions impacting the Company's business
                                                 operations and industry and the market for the
                                                 securities offered hereby.  An investment in these
                                                 securities should be made only by investors who
                                                 can afford the loss of their entire investment.
                                                 See "Risk Factors" and "Dilution."

Proposed
 NASDAQ/NMS Symbol(2)

 Common Stock..................                  IMES
__________________________


    (1) Does not include shares of Common Stock that are reserved for issuance upon exercise of the Underwriters' Warrants or pursuant to certain stock option plans of the Company, certain other options, warrants and convertible securities of the Company. See "Price Range of Common Stock," "Management - Stock Option Plans," "Certain Relationships and Related Transactions," "Description of Securities" and "Underwriting."

    (2) The Company's Common Stock is currently listed for trading in the Over-the-Counter Market under the symbol "IMES." The Company has applied for the listing of the Common Stock for trading in the NASDAQ/NMS. See "Risk Factors" and "Price Range of Common Stock."

                            SUMMARY FINANCIAL INFORMATION
                      (In Thousands, except for Per Share Data)


                                                                                                              SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                                          JUNE 30,
                                 ------------------------------------------------------------------     --------------------------
                                   1992           1993           1994           1995           1996          1996           1997
                                  ------------------------------------------------------------------    --------------------------
STATEMENT OF OPERATIONS DATA

    Revenues                      $   6          $   0         $    0         $  910         $  300         $    0         $    0
    Loss from operations         $( 756)        $( 897)       $(1,207)       $(1,716)       $(7,406)       ($2,916)       $(4,735)
    Net loss                     $( 782)        $( 873)       $(1,153)       $(1,712)       $(7,135)       ($2,830)       $(4,673)
    Net loss per                 $(0.04)        $(0.04)       $( 0.05)       $( 0.06)       $( 0.20)       ($ 0.09)       $( 0.12)
      common share

    Weighted average
     common shares
     outstanding                 17,656         22,576         25,602         26,652         35,118         32,782         37,669

                                                        DECEMBER 31,                                              JUNE 30, 1997
                                  -------------------------------------------------------------------        ----------------------
                                   1992           1993           1994           1995           1996         ACTUAL  AS ADJUSTED(1)
                                  -------------------------------------------------------------------        ----------------------
BALANCE SHEET DATA

   Working capital (deficit)     $  214         $  969         $  314         $  801         $4,121         $ (484)    $24,516
   Total assets                  $1,692         $2,584         $2,269         $2,353         $5,402         $1,174     $26,394
   Total liabilities             $  146         $  115         $  145         $  177         $  465         $1,098     $   778

   Total stockholders' equity    $1,546         $2,468         $2,124         $2,176         $4,937         $  616     $25,616



____________________


(1) PRO FORMA to give effect to: (i) the sale of __________ shares of Common Stock offered by the Company, and (ii) the application of the net proceeds therefrom estimated at approximately $___________. See "Use of Proceeds," "Capitalization" and "Description of Securities."

                                     RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. AN INVESTMENT IN THESE SECURITIES SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN ADDITION TO THE FACTORS SET FORTH ELSEWHERE IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD GIVE CAREFUL CONSIDERATION TO THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

    THIS PROSPECTUS MAY BE DEEMED TO CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE REFORM ACT. FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS OR HEREAFTER INCLUDED IN OTHER PUBLICLY AVAILABLE DOCUMENTS FILED WITH THE COMMISSION, REPORTS TO THE COMPANY'S STOCKHOLDERS AND OTHER PUBLICLY AVAILABLE STATEMENTS ISSUED OR RELEASED BY THE COMPANY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE THE COMPANY'S ACTUAL RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS TO DIFFER FROM THE FUTURE RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FUTURE RESULTS ARE BASED UPON MANAGEMENT'S BEST ESTIMATES BASED UPON CURRENT CONDITIONS AND THE MOST RECENT RESULTS OF OPERATIONS. THESE RISKS INCLUDE, BUT ARE NOT LIMITED TO, RISKS SET FORTH HEREIN, EACH OF WHICH COULD ADVERSELY AFFECT THE COMPANY'S BUSINESS AND THE ACCURACY OF THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

    LACK OF REVENUES AND HISTORY OF LOSSES. The Company has generated minimal revenues from operations since inception and no revenues from sales of products since approximately 1990, and has been engaged primarily in research and development of its products. The Company has only generated revenues in 1995 and 1996 from certain milestone payments related to the research and development of the Company's microprocessors. The Company has incurred net losses in each year since inception, and, as of June 30, 1997, the Company had an accumulated deficit of $18,320,609. As of the date of this Prospectus, the financial condition of the Company raises substantial doubts about the ability of the Company to continue as a going concern. The Company expects to continue to incur significant operating losses over at least the following two years as it continues to devote significant financial resources to product development activities and as the Company expands its operations. In order to achieve profitability, the Company will have to develop, manufacture and market products which are accepted on a widespread commercial basis. There can be no assurances that the Company will develop, manufacture or market any products successfully, operate profitably in the future or generate revenues from operations, or that capital in excess of the net proceeds of this Offering will not be required in order to accomplish the Company's current business plan. See "Use of Proceeds," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Financial Statements."

    QUALIFIED FINANCIAL STATEMENTS; POTENTIAL NEED FOR ADDITIONAL FINANCING.
The Company's auditors have included an explanatory paragraph in their Report of Independent Certified Public Accountants to the effect that recoverability of a major portion of the Company's recorded asset amounts shown in the Company's financial statements is dependent upon continued operations of the Company, which in turn, is dependent upon the Company's ability to continue to meet its financing requirements and to succeed in its future operations. The Company has historically financed its operations principally through the private placement of equity and debt securities. From January 1, 1995 through June 30, 1997, the Company had raised gross proceeds of $11,345,000 through such private placements. Subsequent to June 30, 1997, the Company has obtained $2,360,000 in loan financing, including $2,000,000 from affiliates. The Company continues to require such financing in order to remain in business. The Company believes that the proceeds of this Offering will be sufficient to finance the Company's operations and continued development of the Company's products for a period of approximately eighteen (18) months following the date of this Prospectus, based on the Company's current business plan. However, there can be no assurance that the Company will be able to generate revenues prior to such date or at all, or that the Company will not require additional financing at or prior to such date in order to continue operations and product development. There can be no assurances that any additional sources of financing will be available on terms favorable to the Company, or at all, or that the business of the

Company will ever achieve revenues or profitable operations. Further, any additional financing may be senior to the Company's Common Stock or result in significant dilution to the holders of the Common Stock. In the event the Company does not receive any such financing or generate profitable operations, management may have to suspend or discontinue its business activity or certain components thereof in its present form or cease operations altogether. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and Financial Statements."

    NEED TO DEVELOP AND POTENTIAL OBSOLESCENCE OF NEW PRODUCTS. The Company is engaged in the business of developing new products and technologies for the microprocessor and computer industries, but has not completed development on any such product or technology to the point where it may be commercially introduced into the market, and no assurance can be given that the Company will ever be able to do so. The markets for the Company's products are characterized by rapidly changing technology, frequent new product introductions and price erosion. Accordingly, the Company believes its future prospects depend on its ability not only to enhance and successfully market its products in development, but also to develop and introduce new products in a timely fashion that achieve market acceptance. There can be no assurance that the Company will be able to identify, design, develop, market or support such products successfully or that the Company will be able to respond effectively to technological changes or product announcements by competitors. Delays in new product introductions or product enhancements, or the introduction of unsuccessful products, could have a material adverse effect on the Company. Even if the Company receives all of the proceeds from this Offering and completes the development of any of its products, no assurance can be given that any such product will perform according to the design specifications of the Company. Even if such product performs to such specifications, no assurance can be given that technologies developed by others will not render any product developed by the Company obsolete, or otherwise significantly diminish the value of the Company's products, or that there will still be a market for such product by the time such product is ready for production. If the Company does not develop one or more finished products at a time when a market window for such a product is still open, there would be a material adverse effect on the Company's financial position, and the Company may be compelled to curtail or cease its operations altogether. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

    RISK OF MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS.   The Company's growth
will depend on the Company's ability to identify, develop and successfully market new products. The microprocessor and computer industries are populated by many companies of various sizes and types and are characterized by constant and rapid technological and other change, innovation and new discoveries, which make conducting such a business more difficult. The identification of specific market needs is seldom made by any one company alone, and no assurance can be given that there are not many other microprocessor companies actively engaged in developing products designed to solve the needs identified by the Company or that one or more such companies could not develop a product which has the effect of capturing the market which has been targeted by management of the Company for its products or making obsolete a product or technology developed by the Company. There can be no assurance that any products which may be developed by the Company, if at all, will meet any specific needs then existing in the market or that such products will obtain commercial acceptance in the market. See "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements."

    DIFFICULTY OF MARKETING THE COMPANY'S PRODUCTS. The Company faces a number of obstacles to the successful marketing of certain of its products which are under development and certain of its products which are ready for marketing, but which have not been successfully marketed as of the date of this Prospectus. No assurance can be given that the markets currently projected by the Company for such products will exist, or if it does, that the products using the Company's technologies will achieve acceptance in the market. Even in the event that the Company's products find a level of market acceptance, there can be no assurance that the sale of such products will generate significant revenue for or result in profitability to the Company. The Company may face a formidable task in marketing such products in the face of efforts by other companies to market their own products, even if such companies' products do not, in the opinion of management of the Company, perform as effectively or efficiently as the Company's products. Further, no assurance can be given that any market share which may be achieved by the Company will not be overtaken by products manufactured by other companies possessing far greater technical and financial resources. See "Business - Products, License and Production Agreement - Competition."

    DEPENDENCE ON MANUFACTURER AND RISKS OF ACCESS TO ALTERNATIVE MANUFACTURING SOURCES AND MANUFACTURING DELAYS. The Company will rely on outside parties for the manufacture of its products. Accordingly, the Company will be dependent on the capabilities of these outside parties for the successful manufacture of its products. There can be no assurance that these manufacturers will be willing or able to meet the Company's product needs in a satisfactory and timely manner. The Company's reliance on third-party manufacturers involves a number of additional risks, including the absence of guaranteed capacity, and reduced control over delivery schedules, quality assurance, production yields and costs. Although the Company believes that these manufacturers would have an economic incentive to perform such manufacturing for the Company, the amount and timing of resources to be devoted to these activities are not within the control of the Company, and there can be no assurance that manufacturing problems will not occur in the future.

    As of the date of this Prospectus, the Company has entered into an agreement (the "Production Agreement") with one manufacturer (the "Manufacturer") for the production of the Meta 6000. The Production Agreement provides limited assurances of deliveries of such products for a limited period of time. To generate revenues from sales of the Company's Meta 6000 chips and related technologies, the Company will need to obtain volumes of wafers of the of Meta 6000 chips. The Company expects to ask for needed supply commitments over time, but there can be no assurance that the Company will be successful in obtaining those requested supply commitments. The Manufacturer's specific manufacturing technology ("fabrication process") which the Company and the Manufacturer expect to use to fabricate the Meta 6000 is not a qualified manufacturing process for volume production as of the date of the Production Agreement. Aggressive technological cooperation between the Company and the Manufacturer is required by the competitive nature of the microprocessor business, and advanced knowledge of this "fabrication process" is anticipated to be provided by the Manufacturer to the Company under the terms of the Production Agreement. There can be no assurance that this fabrication process will be fully qualified by the Manufacturer and available for manufacture of the Meta 6000 as soon as desired, or at all.

    If one or more products developed by the Company under the Production Agreement should achieve some measure of acceptance in the market, the Company's ability to earn revenue from the commercial exploitation of such products will depend on the manufacture of such products by the Manufacturer. Under the Production Agreement, the Manufacturer is under no obligation to manufacture and sell any chips developed pursuant to the Production Agreement. In addition, to the extent that the Company wishes to sell chips directly, the Company's success will depend in significant part on the timely and adequate production of chips by the Manufacturer for an inventory of such chips, on terms to be negotiated between the Company and the Manufacturer, and no assurance can be given that the Manufacturer will be able or willing to provide such production, or if it does, that it will do so on terms and conditions satisfactory to the Company. In such circumstance, the Company may not be able to continue in business.

    Production of the Company's Meta 6000 requires the use of process technologies, which are available from only a few sources. There can be no assurance that the Company will continue to have access to such technology or to other process technologies that the Company may require for future products. In the event the Manufacturer is unwilling to meet the Company's needs, the Company believes alternative suppliers could be found. However, a change in suppliers or any significant delay in the Company's ability to have access to such resources, whether resulting from the need to access alternative process technologies, to resolve manufacturing problems at existing suppliers or for other reasons, would have a material adverse effect on the Company's delivery schedules, business, operating results and financial condition.

    There can be no assurance that the Company will be able to enter into agreements with additional manufacturers or that, if it is able to enter into such agreements, that those agreements will be on terms favorable to the Company. Converting the physical design for the Company's processor and system logic products to the design rules of a different fabrication facility is a difficult task. Each new manufacturer has a different set of design rules for manufacturing products, which may require the Company to generate a new design for each manufacturer. Additional silicon and design iterations in excess of the Company's current plan, if required, may cause additional delays and may cause the Company to incur substantial additional costs. Product positioning and market acceptance may be adversely affected by such delays, particularly if competitors introduce improved or superior products during such period. There can be no assurance that such additional iterations will not be required. See "Business - License and Production Agreement."

    DEPENDENCE ON THE PRODUCTION AGREEMENT. As of the date of this Prospectus, the Production Agreement is the Company's only contract which has the potential for generating revenue from the sale or license of the Company's hardware products. Fulfillment of the Company's development obligations under the Production Agreement will require the Company to concentrate its resources thereon, reducing the possibility that the Company will be able to identify and obtain other potential arrangements for the development and exploitation of its products and technologies. Thus, the success of the Company's microprocessor business is dependent in large part on the success of the development and exploitation of products pursuant to the terms of the Production Agreement. If the Company is unable to meet its obligations under the Production Agreement, or if the Production Agreement is terminated for any reason, there would be a material adverse effect on the Company's financial condition, and the Company may be compelled to curtail or cease business operations altogether. See "Business - License and Production Agreement."

    DEPENDENCE ON EFFECTIVE PRODUCT DEVELOPMENT. In order to compete successfully in the future, the Company will continuously need to develop higher performance and cost-reduced versions of the Meta 6000, and will also need to develop future generations of products. The Company has experienced significant delays in product development in the past. The Company's future products will require significant additional research and development prior to their commercialization. Further design and silicon iteration may be necessary to attain competitive performance for any future generation products. The nature of the Company's research and development activities is inherently complex, precluding definitive statements as to the time required and costs involved in reaching certain objectives. Consequently, actual research and development costs could exceed amounts budgeted from the proceeds of this Offering and estimated time frames may require extension. Any delays or additional research costs could require the raising of funds in addition to the proceeds of this Offering, and therefore could have a material adverse effect on the Company's business and results of operations. There can be no assurance that any potential products will be capable of being produced in commercial quantities on a timely basis at acceptable costs or be successfully marketed, or that the Company will be able to obtain such additional financing on terms favorable to the Company, or at all. See "Business."

    PRODUCT DEFECTS. In the event that the Company produces and distributes products, it is possible that one or more of the Company's products may be found to be defective after the Company has already shipped in volume, requiring a product replacement or a software fix which might cure such defect, but impede performance. Product returns and the potential need to remedy defects or provide replacement products or parts could impose substantial costs to the Company and have a material adverse effect on the Company. See "Business."

    NO INDEPENDENT CERTIFICATION OF PRODUCTS. The Company is currently developing products and technologies which have not been commercially distributed to the public. None of the Company's proposed products have been subjected to independent examination with respect to their efficacy or marketability. Further, in order to market any microprocessors which may be produced by the Company and to demonstrate compatibility with software or hardware of manufacturers which constitute a significant portion of the established market, prior to volume production and product shipment, the Company must receive independent certifications from other manufacturers, such as Windows certification from Microsoft, and Platinum certification from XXCAL, a nationally recognized testing organization. Although the Company intends to submit its products to rigorous internal (ITT and proprietary test suites) and external (XXCAL and Microsoft certification) testing, there can be no assurance that the Company's products will receive such certifications or be compatible with all standard PC software or hardware. Further, the Company's library of design elements must also be certified by tool vendors, or may require certification by industry standard bodies in the future. Any inability of the Company's products to achieve such compatibility with other software or hardware or to obtain required certifications would have a material adverse effect on the Company's business and operating results. See "Business."

    LARGER AND MORE ESTABLISHED COMPETITION. The market for the Company's products is extremely competitive. The Company directly and indirectly competes with other businesses, including businesses in the computer and microprocessor industries. In most cases, these competitors are substantially larger and more firmly established, have greater marketing and development budgets and substantially greater capital resources than the Company. Accordingly, there can be no assurance that the Company will be able to achieve and maintain a competitive position in the Company's industry. Further, in order to compete effectively in the market for high performance x86 microprocessors, the Company must develop and introduce on a timely basis competitive products that embody new technology, meet evolving industry standards, and achieve increased levels of performance at prices acceptable to the market. In particular, the market for microprocessor products has been and continues to be characterized by intense and increasing price competition, even for advanced microprocessor products. Intel has increasingly made more frequent and more significant price reductions to stimulate market demand for its Pentium-TM- processors and encourage the migration of original equipment manufacturers ("OEMs") and end users to its latest generation of microprocessors.

    The Company's competitors in the market for x86 microprocessors include Intel, Advanced Micro Devices, Inc. ("AMD"), and National Semiconductor (which recently acquired Cyrix) and others with substantially greater resources in technology, finance, manufacturing, sales, marketing, distribution, customer service and support, as well as greater experience and name recognition, than the Company. Intel, in particular, has long had a dominant position in the market for microprocessors used in PCs. Intel's dominant market position, to date, has allowed it to set standards and thus dictate the type of product the market requires of Intel's competitors. The Company believes that the Meta 6000 will need to be competitive primarily with Intel Pentium-TM- microprocessors. It is expected that Intel will introduce faster versions of the Pentium-TM- and that other companies will continue to develop competitive technologies. Intel has announced the architecture and technology of its next generation processor. AMD has announced that it has begun the shipment of its sixth generation product and Cyrix has announced it intends to begin shipping its new microprocessor product. The Company expects substantial direct competition, both from existing competitors and from new market entrants.

    Larger and more established competitors may seek to impede the Company's ability to establish a market share for any products which may be developed by the Company through competitive pricing activities. Also, prospective customers for the Company's products may be reluctant to disrupt relationships with well-established distributors of products which may be comparable in quality or pricing to any of the Company's products.

    The Company's competitors spend substantial sums on research and development, manufacturing facilities, and intensive advertising campaigns designed to engender brand loyalty among PC end-users in order to maintain their respective market positions. The Company does not have comparable resources with which to invest in research and development and advertising and is at a competitive disadvantage with respect to its ability to develop products. The Company may also encounter difficulties in customer acceptance because it is likely to be perceived as a new processor supplier whose identity is not yet well known and whose reputation and commercial longevity are not yet established. Substantial marketing and promotional costs, possibly in excess of what the Company can afford, may be required to overcome barriers to customer acceptance. There can be no assurance that the Company will be able to overcome such barriers. The failure to gain customer acceptance of the Meta 6000 and related technology would have a material adverse effect on the Company. So long as Intel remains in this dominant position, its product introduction schedule and product pricing will materially, and at times adversely, affect the
Company's business and financial condition.   See "Business - Competition."

    DEPENDENCE ON MARKET DEVELOPMENT. In contrast to the standard x86 processor market, the market for custom x86-compatible Pentium-TM- cores is not fully developed. Although no directly equivalent combination of core products and services intended to be offered by the Company is currently being marketed, it is possible that such competitive products may appear in the future. Sales of the Company's custom core products and services could also be adversely affected by customer substitution of variants of microprocessors currently produced or which may be produced by Intel and others. There can be no assurance that the Company's custom core products and services will be preferred over existing lower-performance 386 and 486-class cores, or future Pentium-TM- class alternatives.

    The Company also intends to develop, market and sell design elements derived from its research and development efforts. Such design elements, which include so-called "custom super-macro cells," like adders and multipliers, synthesis libraries and other intellectual property, also may address an emerging market. Sales of these products and the Company's financial performance could be adversely affected by competition from others and future improvements in silicon design technology (e.g., more effective synthesis tools), the appearance of superior competitive products, or the industry infrastructure associated with advanced silicon design. No assurance can be given that this market will develop as anticipated by the Company, or that the Company will be able to develop the alliances necessary to penetrate this market effectively. See "Business - Sales, Marketing and Distribution."

    NO MARKETING STUDIES. No independent studies with regard to feasibility of the Company's proposed business plan have been conducted at the expense of the Company or by any independent third parties with respect to the Company's present and future business prospects and capital requirements. In addition, there can be no assurances that the Company's products and services will find sufficient commercial acceptance in the marketplace to enable the Company to fulfill its long and short term goals, even if adequate financing is available and products are ready for market, of which there can be no assurance. See "Business."

    HIGHLY LEVERAGED BUSINESS OPERATIONS. As of the date of this Prospectus, the Company had short-term borrowings in the aggregate amount of $2,680,000, of which $2,000,000 was payable to an affiliate of Martin S. Albert, a director and principal beneficial stockholder of the Company and secured by the Company's intellectual property rights related to the Meta 6000. In addition, during the period in which such $2,000,000 obligation remains unpaid, such affiliate of Mr. Albert has the right to appoint an additional member to the Company's Board of Directors, which right has not been exercised as of the date of this Prospectus. The Company intends to pay $680,000 of these short-term obligations to certain non-affiliates from the proceeds of this Offering. The Company may require additional financings in order to pay off these obligations, and the failure to raise additional funds and the default on any of these obligations could have a material adverse effect upon the business operations of the Company. See "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Certain Relationships and Related Transactions" and "Underwriting."

    DEPENDENCE ON KEY PERSONNEL. The Company is dependent upon the skills of its management and technical team. There is strong competition for qualified personnel in the computer microprocessor industry, and the loss of key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect the Company's business. There can be no assurances that the Company will be able to retain its existing key personnel or to attract additional qualified personnel. The Company does not have key-person life insurance on any of its employees, other than George Smith, its Chief Executive Officer. See "Management."

    RELIANCE ON PATENT PROTECTION AND PROPRIETARY TECHNOLOGY. The Company's business is dependent upon its ability to protect its intellectual property, including patented and other proprietary technology, certain of which is licensed by the Company and certain of which is owned by the Company. To the extent the Company or the owners of the patented technology are unsuccessful in protecting proprietary rights to such technology or such technology may infringe on proprietary rights of third parties, that portion of the Company's business could suffer. The Company's more significant proprietary technology is based on unpatented trade secrets and know-how. To the extent that the Company relies upon unpatented trade secrets and know-how and the development of new products and improvements thereon in establishing and maintaining a competitive advantage in the market for the Company's products, there can be no assurances that such proprietary technology will remain a trade secret or that others will not develop substantially equivalent or superior technologies to compete with the Company's products. In addition, there can be no assurances that others will not independently develop similar or superior technologies which will enable them to provide superior products or services. Further, there can be no assurances that patentable improvements on such technology will be developed or that existing or improved technology will have competitive advantages or not be challenged by third parties. The Company also has certain proprietary rights in certain registered trademarks related to the Company's products. No assurance can be given that the trademarks will afford the Company any competitive advantages. Further, the microprocessor industry has been marked by costly and time-consuming litigation with respect to intellectual property rights between competitors. There can be no assurances that third parties will not claim that some or all of the Company's technology infringes on proprietary rights of others. Such litigation may be used to seek damages or to enjoin alleged infringement of proprietary rights of others. Further, the defense of any such litigation, whether or not meritious, may divert financial and other resources of the Company, including the proceeds of this Offering, which may otherwise be devoted to development of the Company's business plan, and therefore, may have a material adverse effect on the financial condition of the Company. An adverse decision to the Company in any such litigation may result in a significant damages award payable by the Company or enjoin the Company from marketing its then existing products, and therefore, would have an adverse effect on the Company's ability to continue in business. In the event of an adverse result in such litigation, the Company would be required to expend significant resources to develop non-infringing technology or to obtain licenses to the disputed technology from third parties. There can be no assurances that the Company will have the resources to develop or license such technology, or if so, that the Company would be successful in such development or that any such licenses would be available on commercially reasonably terms.

    Further, the Company may be required to commence litigation against third parties to protect any proprietary rights of the Company. There can be no assurances that the Company will be able to afford to prosecute such litigation, or if so, that such litigation will be successful. See "Business - Patents."

    RISK OF LOSING NASDAQ/NMS LISTING. The Company's Common Stock is currently quoted in the over-the-counter market (the "Over-the-Counter Market") in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD"). The Company has applied for the Common Stock to be listed in the NASDAQ/NMS and anticipates that it will meet the initial inclusion requirements for the NASDAQ/NMS at the time of the closing of this Offering. Although the Company believes that it meets the current NASDAQ/NMS initial listing requirements and expects to be included on the NASDAQ/NMS, there can be no assurances that the Company will meet the criteria for continued listing on the NASDAQ/NMS. Continued inclusion on the NASDAQ/NMS generally requires that a company would need to have, among other things: (i) net tangible assets of $4,000,000, a minimum public float of 750,000 shares with an aggregate market value of $5,000,000, and a minimum bid price of $1.00 per share, or (ii) either a market capitalization, total assets or total revenues of $50,000,000 and, in addition, a minimum public float of 1,100,000 shares with an aggregate market value of $15,000,000 and a minimum bid price of $5.00 per share.
Additionally, for continued listing on the NASDAQ/NMS, a company will be required to continue to have at least two independent directors, and an Audit Committee, a majority of the members of which would need to be independent directors. If the Company is unable to satisfy the NASDAQ/NMS maintenance requirements, its Common Stock may be delisted from the NASDAQ/NMS. In addition, the NASDAQ/NMS has the right to review and reverse a decision to list a security on the NASDAQ/NMS before or after the completion of an offering. In the event of any such delisting, trading, if any, in the Common Stock, would thereafter be conducted in the Over-the-Counter Market, and it could be more difficult to obtain quotations of the market price of the Company's Common Stock. Consequently, the liquidity of the Company's Common Stock could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in participation of broker/dealers, and security analysts' and media's coverage of the Company and, further, result in difficulty in obtaining future financing for the Company. See "Underwriting."

    EFFECT OF REVERSE STOCK SPLIT ON MARKET FOR COMMON STOCK. The Company intends to effect a reverse split of the issued and outstanding shares of Common Stock, excluding the shares to be issued in connection with this Offering, on a 1-for-___________ basis on the Effective Date. Although the number of shares of Common Stock issued and outstanding will be reduced by a factor of _____________, and the offering price on the Effective Date will be $________ per share, after giving effect to the reverse stock split, there can be no assurance that the market price will increase proportionately to the ratio of the reverse split in the future based on historical market prices. See "Price Range of Common Stock" and "Underwriting."

    DISCLOSURE RELATING TO LOW-PRICED STOCKS.   The Company's Common Stock is
currently listed for trading in the Over-the-Counter Market. The Company has applied for the Common Stock to be listed in the NASDAQ/NMS upon effectiveness of this Offering. If, at any time, the Company's securities are not listed for trading in the NASDAQ/NMS, the Company's securities could become subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that the Company's securities become subject to the "penny stock rules," there may develop an adverse impact on the market for the Company's securities. See "Underwriting."

    CERTAIN REGISTRATION RIGHTS. The Company has entered into various agreements pursuant to which certain holders of the Company's outstanding Common Stock and convertible securities have been granted the rights under various circumstances, to have Common Stock that is currently outstanding or underlying such convertible securities registered for sale in accordance with the registration requirements of the Securities Act upon demand or which may be "piggybacked" to a registration statement which may be filed by the Company.
Any such registration statement may have a material adverse effect on the market price for the Company's Common Stock resulting from the increased number of free trading shares of Common Stock in the market. There can be no assurances that such registration rights will not be enforced or that the enforcement of such registration rights will not have a material adverse effect on the market price for the Common Stock. See "Certain Relationships and Related Transactions," "Description of Securities" and "Dilution."

    LACK OF DIVIDENDS ON COMMON STOCK. The Company has paid no dividends on its Common Stock to date and there are no plans for paying dividends in the foreseeable future. The Company intends to retain earnings, if any, to provide funds for the expansion of the Company's business. See "Dividend Policy" and "Description of Securities."

    POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS. The Company is subject to certain provisions of the Delaware General Corporation Law which, in general, restrict the ability of a publicly held Delaware corporation from engaging in certain "business combinations," with certain exceptions, with "interested stockholders" for a period of three (3) years after the date of transaction in which the person became an "interested stockholder." Further, the Company's Certificate of Incorporation includes certain provisions which are intended to protect the Company's stockholders by rendering it more difficult for a person or persons to obtain control of the Company without cooperation of the Company's management. These provisions include the implementation of a classified Board of Directors and certain super majority requirements for the amendment of the Company's Certificate of Incorporation and Bylaws. Such provisions are often referred to as "anti-takeover" provisions. The inclusion of such "anti-takeover" provisions in the Certificate of Incorporation may delay, deter or prevent a takeover of the Company which the stockholders may consider to be in their best interests, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of their securities at above-market prices, or limit the ability of stockholders to remove incumbent directors as readily as the stockholders may consider to be in their best interests. See "Description of Securities - Certain Business Combinations and Other Provisions of Certificate of Incorporation."

    DILUTION. The public offering price of the Shares of Common Stock is substantially higher than the book value per share of the Common Stock. This Offering will result in immediate and substantial dilution of $________ per share of Common Stock (or _______% of the assumed offering price per share), based on the Company's capitalization as of June 30, 1997, which amount represents the difference between the net tangible book value per share of Common Stock before and after the Offering. As of the date of this Prospectus, the Company had __________ shares of Common Stock issued and outstanding. See "Dilution" and "Description of Securities."

    SHARES ELIGIBLE FOR FUTURE SALE; ISSUANCE OF ADDITIONAL SHARES. Future sales of shares of Common Stock by the Company and its stockholders could adversely affect the prevailing market price of the Common Stock. There are currently _________ restricted shares and __________ shares of Common Stock which are freely tradeable or eligible to have the restrictive legend removed pursuant to Rule 144(k) promulgated under the Securities Act. Of the _________ restricted shares, __________ shares have been held for at least one year from the date of this Prospectus, and in the absence of an agreement with the Representatives, are currently eligible for resale under Rule 144. Of the restricted shares, __________ shares held by certain of the Company's officers and directors will be subject to certain lock-up agreements with the Representatives during the __________ (_____) month period following the date of this Prospectus. Further, the Company has granted options to purchase up to an additional 5,394,450 shares of Common Stock, 2,940,117 of which are currently exercisable, and warrants to purchase up to 864,298 shares of Common Stock, 614,298 of which warrants have certain demand and piggyback registration rights. The Company has filed a registration statement which registers ___________ shares of Common Stock underlying certain of the currently exercisable options, and holders of options to purchase an additional ____________ shares have certain demand and piggyback registration rights in connection with such options. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of the Common Stock. Pursuant to its Certificate of Incorporation, the Company has the authority to issue additional shares of Common Stock and Preferred Stock. The issuance of such shares could result in the dilution of the voting power of Common Stock purchased in the Offering. See "Description of Securities," "Shares Eligible for Future Sale," "Principal Stockholders" and "Underwriting."

    FUTURE ISSUANCES OF PREFERRED STOCK. The Company's Certificate of Incorporation, as amended, authorizes the issuance of preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors, without shareholder approval. In the event of the issuance of additional series of preferred stock, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurances that the Company will not do so in the future. See "Description of Securities."

    UNDERWRITERS' WARRANTS AND OPTIONS; RISK OF FURTHER DILUTION. The Company has agreed to sell to the Underwriters, for nominal consideration, warrants to purchase up to _________ shares of Common Stock at an exercise price of _______% of the price at which the Shares are offered to the public (the "Underwriters' Warrants"). The Underwriters' Warrants and any profits realized by the Underwriters on the sale of the shares of Common Stock underlying the Underwriters' Warrants could be considered additional underwriting compensation. For the life of the Underwriters' Warrants, the holders thereof are given, at nominal cost, the opportunity to profit from the difference, if any, between the exercise price of the Underwriters' Warrants and the value of or market price (if any) for the Shares, with a resulting dilution in the interest of existing stockholders. The terms on which the Company could obtain additional capital during the exercise period of the Underwriters' Warrants may be adversely affected as the holders of the Underwriters' Warrants may be expected to exercise them when in all likelihood, the Company would be able to obtain any needed capital by a new placement of securities on terms more favorable than those provided for by the Underwriters' Warrants. See "Underwriting."

    LIMITATIONS ON DIRECTOR LIABILITY. The Company's Certificate of Incorporation provides, as permitted by governing Delaware law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. In addition, the Company's Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. See "Management."

                                   USE OF PROCEEDS

    The net proceeds to the Company from the sale of the __________ Shares offered hereby are estimated to be $______________, or $_____________ if the Underwriters' Over-allotment Option is exercised in full, after deducting estimated underwriting discounts, commissions and other offering expenses and assuming a public offering price of $_________ per Share. The Company intends to use such net proceeds as follows:

APPLICATION                              AMOUNT            PERCENTAGE
-----------                              ------            ----------

Research and development
 of microprocessor technologies(1)     $14,624,080

Marketing expenses (2)                   1,326,300

Administrative expenses (3)              1,763,700

Repayment of debt (4)                      680,000

Working capital (5)                    ------------        ----------

    Total                              $                     100.00 %
                                       ------------        ----------
                                       ------------        ----------


    Management believes that, based on the Company's current business plan, the net proceeds of this Offering should be sufficient to provide operating capital for a period of approximately eighteen (18) months following the date of this Prospectus. However, there can be no assurance that changes in the Company's research and development plans or other changes affecting the Company's operating expenses and business strategy will not result in the expenditure of such resources before such time or that the Company will be able to generate revenues prior to such date, or at all, or that the Company will not require additional financing at or prior to such time in order to continue operations and product development. There can be no assurance that additional capital will be available on terms favorable to the Company, if at all. To the extent that additional capital is raised through the sale of additional equity or convertible debt securities, the issuance of such securities could result in additional dilution to the Company's stockholders. Moreover, the Company's cash requirements may vary materially from those now planned because of results of research and development, product testing, relationships with manufacturers, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the level of working capital required to sustain the Company's planned growth, litigation, operating results, including the extent and duration of operating losses, and other factors. In the event that the Company experiences the need for additional capital, and is not able to generate capital from financing sources or from future operations, management may be required to modify, suspend or discontinue the business plan of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Financial Statements."

    Pending full utilization of the proceeds of this Offering, the Company may invest the net proceeds in short-term, investment grade, interest bearing securities. See "Business."

                                                 (FOOTNOTES ON NEXT PAGE)

(FOOTNOTES FROM PRIOR PAGE)

    (1) The Company intends to use these proceeds to continue development of the Meta 6000 and its related technologies. See "Business."

    (2) The Company intends to use these proceeds to hire personnel and cover expenses related to a marketing program for the Company's products. See "Business - Sales, Marketing and Distribution."

    (3) The Company intends to use these proceeds to pay for administrative expenses, including administrative salaries, rent, professional fees and other related expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

    (4) These amounts are set aside for the repayment of certain indebtedness, including accrued interest thereon, of the Company owing to certain non-affiliates of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

    (5) This amount may be used for general corporate purposes in connection with the operation of the Company's business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                   DIVIDEND POLICY

    No dividend has been declared or paid by the Company since inception on the Company's Common Stock. The Company does not anticipate that any dividends will be declared or paid in the future on the Company's Common Stock. See "Description of Securities."

                             PRICE RANGE OF COMMON STOCK

    As of the date of this Prospectus, the Company had 38,855,941 shares of Common Stock issued and outstanding. Further, the Company has issued and outstanding options and warrants to purchase an additional 6,258,748 shares of Common Stock.

    The Company's Common Stock is listed for trading in the Over-The-Counter Market under the symbol "IMES." In connection with and as a condition of the closing of this Offering, the Company intends to apply for a listing for the Common Stock on the NASDAQ/NMS.

    The following table sets forth quotations for the bid and asked prices for the Common Stock for the periods indicated below, based upon quotations between dealers, without adjustments for stock splits, dividends, retail mark-ups, mark-downs or commissions, and therefore, may not represent actual transactions:

                                         BID PRICES          ASKED PRICES
                                         ----------          ------------
                                       HIGH       LOW      HIGH       LOW
                                       ----       ---      ----       ---
Year Ended December 31, 1995

 1st Quarter                         1 13/32      5/16     2 5/8       5/8
 2nd Quarter                           1 1/2       7/8   1 11/16    1 1/32
 3rd Quarter                         2 31/32       7/8    3 1/16     31/32
 4th Quarter                          2 3/32     31/32     3 1/8         1

Year Ended December 31, 1996

 1st Quarter                           2 3/8    1 5/16    2 7/16     1 3/8
 2nd Quarter                          2 5/16     1 5/8    2 7/16   1 23/32
 3rd Quarter                          2 7/32    1 5/16    2 5/16     1 1/2
 4th Quarter                         1 23/32     31/32   1 25/32    1 1/16

Year Ending December 31, 1997

 1st Quarter                               2     1 1/8    2 1/16     1 1/4
 2nd Quarter                         1 21/32     15/16   1 11/16         1


    On October 21, 1997, the closing market price for the Company's Common Stock in the Over-the-Counter Market was approximately $ 0.60 per share. As of _________, 1997, without giving effect to the number of stockholders whose shares are held in "street name," the Company had approximately ______ stockholders of record. Management believes that the Company had approximately _________ beneficial stockholders as of ____________, 1997. The Company intends to effect a reverse split of the Common Stock on a 1-for-_____ basis on the Effective Date. The market prices for the Common Stock in the tables set forth above do not give effect to such reverse split and reflect the actual market prices of the Common Stock during such periods.

                                       DILUTION

    The net tangible book value of the Common Stock at June 30, 1997 was $464,182 or $0.01 per share. Net tangible book value per share is determined by dividing the Company's tangible net worth (tangible assets less liabilities) by
the 37,668,862 shares of Common Stock outstanding as of such date.   Dilution
per share represents the difference between the amount per share paid by the purchasers of the 38,784,507 shares of Common Stock offered by the Company, and the pro forma net tangible book value per share of Common Stock immediately after this Offering.

    After giving effect to the sale of ______________ shares of Common Stock offered by the Company in this Offering, at an assumed public offering price of $_________ per share, and the receipt of the net proceeds therefrom, and without giving effect to any other changes since such date, the adjusted net tangible book value of the Company as of __________, 1997 would have been approximately $____________ or $_________ per share. This represents an immediate decrease in net tangible book value of $__________ per share to current stockholders and an immediate dilution in net tangible book value of $_________ per share to purchasers of Common Stock to be sold in this Offering, as illustrated in the following table:

Assumed initial public offering price per share..........            $
                                                                      --------
   Net tangible book value per share at June 30, 1997....  $
                                                            -------
     Increase in net tangible book value per share
     attributable to new stockholders...................
                                                            -------
Pro forma net tangible book value after this Offering....
                                                                      --------
Dilution per share to new stockholders...................            $
                                                                      --------
                                                                      --------

    The following table illustrates at June 30, 1997, with respect to existing stockholders and investors purchasing the ______________ shares of Common Stock offered hereby, a comparison of the number of shares of Common Stock acquired from the Company, the percentage ownership of such shares, the total capital stock and paid in capital contributed, the percentage of total investment and the average price paid per share:

                        SHARES PURCHASED(1)  TOTAL CONSIDERATION  AVERAGE PRICE
                        NUMBER     PERCENT   AMOUNT      PERCENT    PER SHARE
                        ------     -------   ------      -------  -------------

Existing stockholders(2)
New stockholders
All stockholders(3)

______________

    (1) The number of shares set forth in this column reflects the number of shares of Common Stock issued and outstanding as of ___________, 1997. As of the date of this Prospectus, the Company had 38,855,941 shares of Common Stock issued and outstanding, and, assuming the completion of this Offering, will have ___________ shares of Common Stock and issued and outstanding, as adjusted. These numbers give effect to a reverse split of the issued and outstanding shares of Common Stock on a 1-for-_____ basis to be effectuated by the Company on the Effective Date of this Offering. See "Description of Securities."

    (2) As of the date of this Prospectus, the Company had 38,855,941 shares of Common Stock issued and outstanding. These numbers give effect to a reverse split of the issued and outstanding shares of Common Stock on a 1-for-_____ basis to be effectuated by the Company on the Effective Date. See "Description of Securities."

    (3) Does not include shares of Common Stock that are reserved for issuance upon exercise of the Underwriters' Warrants, or pursuant to certain stock option plans of the Company, and certain other options, warrants and convertible securities of the Company. See "Management - Stock Option Plans," "Certain Relationships and Related Transactions," "Description of Securities" and "Underwriting."

                                    CAPITALIZATION

    The following table sets forth the capitalization of the Company as of: (i) June 30, 1997, (ii) on a PRO FORMA basis after giving effect to the sale of 71,434 shares of Common Stock and the automatic conversion of the shares of Series B Convertible Preferred Stock, and (iii) as adjusted to reflect the sale of the ___________ shares of Common Stock offered hereby, at an assumed public offering price of $__________ per Share, and an additional financial expense of $500,000 relating to $2,000,000 of convertible promissory notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Relationships and Related Transactions" and "Underwriting." This table should be read in conjunction with the financial statements and related notes included elsewhere in this Prospectus:

                                                 JUNE 30, 1997

                                       ACTUAL       PRO FORMA    AS ADJUSTED(1)
                                       ------       ---------    --------------

STOCKHOLDERS' EQUITY:

  Preferred Stock, par value
   $0.0001, authorized
   1,000,000 shares; issued and
   outstanding 250 Series B shares  $           1

  Common Stock, par value
   $0.0001; 70,000,000 shares
   authorized: issued and
   outstanding 38,784,507 shares;
   ____ PRO FORMA(2); ____ as adjusted      3,878

   Additional paid-in-capital          18,951,331

   Subscription receivable                (18,900)

  Accumulated deficit                 (18,320,609)
                                       ----------

    Total stockholders' equity            615,701
                                          -------

       Total capitalization         $     615,701
                                          -------
                                          -------
________________________

    (1) Does not include shares of Common Stock that are reserved for issuance upon exercise of the Underwriters' Warrants, or pursuant to certain stock option plans of the Company, and certain other options, warrants and convertible securities of the Company. See "Management - Stock Option Plans," "Certain Relationships and Related Transactions," "Description of Securities" and "Underwriting."

    (2) As of the date of this Prospectus, the Company had 38,855,941 shares of Common Stock issued and outstanding, and, assuming the completion of this Offering, will have ___________ shares of Common Stock issued and outstanding, as adjusted. This number gives effect to a reverse split of the issued and outstanding shares of Common Stock on a 1-for-______ basis to be effectuated on the Effective Date. See "Description of Securities" and "Underwriting."

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    RESULTS OF OPERATIONS AND FINANCIAL CONDITION

    This Prospectus, including the disclosures below, contains certain forward-looking statements that involve substantial risks and uncertainties. When used herein, the terms "anticipates," "expects," "estimates," "believes" and similar expressions, as they relate to the Company or its management, are intended to identify such forward-looking statements. The Company's actual results, performance or achievements may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such material differences include the factors disclosed in the "Risk Factors" section of this Prospectus, which prospective purchasers of the securities offered hereby should consider carefully.

GENERAL

    Since the mid-1980's, the Company has been developing and designing microprocessors for PCs. The pace of technological advancements in PC and microprocessor technologies during this period has required the Company to continuously upgrade the Company's microprocessor designs in seeking to develop a commercially competitive microprocessor concurrently with these advancements. See "Business - History of the Company."

    Since April, 1995, the Company has been developing the Company's microprocessor designs in conjunction with technical assistance from SGS-Thomson Microelectronics, Inc., an international semiconductor manufacturer (the "Manufacturer") to develop and manufacture microprocessor chips for the Company based on the Company's technology design. See "Business - Licensing and Production Agreement."

    The Company has generated minimal revenues from operations since inception and no revenues from sales of products since approximately 1990, and has been engaged primarily in research and development of its products. The Company has only generated revenues in 1995 and 1996 from certain milestone payments related to the research and development of the Company's microprocessors. The Company has incurred net losses in each year since inception, and, as of June 30, 1997, the Company had an accumulated deficit of $18,320,609. As of the date of this Prospectus, the financial condition of the Company raises substantial doubts about the ability of the Company to continue as a going concern. The Company expects to continue to incur significant operating losses over at least the following two years as it continues to devote significant financial resources to product development activities and as the Company expands its operations. In order to achieve profitability, the Company will have to develop, manufacture and market products which are accepted on a widespread commercial basis. There can be no assurances that the Company will develop, manufacture or market any products successfully, operate profitably in the future or generate revenues from operations, or that capital in excess of the net proceeds of this Offering will not be required in order to accomplish the Company's current business plan. See "Use of Proceeds" and "Financial Statements."

    The Company expended approximately $275,000, $666,000 and $3,885,000, respectively, during the fiscal years ended December 31, 1994, 1995 and 1996, and $2,782,000 during the six (6) months ended June 30, 1997, on research and development of the various iterations of the Company's microprocessor designs.

    The Company intends to use the proceeds of this Offering to continue to pursue the development of a prototype for the Meta 6000, and thereafter, a finished marketable standard Meta 6000 chip. The Company also is devoting its efforts toward the completion of the development of the Meta 6000 in order to initiate revenues from the marketing of custom core products based on the design of the Meta 6000 and a library of individual design elements. See "Use of Proceeds."

    The following discussion reflects the financial condition and results of operations of the Company for the six (6) month periods ended June 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994.

RESULTS OF OPERATIONS

    RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996. Total revenues for each of the six (6) month periods ended June 30, 1997 and June 30, 1996 were none.

    Total operating costs and expenses during the six (6) month period ended June 30, 1997 increased to $4,734,834 from $2,915,606 during the six (6) month period ended June 30, 1996. Total operating costs and expenses include: (i) research and development costs, (ii) selling, general and administrative expenses, and (iii) depreciation and amortization, as follows:

    Research and development expense during the six (6) month period ended June 30, 1997 increased to $2,781,655 from $1,413,286 during the six (6) month period ended June 30, 1996. This increase primarily resulted from the hiring of additional engineers and outside consultants for the Company's design center opened in Austin, Texas late in the fourth quarter of 1995. The Austin design center was established by the Company for the purpose of developing the Company's Meta 6000 microprocessor chip.

    Selling, general and administrative expenses during the six (6) month period ended June 30, 1997 increased to $1,837,327 from $1,181,921 during the six (6) month period ended June 30, 1996. This increase primarily related to rent and personnel recruiting fees and costs with respect to the establishment of the Company's Austin design center, taxes and professional fees.

    Depreciation and amortization during the six (6) month period ended June 30, 1997 decreased to $115,852 from $320,299 during the six (6) month period ended June 30, 1996. This decrease primarily resulted from a decrease in amortization of capitalized software development costs.

    The Company experienced an increase in loss from operations during the six
(6) month period ended June 30, 1997 to $4,734,834 from $2,915,506 during the six (6) month period ended June 30, 1996. This increase primarily resulted from an increase in research and development costs and selling, general and administrative expenses related to the establishment of the Austin design center.

    Other income during the six (6) month period ended June 30, 1997 decreased to $62,106 from $85,342 during the six (6) month period ended June 30, 1996. This decrease in income between the respective six (6) month periods resulted primarily from a decrease in dividend and interest income offset, in part, by a decrease in loss on marketable securities.

    As a result of the foregoing, the Company experienced a net loss of $4,672,728 (or $0.12 per share) during the six (6) month period ended June 30, 1997, as compared to a net loss of $2,830,164 (or $0.09 per share) during the six (6) month period ended June 30, 1996. See "Liquidity and Capital Resources."

    As a result of the Company's cumulative operating losses, the Company has not paid income tax since inception. As of December 31, 1996, the Company had net operating loss carryforwards totalling approximately $15,250,000 and $__________ for federal and state income tax purposes, respectively. Utilization of the Company's net operating loss may be subject to limitation under certain circumstances.

    RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995.
Total revenues for the year ended December 31, 1996 decreased to $300,000 from $909,988 for the year ended December 31, 1995. All of the Company's revenues during the year ended December 31, 1996 were generated from payments by the Manufacturer relating to the achievement of certain milestones by the Company pursuant to a Licensing and Production Agreement (the "Production Agreement') for the development of the Company's Meta 6000 microprocessor chip. During the year ended December 31, 1995, the Company received $900,000 from the Manufacturer pursuant to the Production Agreement as milestone payments and payments relating to the grant to the Manufacturer of a non-exclusive license for the Company's Meta 3250 microprocessor, and an additional $9,988 as consulting fees relating to a technology study conducted by the Company for Sharp Corporation. The Company did not generate any revenues from product sales during the years ended December 31, 1996 and 1995.

    Total operating costs and expenses during the year ended December 31, 1996 increased to $7,705,795 from $2,625,864 during the year ended December 31, 1995. Total operating costs and expenses include: (i) research and development costs,
(ii) selling, general and administrative expenses, and (iii) depreciation and amortization, as follows:

    Research and development expense during the year ended December 31, 1996 increased to $3,884,963 from $666,287 during the year ended December 31, 1995. This increase primarily resulted from the hiring of additional engineers and outside consultants for the Company's design center opened in Austin, Texas late in the fourth quarter of 1995. The Austin design center was established by the Company for the purpose of developing the Company's Meta 6000 microprocessor.

    Selling, general and administrative expenses during the year ended December 31, 1996 increased to $2,612,600 from $1,341,964 during the year ended December 31, 1995. This increase primarily related to rent and personnel recruiting fees and costs with respect to the establishment of the Company's Austin design center, taxes and professional fees.

    Depreciation and amortization during the year ended December 31, 1996 increased to $1,208,232 from $617,613 during the year ended December 31, 1995. This increase primarily resulted from an increase in amortization of capitalized software development costs.

    The Company experienced an increase in loss from operations during the year ended December 31, 1996 to $7,405,795 from $1,715,876 during the year ended December 31, 1995. This increase primarily resulted from an increase in research and development costs and selling, general and administrative expenses related to the establishment of the Austin design center in the fourth quarter of 1995.

    Other income during the year ended December 31, 1996 increased to $271,016 from $4,280 during the year ended December 31, 1995. This increase in income between the respective years resulted primarily from the Company's earning of $285,120 in dividend income on investments in money market funds relating to proceeds received from certain private placements conducted by the Company in 1996.

    As a result of the foregoing, the Company experienced a net loss of $7,134,779 (or $0.20 per share) during the year ended December 31, 1996, as compared to a net loss of $1,711,596 (or $0.06 per share) during the year ended December 31, 1995. See "Liquidity and Capital Resources."

    RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994.
Total revenues for the year ended December 31, 1995 increased to $909,988 from none for the year ended December 31, 1994. During the year ended December 31, 1995, the Company received $900,000 from the Manufacturer pursuant to the Production Agreement as milestone payments and payments relating to the grant to the Manufacturer of a non-exclusive license for the Company's Meta 3250 microprocessor chip in connection with the Production Agreement, and an additional $9,988 as consulting fees relating to a technology study conducted by the Company for Sharp Corporation. The Company did not generate any revenues from product sales during the years ended December 31, 1995 and 1994.

    Total operating costs and expenses during the year ended December 31, 1995 increased to $2,625,864 from $1,207,068 during the year ended December 31, 1994. Total operating costs and expenses include: (i) research and development costs,
(ii) selling, general and administrative expenses, (iii) depreciation and amortization, and (iv) inventory adjustment to market, as follows:

    Research and development expense during the year ended December 31, 1995 increased to $666,287 from $275,229 during the year ended December 31, 1994. This increase primarily resulted from the hiring of additional engineers and outside consultants at the Company's El Segundo, California corporate headquarters and at the Company's design center opened in Austin, Texas late in the fourth quarter of 1995. The Austin design center was established by the Company for the purpose of developing the Company's Meta 6000 microprocessor chip.

    Selling, general and administrative expenses during the year ended December 31, 1995 increased to $1,341,964 from $710,859 during the year ended December 31, 1994. This increase primarily related to rent and personnel recruiting fees and costs with respect to the establishment of the Company's Austin design center, taxes and professional fees.

    Depreciation and amortization during the year ended December 31, 1995 increased to $617,613 from $170,864 during the year ended December 31, 1994. This increase primarily resulted from an increase in amortization of capitalized software development costs.

    Inventory adjustment to market during the year ended December 31, 1995 decreased to none from $50,116 during the year ended December 31, 1994. This decrease primarily resulted from a write-off of certain obsolete inventory in 1994. In 1995, inventory was minimal and no further write-offs were deemed necessary.

    The Company experienced an increase in loss from operations during the year ended December 31, 1995 to $1,715,876 from $1,207,068 during the year ended December 31, 1994. This increase primarily resulted from an increase in research and development costs and selling, general and administrative expenses related to the establishment of the Austin design center in the fourth quarter of 1995.

    Other income during the year ended December 31, 1995 decreased to $4,280 from $53,877 during the year ended December 31, 1994. This decrease in income between the respective years resulted primarily from the receipt of funds in connection with the settlement of certain litigation in 1994 and a decrease in net interest income from 1994 to 1995.

    As a result of the foregoing, the Company experienced a net loss of $1,711,596 (or $0.06 per share) during the year ended December 31, 1995, as compared to a net loss of $1,153,191 (or $0.05 per share) during the year ended December 31, 1994. See "Liquidity and Capital Resources."

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically financed its operations principally through the private placement of equity and debt securities. From January 1, 1995 through June 30, 1997, the Company had raised gross proceeds of $11,345,000 through such private placements. Subsequent to June 30, 1997, the Company has obtained approximately $2,360,000 in loan financing, including $2,000,000 from affiliates. The Company continues to require such financing in order to remain in business.

    The Company is in the process of developing microprocessor products for commercialization and currently does not have any marketable products. Since inception, the Company has generated nominal revenues from licensing agreements and providing consulting services.

    During the years ended December 31, 1996 and 1995, the Company used an aggregate of $6,139,057 of cash from operating activities, which primarily was the result of losses of $7,134,779 and $1,711,596, in each respective year.

    Cash and cash equivalents were $44,308 as of June 30, 1997, as compared to $7,727,248 as of June 30, 1996. This decrease was primarily attributable to the use of cash in operations and the purchase of marketable securities.
Investments in marketable securities were $533,437, as of June 30, 1997, as compared to none, as of June 30, 1996. This increase was due to the purchase of marketable securities by the Company.

    As of June 30, 1997, the Company had short-term borrowings in the aggregate amount of $320,000, an increase from none as of June 30, 1996. The increase was attributable to the Company's obtaining of a bridge loan during the second quarter of 1997 following the expenditure of the proceeds of prior equity financings.

    The Company used approximately $5,129,555 and $168,662 of net cash from investing activities during the years ended December 31, 1996 and 1995, respectively. Cash outflows from investing activities during these years resulted from the net purchase of certain marketable securities, the purchase of furniture and equipment and expenditures related to the processing of applications for patents. Further, the Company received net cash from investing activities during the six (6) months ended June 30, 1997 of $3,915,047, primarily from the sale of marketable securities.

    Subsequent to June 30, 1997 through the date of this Prospectus, the Company's cash flows needs have been met from loans of $2,000,000 from an affiliate of certain of the Company's principal stockholders and an additional $360,000 from certain non-affiliates. The Company intends to repay the obligations owing to such non-affiliates from the proceeds of this Offering. See "Use of Proceeds."

    The Company's auditors have included an explanatory paragraph in their Report of Independent Certified Public Accountants to the effect that recoverability of a major portion of the Company's recorded asset amounts shown in the Company's financial statements is dependent upon continued operations of the Company, which in turn, is dependent upon the Company's ability to continue to meet its financing requirements and to succeed in its future operations. See "Financial Statements."

    Management believes that, based on the Company's current business plan, the net proceeds of this Offering should be sufficient to provide operating capital for a period of approximately eighteen (18) months following the date of this Prospectus. However, there can be no assurance that changes in the Company's research and development plans or other changes affecting the Company's operating expenses and business strategy will not result in the expenditure of such resources before such time or that the Company will be able to generate revenues prior to such date, or at all, or that the Company will not require additional financing at or prior to such time in order to continue operations and product development. There can be no assurance that additional capital will be available on terms favorable to the Company, if at all. To the extent that additional capital is raised through the sale of additional equity or convertible debt securities, the issuance of such securities could result in additional dilution to the Company's stockholders. Moreover, the Company's cash requirements may vary materially from those now planned because of results of research and development, product testing, relationships with manufacturers, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the level of working capital required to sustain the Company's planned growth, litigation, operating results, including the extent and duration of operating losses, and other factors. In the event that the Company experiences the need for additional capital, and is not able to generate capital from financing sources or from future operations, management may be required to modify, suspend or discontinue the business plan of the Company. See "Risk Factors."

                                       BUSINESS

GENERAL

    The Company designs and develops x86-compatible microprocessors and related components and designs. A microprocessor is an integrated circuit consisting of millions of transistors which executes instructions to perform logical and mathematical operations in electronic devices. Microprocessors serve as the central processing unit or management/control unit of personal computers ("PCs") and other electronic devices utilizing microprocessors (collectively, "microprocessor-based devices"). The microprocessor is responsible for controlling data flowing through the PC or microprocessor-based device, manipulating such data as specified by the related operating software, and coordinating all hardware functions within the system. The demand for higher performance PCs and microprocessor-based devices has driven advances in circuit design and large scale integration process technology. Improvements in the performance of microprocessors, coupled with decreases in costs resulting from advances in design and process technology, have substantially broadened the market and increased the demand for PCs, microprocessor-based devices and microprocessors.

    The Company's operating strategy seeks to take advantage of a number of emerging trends in the PC and microprocessor-based device industries, including:
(i) a focus on the fast growing high performance segments of the PC and custom core microprocessor markets, (ii) maintaining compatibility with widely accepted x86 based software standards, (iii) accessing advanced manufacturing capabilities available by contracting with third-party manufacturers, (iv) providing hardware compatibility to allow for universal product application, and
(v) utilizing advanced automated design technologies to lower the cost of design and accelerate the time to market for future versions of its products and products of its customers.

    The Company's marketing strategy is targeted to the high performance segments of the microprocessor industries. The Company has focused its marketing strategy on four (4) segments of the market: (i) standard products which may serve as replacement upgrade microprocessors for installed PCs which are based on socket-7 pin compatible Pentium-TM- microprocessors (standard products for microprocessor retrofitting), (ii) customized versions of standard microprocessors designed for original equipment manufacturers ("OEMs") who desire to integrate x86 compatible custom microprocessors with their technologies (custom core products), (iii) programmable logic features for the design or manufacture of custom products (design elements), and (iv) the technological expertise and capability of the Company's design team for OEMs to utilize in integrating the Company's custom core products and design elements into the OEMs' customized technologies (design services).

HISTORY OF THE COMPANY

    Since the mid-1980's, the Company has been developing and designing microprocessors for PCs. The pace of technological advancements in PC and microprocessor technologies during this period has required the Company to continuously upgrade the Company's microprocessor designs in seeking to develop a commercially competitive microprocessor concurrently with these advancements.

    The Company's first microprocessor, the Meta 3230, implemented high-level computer languages, such as Fortran, C and Smalltalk, on PCs. The Company sold over 200 computer boards containing this chip to the aerospace and defense industries, but did not penetrate the general PC market because the Meta 3230 did not keep pace with the rapid technology change associated with such market.


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

    In 1989 and 1990, the Company developed the Meta 3240 as a Smalltalk processor for Apple Computer systems. Smalltalk is an object-oriented computer language that became popular in the mid 1980's, and was used in many different system environments. The Company completed a development contract with NCR to demonstrate the use of this technology in its product line. However, a distinct market for Smalltalk execution processors did not mature before advances in technologies developed beyond the design of the Meta 3240.

    By 1993, the Company had designed and developed prototype chips (i.e. silicon encapsulated microprocessors) of the Meta 3250, which were produced by SGS-Thomson, and the Meta 3250 A&B, that were produced by Texas Instruments. The design of the Meta 3250 forms the foundation for the Company's current design of the Meta 6000.

    Since April, 1995, the Company has been developing the Company's microprocessor designs in conjunction with technical assistance from SGS-Thomson Microelectronics, Inc., an international semiconductor manufacturer (the "Manufacturer") to develop and manufacture chips for the Company based on the Company's microprocessor technology design. See "Business - Licensing and Production Agreement."

    The Company expended approximately $275,000, $666,000 and $3,885,000, respectively, during the fiscal years ended December 31, 1994, 1995 and 1996, and $2,782,000 during the six (6) months ended June 30, 1997, on research and development of the various iterations of the Company's microprocessor designs.

    The Company intends to use the proceeds of this Offering to continue to pursue the development of a prototype for the Meta 6000, and thereafter, a finished marketable standard Meta 6000 chip. The Company also is devoting its efforts toward the completion of the development of the Meta 6000 in order to initiate revenues from the marketing of custom core products based on the design of the Meta 6000 and a library of individual design elements. See "Use of Proceeds."

INDUSTRY BACKGROUND

    During the last decade, the PC industry has grown rapidly as technological advances and increased functionality, combined with lower prices, have made PCs valuable and affordable for business and personal use. The number of PCs sold annually has grown from approximately 200,000 units in 1982 to approximately 100 million units in 1996. PCs comprise the largest segment of the computer industry, with the largest portion of that segment being the x86/Pentium-TM- equivalent market. The installed hardware base utilizing Pentium-TM- equivalent systems is estimated to exceed 100 million units worldwide.

    This large installed base of PCs, together with the popularity of Microsoft's MS-DOS and Windows operating systems, have resulted in the creation of a standard environment for PC hardware, software and peripherals. Hardware manufacturers and software developers are now able to introduce and sell products based on a set of common specifications or "industry standards" for the PC market. The proliferation of software written for PCs has served to reinforce and support these industry standards.

    The first PC, introduced by IBM in 1981, used an 8088 microprocessor designed by Intel. Intel subsequently developed and shipped newer generations of microprocessors, including the 286 in 1984, the 386 in 1986, the 486 in 1989, and the Pentium-TM- in 1993. These microprocessors, and microprocessors developed by other companies that run the same instruction set and software, are commonly referred to as x86 microprocessors. Improvements in semiconductor manufacturing technology have led to continuous increases in the operating speed of computers ("clock rates," which are measured in megahertz, abbreviated as "MHz"). These improvements have further increased the performance and functionality of each x86 product family, while maintaining complete hardware, software and peripheral compatibility for commodity PC systems.

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

    Through a series of licensing and product agreements, Intel encouraged others to manufacture its earliest x86 microprocessors (8088, 8086 and 286), thereby accelerating acceptance of this architecture in the marketplace. Intel did not, however, establish alternative suppliers for the 386 or subsequent generations of its microprocessors. For five years, Intel was the sole supplier of 386 microprocessors, and for three years, Intel was the sole supplier of 486 microprocessors. This situation created an interest from PC manufacturers for alternative microprocessor suppliers to provide price competition and assure availability.

    In its original x86 design, Intel's microprocessor designers chose an architectural approach that required a large number of instruction sets and complex hardware to perform its internal operations. This approach, referred to as "complex instruction set computing" ("CISC"), has been used by Intel in each subsequent generation of its x86 microprocessors. The x86 instruction set consists of a large number of instructions of uneven length, which consequently requires more than one clock cycle to execute.

    In an effort to achieve higher performance microprocessors, workstation designers developed an architectural approach that required a smaller number of simplified instructions to perform their internal operations. This approach, referred to as "reduced instruction set computing" ("RISC"), reduced both the number of types and complexity of instructions in order to execute at the rate of one instruction per clock cycle.

    A significant barrier to entry into the PC microprocessor market is the need for a microprocessor to run a wide range of PC software applications without sacrificing performance. This has led to only a few manufacturers' attempting to challenge Intel's dominance of the x86 microprocessor market by introducing products that are compatible with x86 software. Since 1991, AMD, Cyrix, IBM and others have introduced 386, 486 and more recently, Pentium-TM-class microprocessors. In recent years, the non-Intel x86 microprocessors have achieved significant market acceptance, particularly in segments of the PC market where they provide price, performance and availability advantages. However, due to the significant design challenges and high costs associated with developing microprocessors, to date, competitors have been unable to introduce leading edge products on the same schedule as Intel.

    Intel's response to this increased competition has been to continue to introduce new microprocessors with even higher performance, including the Pentium-Pro-TM- with MMX-TM- (multimedia extensions) technology in 1997 and more recently, the Pentium II-TM- processors, which require a complete redesign of the computer motherboards to accommodate a new Slot-1 cartridge, as opposed to the previous socket-7 cartridge. Intel also has employed a pricing strategy of making frequent and significant price reductions to stimulate market demand and encourage the migration of OEMs and end users to their latest generation of microprocessors. Intel's new microprocessors have achieved rapid market growth because end-users of PCs continue to demand those products with the highest performance.

    The establishment of hardware and software standards and the emergence of numerous PC suppliers have caused the PC industry to be extremely competitive, with short product lifecycles, limited product differentiation and substantial price competition. To compete more effectively, many PC suppliers have evolved from fully integrated manufacturers of proprietary system designs to resale vendors focused on building brand recognition and distribution capabilities. Many of these suppliers now rely on third-party manufacturers for the major subsystems of their PCs to incorporate the latest features and performance at low prices. Increasingly, these suppliers are also selling PC systems through alternative distribution channels. Historically, these resale suppliers have had periods of difficulty in obtaining adequate supplies of the highest performance microprocessors. Consequently, they also represent a significant source of demand for alternatives to Intel products.


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

PRODUCTS

    META 6000. The Meta 6000 is a microprocessor in the course of being developed based on the Company's proprietary microarchitecture. The Meta 6000 employs a superscalar structure to enhance performance and is based on RISC performance principles to implement standard x86 instruction sets. This advanced superscaler architecture is being designed to execute x86 programs at higher clock rates. The superscalar structure of the Company's microprocessor design includes the following features:

         SUPERSCALER EXECUTION. Superscalar execution is a method by which the microprocessor executes multiple instructions in parallel using independent execution units. This technique allows microprocessors to operate faster than the early RISC objective of one cycle per instruction.

         BRANCH PREDICTION. Branch prediction is a method by which a processor may continue to fetch instructions from the most likely execution path without having to wait for the completion of other pending instructions.

         SPECULATIVE EXECUTION. Speculative execution is an advanced capability by which instructions fetched using branch prediction are executed by the microprocessor before it is known whether the selected execution path of a program will use those instructions, thereby increasing performance. A necessary companion capability is called backout, which enables the microprocessor to undo instruction executions if the branch prediction was incorrect.

         REGISTER RENAMING. Register renaming is an advanced technique whereby the microprocessor physically implements more general purpose registers than are specified in the x86 instruction set. These additional registers are then used to relieve register usage bottlenecks which develop in program code, thereby increasing performance.

         OUT-OF-ORDER EXECUTION. Out-of-order execution is a technique that allows instructions to be executed in an order different from that specified by the program in order to increase performance. The basic technique is to allow instructions to execute as soon as the operands (i.e. data values) for the instruction are available. In this way, an instruction that comes later in a program instruction stream, but whose operands are ready, can execute without waiting for an instruction that came earlier in the instruction stream, but whose operands are not yet available.

         DATA FORWARDING. Data forwarding is a technique whereby the results of one instruction are made available as the inputs of other instructions without waiting for registers or memory locations to be updated and read back, which is the case when this technique is not used.

    Microprocessors are connected to the PC motherboard through metal pins. A microprocessor is designed to have a certain "pinout," or specification of number, orientation, and definition of specific pin functions. PC motherboards are then designed to be able to accept the pinout of a microprocessor. Microprocessors that have identical pinouts are said to be "pin-compatible" because they can fit into the same slot on a motherboard.

    The Meta 6000 chip is being designed to provide at least comparable performance, in certain material respects, to similarly configured systems based on Intel's current Pentium-TM- design utilizing: (i) socket-7, zero insertion force ("socket-7") connectors to maintain pin-to-pin hardware compatibility with an existing large installed hardware base of approximately 100 million PCs, and (ii) the industry standard x86 instruction sets to maintain compatibility with an existing large installed base of software and peripherals which have been developed for the PC. Further, the Company is developing the Meta 6000 chip to perform at clock rates comparable to Intel's recently introduced Pentium II-TM- chip, as opposed to the lower clock rates of the

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

previously introduced Pentium-TM- chip, and to provide on-chip multimedia execution capabilities ("MMX"), such as sound, graphics and voice compression, compatible with Intel MMX-TM- architecture at the higher clock rate.

    Intel's Pentium II-TM- has been designed to utilize a slot-1 cartridge connector which requires the use of replacement motherboards with compatible connector slots for hardware compatibility. This design modification differs from the socket-7 connector utilized with the Pentium-TM-. The Company's current objective is to design the Meta 6000 as a retrofitting or replacement chip with socket-7 connectors, which performs at higher clock speeds than Intel's prior generation Pentium-TM-, to owners of PCs who may desire to upgrade their PCs by purchasing a replacement chip rather than an entire replacement motherboard with a Pentium II-TM- chip or a new computer.

    The Company estimates there are over 100 million socket-7 PCs in use today. With the initiation of the slot-1 cartridge in Intel's newly introduced Pentium II-TM- systems, which have higher performance levels than the Pentium-TM- systems, the Company believes that a market may develop in socket-7 pin compatible replacement microprocessors with performance levels comparable to Pentium II-TM- microprocessors. However, there can be no assurances that such a market will ever develop.

    The Company has produced a tape-out of a test chip (i.e. a silicon chip containing key elements of the microprocessor's design, but not a complete or final production chip) for the Meta 6000 developed for manufacture with a 0.35 micron CMOS wafer fabrication process, and continues to work to develop a tape-out of the complete Meta 6000 design using the emerging industry standard
0.25 micron CMOS wafer fabrication process. A "tape-out" is the delivery to a proposed manufacturer of a design of the microprocessor which has been validated by industry standard design tools, and which thereafter may be integrated into a silicon prototype or production chip. In order to develop a marketable chip, the Company will need to develop a manufacturing prototype of the Meta 6000, the performance of which must be certified by independent industry testing organizations (i.e. XXCAL) and existing manufacturers to demonstrate software and hardware compatibility with existing broad-based distributed PC products. The Company intends to use a significant portion of the proceeds of this Offering to continue the development of the Meta 6000.

    The Company's Meta 6000 is anticipated to be manufactured by the Manufacturer under a long-term agreement signed in April, 1995, using the Manufacturer's 0.25 micron CMOS, 6-layer metal, 8" wafer fabrication process and advanced package technologies. The Company believes its strategy of using outside manufacturers will allow it to minimize its capital requirements while focusing on design expertise. The Company also intends to explore strategic relationships with other semiconductor manufacturers who possess state-of-the-art production facilities and process technologies.

    In future implementations of the Meta 6000, the Company intends to increase operating frequency and reduce the die size of its processor. Additionally, future implementations of the Company's microprocessors are being targeted to include an ultra-high performance chip that supports the industry's leading programming and applications paradigms, such as Java, which are currently used on the Internet. However, there can be no assurances that the Company will be able to develop and market more advanced designs of the Company's microprocessors.

    CORE MICROPROCESSORS. The Company intends to reuse portions of the proprietary core architecture of the Meta 6000 for custom designed microprocessors which are integrated with proprietary designs and technologies of other customers. Management believes that this core may be integrated with components of larger computerized systems, on a customized basis, in order to assist other manufacturers to develop high quality, cost competitive products in their market segments.


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

    The Company intends to offer its technology and design services, together with the expertise of the Company's engineers, to assist in product development, and further, to create and service a market for custom microprocessors based on the Company's x86 compatible core design. See "Products - Design and Engineering Support of the Sale Process."

    The Company believes that significant market opportunities exist for suppliers other than Intel that can provide high performance core processors with x86 software compatibility to support the installed base of software for PCs, particularly if such suppliers can provide products that enable a competitive advantage in cost or time to market for manufacturers in their market segments.

    LIBRARY COMPONENTS. The Company has developed a proprietary library of individual circuits and cells containing groups of these circuits, which individually constitute marketable design elements for applications within other technologies. The Company believes that these library components may be utilized by other manufacturers as components of their own proprietary technologies.

    The Company's library consists of approximately 200 proprietary individual circuits, including iterations of each component for different applications within given circuits. These circuits include adders, buffers, flip-flops, inverters, latches and other proprietary macrocells based on the integration of these circuits into larger components.

    The Company has initially targeted manufacturers of programmable logic, digital signal processors and high performance graphic accelerators as potential markets for the application of the Company's proprietary library components.
The Company's library components are currently available for application in 0.35 micron processes, and the Company continues to develop these library components for application in the newer 0.25 micron processes. Most of these target manufacturers do not yet have complete 0.35 micron libraries, and even fewer have 0.25 micron libraries.

    Management believes that the market for high performance component libraries is growing and will continue to grow rapidly. The continuing shortage of integrated circuit designers and the rapid, world-wide growth in new foundry capacity has created a substantial market for high performance component libraries. The Company expects to expand its component library by incorporating custom circuits developed under contract with customers utilizing its microprocessor core products. In addition, as library components are upgraded to newer, smaller fabrication processes, the next generation library will be established. Management believes that this strategy will enable the Company to provide technology upgrades to customers as their needs dictate.

    DESIGN AND ENGINEERING SUPPORT OF THE SALES PROCESS. During the course of the development of the Company's microprocessor technologies, the Company assembled a staff of approximately 40 engineers, including 28 engineers with advanced graduate degrees (including 7 PhDs), who have technological expertise in the design of microprocessors and related technologies. This organization has created a resource from which to market the design and development service capabilities of the Company to manufacturers on an independent contractor basis. The Company also has accumulated a sophisticated design system consisting of both proprietary industry standard and computer-aided engineering tools to facilitate product design, simulations and compatibility testing. The Company intends to utilize the experience and skills of its engineering staff and its software tools and processes to design and develop high-performance, cost-effective designs for other manufacturers.

    The Company also intends to offer these design and development services in conjunction with the marketing of its core microprocessors and design elements, which require integration into other systems. This market plan is intended to create additional markets for the Company's products by engineering the integration of the Company's proprietary technologies as a component of products or processes of other manufacturers.

BUSINESS STRATEGY

    The Company's operating strategy seeks to take advantage of a number of emerging trends in the PC and microprocessor-based device industries, including:
(i) a focus on the fast growing high performance segments of the PC and custom core microprocessor markets, (ii) maintaining compatibility with widely accepted x86 based software standards, (iii) accessing the most advanced manufacturing capabilities available by contracting with third-party manufacturers, (iv) providing complete hardware compatibility to allow for universal product application, and (v) utilizing advanced automated design technologies to lower the cost of design and accelerate the time to market for future versions of its products and products of its customers.

    DEVELOP PRODUCTS FOR THE HIGH PERFORMANCE SEGMENT OF THE PC MARKET. The Company is developing advanced x86 processors, which are not currently available to market, for the high performance segments of the PC and custom core markets. These segments of the market have grown rapidly as more advanced software applications are introduced by others and end-users continue to demand increasingly faster systems. In late 1996, microprocessors with on-chip, multimedia instruction execution capabilities were introduced by others. The Company expects the continuing introduction of software applications by others that will optimize the features of the multimedia-enabled chips. As these introductions occur the demand for high performance multimedia enabled devices is expected to increase.

    MAINTAIN COMPATIBILITY WITH PC INDUSTRY STANDARDS. The Company's intends to develop processors that are compatible with existing PC industry standards. The Company's proprietary microarchitecture is being designed to maintain compatibility with PC software, hardware and peripherals. The Meta 6000 custom core and selected design elements are being developed to be hardware compatible with existing PC standards, such as socket-7 connectors.

    ESTABLISH STRATEGIC MANUFACTURING RELATIONSHIPS. The Company has established a strategic relationship with the Manufacturer, which possesses state-of-the-art production facilities and process technologies. The Company believes this strategy allows it to minimize its capital requirements while focusing on its design expertise. The Company intends to negotiate with additional manufacturers to obtain multiple sources for its processors and related system products.

    DEVELOP FUTURE PRODUCTS UTILIZING ADVANCED AUTOMATED DESIGN TECHNOLOGIES. The Company is currently developing and plans to introduce future generations of x86 processors. The Company has developed a sophisticated design database and software engineering process which it believes will enable it to develop higher performance, lower power consumption versions of the Meta 6000, as well as future generations of microprocessors. The core architecture of the Meta 6000 enables the Company's engineers to develop and enhance elements of the processor individually. The Company believes that the modular nature of its microprocessor architecture will result in lower cost of design and accelerated time to market for future versions of its products, such as the custom core and derivative design elements, due to the reusability of its modular components.


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

LICENSING AND PRODUCTION AGREEMENT

    In April, 1995, the Company entered into a License and Production Agreement (the "Production Agreement") with the Manufacturer, which provides for the development by the Company, together with the Manufacturer, of the Meta 6000 and certain related technologies. The Manufacturer has cross-licensed United States patent portfolios with Intel, thereby providing legal protection for the Company to develop, manufacture and distribute x86 compatible microprocessors. The Company granted to the Manufacturer a perpetual, exclusive worldwide license to make, use or sell the Meta 6000 chips and a perpetual, nonexclusive worldwide license to make, use or sell the Meta 3250 and 3280 chips. The Manufacturer has agreed to pay certain royalties to the Company from sales (net of taxes, returns, insurance and freight) of chips and other related products and has granted back to the Company certain rights to manufacture and sell chips under the Company's own brand name. No assurance can be given that even if one or more of the Company's chips is developed to the point of being ready for manufacture and sale that the Manufacturer will be both willing and able to exploit such chips in the market. Pursuant to the Production Agreement, the Manufacturer has agreed to provide to the Company: (i) development funding in the amount of up to $2.5 million based on and subject to the timely achievement of certain development objectives for the related technology, (ii) technical assistance from personnel employed by the Manufacturer, and (iii) the use of certain specialized capital equipment and software owned by the Manufacturer (up to a total cost of $1.5 million), all for the development of certain of the Company's microprocessors. In addition, at various stages in the development process of the Meta 6000, and subject to the achievement of certain milestones in the Production Agreement, the Manufacturer has agreed to provide prototyping for the Meta 6000 (i.e. design rules, manufacturing assistance and prototype silicon wafers) to the Company. No assurance can be given that the Company will achieve the particular milestones entitling it to such wafers, or that the receipt thereof will result in completing the Meta 6000 or generating revenue or result in profitability to the Company. See "Use of Proceeds."

    Under the Production Agreement, the Manufacturer has granted back to the Company a license to make, use or sell the Meta 6000, subject to the Company's performance of certain milestones under the Production Agreement. Such right does not permit the Company to sublicense or to contract with other foundries to manufacture the Meta 6000, except under certain limited circumstances. Thus, to the extent that the Company wishes to sell the Meta 6000, the Company will effectively depend on the timely and adequate production of Meta 6000 chips by the Manufacturer for inventory, on terms to be negotiated between the Company and the Manufacturer. The Production Agreement provides that if the Manufacturer is unable or unwilling to provide the Company with adequate amounts of Meta 6000 chips, the Manufacturer has agreed to permit, under certain conditions, the Company to contract with other manufacturers to produce Meta 6000 chips bearing the Company's own brand name, but will not permit the Company to license other manufacturers to produce Meta 6000 chips under such other manufacturers' own name. No assurance can be given that the Company will be able to contract with other manufacturers to manufacture chips and to market such chips under such circumstances. As a consequence, the sale by the Company of Meta 6000 chips manufactured by other manufacturers, except as a result of the Manufacturer's being unwilling or unable to provide adequate inventory will reduce the Company's right to receive royalties on sales of such products by the Manufacturer, on a unit for unit basis.

    The Production Agreement provides that the Company must meet certain progress milestones in the development of the Meta 6000 and related technology. Further, the payment of development funding is to be made in installments, with each installment contingent upon the satisfaction by the Company of a particular milestone. If the Company is in default of the timely achievement of a milestone and such default is not cured within thirty days thereafter, even if such failure is not the fault of the Company, the Manufacturer will have the right to terminate the Production Agreement. In this circumstance, the Company will lose all its rights to use any of the technology provided by the Manufacturer to continue development of the Meta 6000. However, the Manufacturer will retain the right to use technology developed by the Company, which the Manufacturer may use to continue development on products which may directly compete with any products which may eventually be developed by the Company alone. In addition, the Company will have no further right to the


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

receipt of additional development funding or technical support from the Manufacturer with respect to the development of its technology. No assurance can be given that the Company will comply with the schedule of milestones in a timely manner, or that if it does, that the Production Agreement will result in the generation of revenues to the Company. As of the date of this Prospectus, the Company has received $1,050,000 from the Manufacturer. Certain of the milestone objectives must be met by time-specific deadlines, and other milestone objectives must be met by certain achievement-specific deadlines. The achievement-specific milestones include the delivery of various stages of chip design and related technology to the Manufacturer. The Company has met certain of these milestones, but still must meet certain time-specific deadlines. There can be no assurance that the Company will meet all of the milestones in a timely manner, or at all, or develop any product to the point of being ready for manufacture and sale.

SALES, MARKETING AND DISTRIBUTION

    The Company's primary marketing and sales objective is to achieve sales revenue by developing a diversified customer base for its technology by customizing its x86 core processor for various applications and offering the library of design elements derived from the development of the Meta 6000, and marketing a Meta 6000 chip as a retrofit to PCs utilizing Pentium-TM- chips with socket-7 connectors.

    Because the Company does not currently have a marketable microprocessor, the Company has targeted its initial marketing efforts on selling its existing library of design elements to various technology vendors in order to gain market penetration and name recognition for the Company.

    The Company will require substantial efforts and the expenditure of significant funds to establish market acceptance and name recognition of the Company and its proposed products and technologies in the high technology industry and among end users, OEMs and value added resellers. The Company intends to use a portion of the proceeds of this Offering to continue development of its marketing program relating to the Company's proposed products.

    The Company does not currently contemplate that it will directly have the ability to manufacture any of its products for the foreseeable future, but instead intends to commercialize its products and their related technology through direct licensing arrangements with third party manufacturers. However, the Company may, if the opportunity arises, enter into joint ventures or strategic alliances with other parties engaged in the marketing or manufacture of computer systems or computer components. The Company believes that this strategy will allow it to avoid many of the significant capital costs ordinarily associated with the manufacturing of computer products.

    The Company's target markets for its products range from owners of existing PCs that are suitable for upgrade to large companies that may integrate the Company's proprietary designs into their specific product applications. The PC and PC products marketplace is characterized by a very high degree of standardization, allowing an equally high degree of compatibility of sub-assembly products within different PC applications. The Company's goal is to create such compatible microprocessor designs to provide custom solutions for various x86 market segments.

    Presently, the Company's management and a marketing consultant serve as interfaces with potential customers, pursuing discussions of product orders and various strategic relationships. However, as the Company furthers development of the Meta 6000 and its related technologies, the Company intends to develop a larger sales organization.


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

    The Company intends to use a portion of the proceeds of this Offering to hire a director of sales, a field applications engineer and two additional sales personnel. This initial sales organization will be responsible for identifying, evaluating and engaging sales representative organizations throughout strategic metropolitan areas of the United States. The primary function of the Company's representatives will be to sell products to a specific industry or market. The representatives selected by the Company will need to be well-versed in their market and the territory they will be covering, know the individual employees of the customer and be aware of the requirements for selling to that specific organization. The Company intends to expand this sales organization by establishing regional sales offices and franchised distributors, as the volume of sales of products may justify. See "Use of Proceeds."

    The Company intends to establish additional marketing and sales programs to generate sales of its standard chips, microprocessor core products and design elements, as they are developed. The Company intends to establish a network of independent sales representatives to reach large volume purchasers and a larger direct sales organization to target OEM accounts.

COMPETITION

    The market for the Company's proposed products is extremely competitive. The Company directly and indirectly competes with other businesses, including businesses in the computer microprocessor industry. In many cases, these competitors are substantially larger and more firmly established than the Company. In addition, many of such competitors have greater marketing and development budgets and substantially greater capital resources than the Company. Accordingly, there can be no assurance that the Company will be able to achieve and maintain a competitive position in the Company's industry. Further, in order to compete effectively in the market for high performance x86 microprocessors and related technology, the Company must develop and introduce on a timely basis competitive products that embody new technology, meet evolving industry standards, and achieve competitive levels of performance at prices acceptable to the market. In particular, the market for microprocessor products has been and continues to be characterized by intense and increasing price competition, even for the most advanced microprocessor products. Intel has increasingly made more frequent and more significant price reductions to stimulate market demand for its Pentium-TM-processors and encourage migration of OEMs and end users to its latest generation of processors.

    The Company's competitors in the market for x86 microprocessors include Intel, Advanced Micro Devices, Inc. ("AMD"), and National Semiconductor (which recently acquired Cyrix) and others with substantially greater resources in technology, finance, manufacturing, sales, marketing, distribution, customer service and support, as well as greater experience and name recognition, than the Company. Intel, in particular, has long had a dominant position in the market for microprocessors used in PCs. Intel's dominant market position has, to date, allowed it to set standards and thus dictate the type of product the market requires of Intel's competitors. The Company believes that the Meta 6000 will need to be competitive primarily with Intel Pentium-TM- microprocessors. It is expected that Intel will introduce faster versions of the Pentium-TM- and that other companies will continue to develop competitive technologies. Intel has announced the architecture and technology of its next generation processor. AMD has announced that it has begun the shipment of its sixth generation product and Cyrix has announced it intends to begin shipping its new microprocessor product. The Company expects substantial direct competition, both from existing competitors and from new market entrants.

    Further, larger and more established competitors may seek to impede the Company's ability to establish a market share for any products which may be developed by the Company through competitive pricing activities. Also, prospective customers for the Company's products may be reluctant to disrupt relationships with well-established distributors of products which may be comparable in quality or pricing to any of the Company's products.

    Further, the Company's competitors spend substantial sums on research and development, manufacturing facilities, and intensive advertising campaigns designed to engender brand loyalty among PC end-users in order to maintain their respective market positions. The Company does not have comparable resources with which to invest in research and development and advertising and is at a competitive disadvantage with respect to its ability to develop products. The Company may also encounter difficulties in customer acceptance because it is likely to be perceived as a new processor supplier whose identity is not yet well known and whose reputation and commercial longevity are not yet established. Substantial marketing and promotional costs, possibly in excess of what the Company can afford, may be required to overcome barriers to customer acceptance. There can be no assurance that the Company will be able to overcome such barriers. The failure to gain customer acceptance of the Meta 6000 and related technology would have a material adverse effect on the Company. So long as Intel remains in this dominant position, its product introduction schedule and product pricing will materially, and at times adversely, affect the Company's business and financial condition.

PATENTS AND TRADEMARKS

    The Company regards its technological processes and product designs as proprietary and seeks to protect its rights in them through a combination of patents, internal procedures and non-disclosure agreements. The Company also utilizes licenses from third parties for processes and designs used by the Company which are proprietary to other parties. The Company believes that its success will depend in part on the protection of its proprietary information and patents, and the licenses of technologies from third parties.

    The Company has been issued a United States patent (No. 5,574,927) which relates to the proprietary microarchitecture for the Company's core microprocessor technology.

    There can be no assurances as to the range or degree of protection any patent or registration which may be owned or licensed by the Company will afford, that such patents or registrations will provide any competitive advantages for the Company, or that others will not obtain patents or registrations similar to any patents or registrations owned or licensed by the Company. There can be no assurances that any patents or registrations owned or licensed by the Company will not be challenged by third parties, invalidated, rendered unenforceable or designed around, or that the Company's competitors will not independently develop technologies which are substantially equivalent or superior to the technologies owned or licensed by the Company and which do not infringe patents or proprietary rights of the Company. Further, there can be no assurances that any pending patent or registration applications or future applications will result in the issuance of a patent or registration. There can be no assurances that the Company or any licensor to the Company will be successful in protecting its proprietary rights. No assurances can be given that the technology owned or licensed by the Company will not infringe on patents or proprietary rights of others, or that the Company can obtain or renew licenses to use such proprietary rights, if necessary.

    To the extent that the Company relies upon trade secrets and unpatented know-how, and the development of new products and improvements of existing products in establishing and maintaining a competitive advantage in the market for the Company's products and services, there can be no assurances that such proprietary technology will remain a trade secret or be available to the Company, or that others will not develop substantially equivalent or superior technologies to compete with the Company's products and services.

    Any asserted claims or litigation to determine the validity of any third party infringement claims could result in significant expense to the Company or any licensor of such technology and divert the efforts of the Company's technical and management personnel, whether or not such litigation is resolved in favor of the Company or any such licensor. In the event of an adverse result in any such litigation, the Company or any such licensor could be required to expend significant time and resources to develop non-infringing technology or to obtain licenses to the disputed technology from third parties. There can be no assurances that the

Company or any such licensor would be successful in such development or that any such licenses would be available to the Company on commercially reasonably terms, if at all.

EMPLOYEES

    As of September 30, 1997, the Company had approximately 50 full-time employees, including 33 employees in the Company's Texas design center and 17 in the Company's California corporate offices. These employees include technical, administrative and clerical personnel. The Company also has engaged 17 consultants to perform services as independent contractors related to the Company's business operations. The Company intends to hire additional personnel as the development of the Company's business makes such action appropriate. The loss of the services of such key employees as George W. Smith and Lee W. Hoevel could have a material adverse effect on the Company's business. Since there is intense competition for qualified personnel knowledgeable of the Company's industry, no assurances can be given that the Company will be successful in retaining and recruiting needed personnel. See "Management - Key Person Insurance Policies."

    The Company's employees are not represented by a labor union or covered by a collective bargaining agreement, and the Company believes it has good relations with its employees. The Company provides its employees with certain benefits, including health insurance.

PROPERTIES

    The Company leases an approximately 7,955 square foot facility located at 100 North Sepulveda Boulevard, Suite 601, El Segundo, California from an unaffiliated third party. This facility serves as the Company's executive headquarters and as a research and development facility. The Company pays $8,353 per month on a lease which expires in May, 2001. The Company also currently leases an approximately 8,205 square foot facility located at 7718 Woodhollow Drive, Suite 1150, Austin, Texas from an unaffiliated third party. This facility serves as a research and development facility. The Company pays $9,723 per month on this lease which expires in February, 1999.

LITIGATION

    The Company knows of no material legal actions, pending or threatened, or judgments entered against the Company or any officer or director of the Company in his capacity as such.

                                      MANAGEMENT

    The Company's Restated Certificate of Incorporation provides that at the first annual meeting of the Company's stockholders after the authorized number of directors is six (6) or more, the Board of Directors shall be divided into three (3) classes with staggered terms, Class I, Class II and Class III. As the Company's Bylaws provide that the authorized number of directors shall be not less than three (3) members and not more than eleven (11) members, the Board of Directors has been divided into the three (3) classes.

    The Company currently has seven (7) directors who serve staggered terms, as follows: (i) CLASS I - two (2) directors serve for one-year terms; (ii) CLASS II
- two (2) directors serve for two-year terms; and (iii) CLASS III - three (3) directors serve for three-year terms, or, in each case, until a successor has been duly elected and qualified.

    The Board of Directors met five (5) times during the year ended December 31, 1996. All directors standing for reelection attended 100% of the meetings of the Board, except for Frank LaChapelle and Masahiro Tsuchiya, who attended three (3) and four (4) meetings, respectively.

    Officers serve at the discretion of the Board of Directors. There are no family relationships among any of the Company's directors and executive officers.

    NAME                                   POSITION                       AGE
    ----                                   --------                       ---

    CLASS I (ONE-YEAR TERM)

    George W. Smith             Director, Chief Executive Officer         58
                                and Chief Financial Officer (acting)

    Sigmund Hartmann                        Director                      68

    CLASS II (TWO-YEAR TERM)

    Frank LaChapelle                        Director                      55

    Philip Neches                           Director                      45

    CLASS III (THREE-YEAR TERM)

    Martin S. Albert            Chairman of the Board of Directors        64

    Lee W. Hoevel               Director, President and Secretary         47

    Masahiro Tsuchiya                       Director                      47

    GEORGE W. SMITH, Director and Chief Executive Officer, has served the Company in these offices since election by the shareholders in December, 1988. He has served as the Company's acting Chief Financial Officer since April 3, 1997. Prior to December, 1988, he founded the entity which entered into a reorganization agreement with the Company on December 31, 1988, and served as its President and Chief Executive Officer and Director from its inception in December 1985 until December 31, 1988. From October, 1967 to August, 1985, he was employed by the Aerospace Corporation, where his positions included Principal Director for DOD Space Shuttle Operations and Systems Director for Development and Operations of several classified Air Force programs. While employed by the Aerospace Corporation, he managed programs with budgets exceeding $300 million. He has an extensive background in managing the design, development and manufacturing of complex high-tech products. His awards include the Trustees' Distinguished Achievement Award granted by the Aerospace Corporation in recognition of his technical leadership and management and the Air Force Outstanding Service Award. He received a Bachelor of Science degree in electrical engineering from the University of Nevada and has performed graduate work at U.C.L.A.

    SIGMUND HARTMANN has served as a Director since August, 1995. He has previously held the positions of Vice President and Assistant General Manager of TRW Incorporated, President, Software Division of Commodore Business Machines, and President of Software of Atari Corporation. At Commodore, Mr. Hartmann directed the company from a $300 million, low end computer business to a $1.2 billion systems company. At Atari, he reversed the fortunes of that entity from losing $500 million a year to a profitable operation. Mr. Hartmann currently serves as a consultant to the Company. See "Certain Relationships and Related Transactions."

    FRANK LACHAPELLE has served as a Director since September, 1993. He is a founder of Interscience Computer Corporation and has served as the Chairman of the Board since its formation in 1983. Mr. LaChapelle served as President of Interscience Computer Corporation from 1983 until January, 1991, and has served as Chief Executive Officer since September, 1991. Interscience Computer Corporation filed for protection under Chapter 11 of the U.S. Bankruptcy Act on March 6, 1997.

    PHILIP NECHES has served as a Director since November, 1996. He has previously held positions as Founder, Chief Scientist and Vice President, Teradata Corporation, Sr. Vice President and Chief Scientist, NCR Corporation and Vice President and Group Technical Officer, Multimedia Products and Services, AT&T Corporation. At present, Dr. Neches is an outside consultant and investor in several companies. Dr. Neches holds a Bachelor of Science degree (with honors) from the California Institute of Technology, a Masters Degree in Engineering Science from the California Institute of Technology and a Ph.D. in Computer Science from the California Institute of Technology.

    MARTIN S. ALBERT has served as a Director since March, 1996, and as Chairman of the Board of Directors since August 1, 1997. He is the President and Chief Executive Officer of Dolphin Interconnect Solutions, Inc. ("Dolphin"), a stockholder of Amerscan, A.S., Dolphin's largest stockholder, and has been a director of Dolphin since its incorporation. He is a director of Paragon Capital Management LLC, the sole general partner of Paragon Limited Partnership, a principal stockholder of the Company. He is also a director and Deputy Chairman of Amerscan Capital Management, Ltd., the general partner and investment advisor of Amerscan Partners III, Limited Partnership. He is also a director of Scada, Inc. Mr. Albert has a bachelor's degree in Physics from the City College of New York and carried out post graduate studies in Philosophy of Science and Business at the University of California, Los Angeles and Columbia University. He has previously been involved in corporate investment and consultancy work and has served as a director of numerous companies, particularly being involved with a number of small-to medium sized technology companies seeking funding to expand their strategic and operational capabilities. He has also been involved in developing and managing disk-drive test and development systems companies and other companies involved in computer disk and tape technologies. Mr. Albert has led several high technology companies through their original public offerings and oversaw their future acquisition by substantially larger firms. See "Certain Relationships and Related Transactions."

    LEE W. HOEVEL has served as President since February, 1997 and Director and Secretary since April, 1997. He received his undergraduate degrees in mathematics and economics at Rice University. He received graduate degrees in electrical engineering and computer science at Johns Hopkins University. Dr. Hoevel's career spans nearly twenty years of technology development and executive management. During his tenure at AT&T/NCR, he held numerous positions of increased responsibility including director of Advanced Architecture, chief architect for Workstation Products Division, vice president for Research and Development Division, and chief technical officer for AT&T Global Information Solutions. Dr. Hoevel holds seven U.S. Patents in technology design and is the author of 39 technical papers.

    MASAHIRO TSUCHIYA has served as a Director since August, 1992. He received his Ph.D. degree in computer sciences from the University of Texas at Austin. Currently he is president of Sypex International Company, based in the U.S. and Japan. As founder and president of Sypex, he has served as consultant to several startup and major corporations in the U.S., Japan and Korea on high technology product development and marketing plans. From 1980 to 1988, he worked on systems engineering of several major U.S. missile and space defense programs at TRW Defense Systems Group, Redondo Beach, California. His academic career includes a research associate at the University of California, Berkeley in 1991, and an adjunct professor of computer science at the University of Southern California, Los Angeles, in 1986. From 1973 to 1979, he was an associate professor at the University of Hawaii at Manoa, Honolulu, an assistant professor at the University of California, Irvine, and at Northwestern University, Evanston, Illinois. In 1975, he was a visiting computer scientist for research in computer architecture at Arhus University, Arhus, Denmark, and in 1972, he was a visiting lecturer at Konan University, Japan.

                                   COMPENSATION OF
                           EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information concerning compensation of certain of the Company's executive officers, including the Company's Chief Executive Officer and all executive officers (the "Named Executive") whose total annual salary and bonus exceeded $100,000, for the years ended December 31, 1996, 1995 and 1994:

------------------------------------------------------------------------------------------------------------------------------------
                              Annual Compensation                        Long Term Compensation
             ----------------------------------------------  -----------------------------------------
                                                                                     Awards                     Payouts
------------------------------------------------------------------------------------------------------------------------------------
Name and                                                                  Restricted     Securities
principal                                             Other annual        stock          underlying        LTIP         All other
position      Year           Salary         Bonus     compensation        award(s)       Options/SARs     payouts      compensation
                                                           ($)               ($)             (#)            ($)            ($)
------------------------------------------------------------------------------------------------------------------------------------
George W.     1996           $160,000         0             0                 0               0              0              0
Smith, CEO    1995           $130,000         0             0                 0               0              0              0
              1994           $130,000         0             0                 0               0              0              0

-----------------------------------------

OPTION EXERCISES AND YEAR-END VALUES

    The following table sets forth information with respect to the exercised and unexercised options to purchase shares of Common Stock for each of the Named Executives held by them at December 31, 1996:

                                                                                      Value of Unexercised
                         Shares                         Number of Unexercised             In the Money
                        Acquired        Value                 Options at                  Options at
                       on Exercise    Realized(1)         December 31, 1996           December 31, 1996(2)
                       -----------    -----------     ------------------------      ------------------------
Name                                                 Exercisable  Unexercisable    Exercisable  Unexercisable
----                                                 -----------  -------------    -----------  -------------
George A. Smith            298,077       $593,173      1,160,000        0             $995,200        0

_________________

(1) Represents an amount equal to the number of options multiplied by the difference between the average of the closing bid and asked prices for the Common Stock in the Over-the-Counter Market on the date of exercise, June 24, 1996 ($2.00 per share) and any lesser exercise price.

(2) Represents an amount equal to the number of options multiplied by the difference between the average of the closing bid and asked prices for the Common Stock in the Over-the Counter Market on December 31, 1996 ($1.22 per share) and any lesser exercise price.

EMPLOYMENT AGREEMENTS

    As of February 3, 1997, the Company entered into a three (3) year employment agreement with Dr. Lee W. Hoevel, the Company's President, pursuant to which the Company agreed to pay Dr. Hoevel an annual base salary of $130,000, plus other benefits. The Company granted options to Dr. Hoevel to purchase up to 600,000 shares of Common Stock, 300,000 options of which are the subject of a registration statement, at an exercise price of $1.29 per share. The options vest at the rate of 200,000 options per year on each of the three (3) anniversaries following the date of the employment agreement. Further, the Company has agreed to issue up to an additional 50,000 shares of Common Stock and to grant options to purchase up to 50,000 shares of Common Stock based on the achievement of certain events related to the development of the Company's Meta 6000 microprocessor chip. The exercise price of the 50,000 options will be based on the market price of the Company's Common Stock on the grant date of the options. The vesting of these options may be accelerated in the event of a change of control of the Company.

    In the event that the Company terminates Dr. Hoevel without cause or Dr. Hoevel resigns under circumstances designated as a "forced resignation," Dr. Hoevel will be entitled to receive his salary for a period of six (6) months from the effective date of his termination of employment, and further, under such circumstances or in the event of his death or disability, will be entitled to receive options to purchase up to 16,667 shares of Common Stock for each full month of his prior employment and an additional 100,000 options representing the accelerated vesting of options for the six (6) month period following the termination of the employment agreement.

STOCK OPTION PLANS

    The Company has adopted three (3) stock option plans (collectively, the "Stock Option Plans") for officers, directors, key employees and certain consultants of the Company and its subsidiaries.

    1996 STOCK OPTION PLAN. In 1996, the Company and its stockholders adopted the Company's 1996 Stock Option Plan (the "1996 Plan").

    The Company has reserved for issuance thereunder an aggregate of 4,500,000 shares of Common Stock. The Company has granted options to purchase up to 688,000 shares of Common Stock under the 1996 Plan. Of the 688,000 options granted, no options have vested, and the remaining 688,000 options may vest subject to certain schedules. The Board of Directors has approved a provision in the 1996 Plan which will place a 500,000 share limit on the number of options that may be granted under the 1996 Plan to an employee in each fiscal year.

    A description of the 1996 Plan is set forth below. The description is intended to be a summary of the material provisions of the 1996 Plan and does not purport to be complete.

         ADMINISTRATION OF AND ELIGIBILITY UNDER 1996 PLAN. The 1996 Plan, as adopted, provides for the issuance of options to purchase shares of Common Stock to officers, directors, employees, independent contractors and consultants of the Company and its subsidiaries as an incentive to remain in the employ of or to provide services to the Company and its subsidiaries. The 1996 Plan authorizes the issuance of incentive stock options ("ISOs"), non-qualified stock options ("NSOs") and stock appreciation rights ("SARs") to be granted by a committee (the "Committee") to be established by the Board of Directors to administer the 1996 Plan.

    Subject to the terms and conditions of the 1996 Plan, the Committee will have the sole authority to determine: (a) the persons ("optionees") to whom options to purchase shares of Common Stock and SARs will be granted, (b) the number of options and SARs to be granted to each such optionee, (c) the price to be paid for each share of Common Stock upon the exercise of each option, (d) the period within which each option and SAR will be exercised and any extensions thereof, and (e) the terms and conditions of each such stock option agreement and SAR agreement which may be entered into between the Company and any such optionee.

    All officers, directors and employees of the Company and its subsidiaries and certain consultants and other persons providing significant services to the Company and its subsidiaries will be eligible to receive grants of options and SARs under the 1996 Plan. However, only employees of the Company and its subsidiaries are eligible to be granted ISOs.

         STOCK OPTION AGREEMENTS. All options granted under the 1996 Plan will be evidenced by an option agreement or SAR agreement between the Company and the optionee receiving such option or SAR. Provisions of such agreements entered into under the 1996 Plan need not be identical and may include any term or condition which is not inconsistent with the 1996 Plan and which the Committee deems appropriate for inclusion.

         INCENTIVE STOCK OPTIONS. Except for ISOs granted to stockholders possessing more than ten percent (10%) of the total combined voting power of all classes of the securities of the Company or its subsidiaries to whom such ownership is attributed on the date of grant ("Ten Percent Stockholders"), the exercise price of each ISO must be at least 100% of the fair market value of the Company's Common Stock as determined on the date of grant. ISOs granted to Ten Percent Stockholders must be at an exercise price of not less than 110% of such fair market value.

    Each ISO must be exercised, if at all, within ten (10) years from the date of grant, but, within five (5) years of the date of grant in the case of ISO's granted to Ten Percent Stockholders.

    An optionee of an ISO may not exercise an ISO granted under the 1996 Plan so long as such person holds a previously granted and unexercised ISO.

    The aggregate fair market value (determined as of time of the grant of the ISO) of the Common Stock with respect to which the ISOs are exercisable for the first time by the optionee during any calendar year shall not exceed $100,000.

    As of the date of this Prospectus, ISOs have been granted under the 1996 Plan to purchase up to 77,519 shares of Common Stock, at an exercise price of $1.29 per share, subject to certain vesting schedules.

         NON-QUALIFIED STOCK OPTIONS. The exercise price of each NSO will be determined by the Committee on the date of grant. However, the exercise price for the NSOs under the 1996 Plan will in no event be less than 100% of the fair market value of the Common Stock on the date the option is granted, or not less than 110% of the fair market value of the Common Stock on the date such option is granted in the case of an option granted to a Ten Percent Stockholder.

    The exercise period for each NSO will be determined by the Committee at the time such option is granted, but in no event will such exercise period exceed ten (10) years from the date of grant.

    As of the date of this Report, NSOs have been granted under the 1996 Plan to purchase up to 610,481 shares of Common Stock, subject to certain vesting schedules. These options have per share exercise prices which range from $0.72 to $1.47.

         STOCK APPRECIATION RIGHTS. Each SAR granted under the 1996 Plan will entitle the holder thereof, upon the exercise of the SAR, to receive from the Company, in exchange therefor, an amount equal in value to the excess of the fair market value of the Common Stock on the date of exercise of one share of Common Stock over its fair market value on the date of grant (or in the case of an SAR granted in connection with an option, the excess of the fair market of one share of Common Stock at the time of exercise over the option exercise price per share under the option to which the SAR relates), multiplied by the number of shares of Common Stock covered by the SAR or the option, or portion thereof, that is surrendered.

    SARs will be exercisable only at the time or times established by the Committee. If an SAR is granted in connection with an option, the SAR will be exercisable only to the extent and on the same conditions that the related option could be exercised. The Committee may withdraw any SAR granted under the 1996 Plan at any time and may impose any conditions upon the exercise of an SAR or adopt rules and regulations from time to time affecting the rights of holders of SARs.

    As of the date of this Report, no SARs have been granted under the 1996
Plan.

         TERMINATION OF OPTION AND TRANSFERABILITY. In general, any unexpired options and SARs granted under the 1996 Plan will terminate: (a) in the event of death or disability, pursuant to the terms of the option agreement or SAR agreement, but not less than six (6) months or more than twelve (12) months after the applicable date of such event, (b) in the event of retirement, pursuant to the terms of the option agreement or SAR agreement, but no less that thirty (30) days or more than three (3) months after such retirement date, or
(c) in the event of termination of such person other than for death, disability or retirement, until thirty (30) days after the date of such termination. However, the Committee may in its sole discretion accelerate the exercisability of any or all options or SARs upon termination of employment or cessation of services.

    The options and SARs granted under the 1996 Plan generally will be non-transferable, except by will or the laws of descent and distribution.

         ADJUSTMENTS RESULTING FROM CHANGES IN CAPITALIZATION. The number of shares of Common Stock reserved under the 1996 Plan and the number and price of shares of Common Stock covered by each outstanding option or SAR under the 1996 Plan will be proportionately adjusted by the Committee for any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from any stock dividends, split-ups, consolidations, recapitalizations, reorganizations or like event.

         AMENDMENT OR DISCONTINUANCE OF 1996 PLAN. The Board of Directors has the right to amend, suspend or terminate the 1996 Plan at any time. Unless sooner terminated by the Board of Directors, the 1996 Plan will terminate on July 10, 2006, the tenth (10th) anniversary date of the effectiveness of 1996 Plan.

    1993 STOCK OPTION PLANS. In 1993, the Company adopted two stock option plans, an Incentive Stock Option Plan ("ISOP") and a Nonqualified Stock Option Plan ("NSOP") (collectively, the "1993 Plans"). The 1993 Plans are for officers, directors, key employees and certain consultants of the Company and its subsidiaries.

         INCENTIVE STOCK OPTION PLAN Under the ISOP, the Board of Directors is authorized to grant options to purchase up to 500,000 shares of Common Stock to officers, directors and key employees of the Company. The Board of Directors administers the ISOP and designates the optionees and the number of shares subject to the options.

    Except for options granted to certain Ten Percent (10%) Stockholders, as hereinafter defined, the exercise price of the option must be at least one hundred percent (100%) of the fair market value of the Company's Common Stock as determined on the date of grant. Options granted to stockholders possessing more than ten percent (10%) of the combined voting power of all classes of the Company's Common Stock or to persons to whom such ownership is attributed on the effective date of the grant ("Ten Percent (10%) Stockholders") must be at an exercise price of not less than 110% of such fair market value. Each option granted under the ISOP must be exercised, if at all, within nine (9) years and eleven (11) months from the date of grant with respect to optionees, but within four (4) years and eleven (11) months from the date of grant with respect to 10% Stockholders, and becomes exercisable commencing one year after the date of grant of the option. An optionee may not exercise an option granted under the ISOP so long as such optionee holds a previously granted and unexercised incentive stock option. In the event of termination of employment, the optionee's option must be exercised within thirty (30) days of termination, unless extended by the Board of Directors, (one year in the event termination is caused by death or permanent and total disability) to the extent the option is otherwise exercisable. The Board of Directors shall have the ability to set the terms for granting future options with the only proviso being that the price of the option on the date it is granted be equal to the then fair market value of the Company's Common Stock as determined by the Board of Directors. As of the date of this Prospectus, the Company has granted options to purchase up to 40,000 shares of Common Stock an at exercise price of $1.00 per share, 8,000 of which are currently exercisable.

         NONQUALIFIED STOCK OPTION PLAN. The NSOP provides for the creation of non-qualified stock options for the purchase of up to 4,000,000 shares of the Company's Common Stock for officers, directors, key employees and certain consultants of the Company. An officer or director who receives a nonqualified stock option will not recognize taxable income. However, upon exercise of a nonqualified stock option, an officer or director will recognize ordinary taxable income and the Company will be entitled to a corresponding deduction in an amount equal to the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise of the nonqualified stock option. The Company hereby undertakes not to grant any option under the NSOP at an exercise price less than 85% of the fair market value of the Common
Stock on the date of grant of any option under the NSOP.   As of the date of
this Prospectus, the Company had granted options to purchase up to 3,421,883 shares of Common Stock, 886,500 of which have been exercised. Of the options to purchase up to 2,535,323 shares, which remain issued and outstanding, at exercise prices ranging from $0.125 to $1.47 per share, 1,058,333 are currently exercisable, subject to certain vesting schedules.

COMPENSATION OF DIRECTORS

    The Company does not compensate directors for services rendered as directors. Outside directors are issued stock options which vest over a period of three years. The Company reimburses directors for travel expenses incurred by directors for the benefit of the Company. The Company has obtained directors' and officers' liabilities insurance with a $1,000,000 limit of liability. The policy period expires on January 12, 1998. The Company intends to renew such policy or obtain comparable coverage after the expiration of such policy. However, there can be no assurances to this effect. See "Description of Securities - Options."

LIMITATION ON DIRECTORS' LIABILITIES; INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Company's Certificate of Incorporation and Bylaws designate the relative duties and responsibilities of the Company's officers, establish procedures for actions by directors and stockholders and other items. The Company's Certificate of Incorporation and Bylaws also contain extensive indemnification provisions which will permit the Company to indemnify its officers and directors to the maximum extent provided by Delaware law. Pursuant to the Company's Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

    In addition, the Company has adopted a form of indemnification agreement (the "Indemnification Agreement") which provides the indemnitee with the maximum indemnification allowed under applicable law. The Company has entered into Indemnification Agreements with each of its directors. Since the Delaware statute is non-exclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable. The Indemnification Agreements provide a scheme of indemnification which may be broader than that specifically provided by Delaware law. It has not yet been determined, however, to what extent the indemnification expressly permitted by Delaware law may be expanded, and therefore the scope of indemnification provided by the Indemnification Agreements may be subject to future judicial interpretation.

    The Indemnification Agreement provides, in pertinent part, that the Company shall indemnify an indemnitee who is or was a party or becomes a party or is threatened to be made a party to any threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative by reason of the fact that the indemnitee is or was a director, officer, key employee or agent of the Company or any subsidiary of the Company. The Company shall advance all expenses, judgments, fines, penalties and amounts paid in settlement (including taxes imposed on indemnitee on account of receipt of such payouts) incurred by the indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding as described above. The indemnitee shall repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company. The advances paid to the indemnitee by the Company shall be delivered within 20 days following a written request by the indemnitee. Any award of indemnification to an indemnitee, if not covered by insurance, would come directly from the assets of the Company, thereby affecting a stockholder's investment.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

    Except as set forth in employment agreements of certain employees of the Company, the Company has no compensatory plans or arrangements which relate to the resignation, retirement or any other termination of an executive officer or key employee with the Company or a change in control of the Company or a change in such executive officer's or key employee's responsibilities following a change in control.

KEY PERSON INSURANCE POLICIES

    The Company has obtained a term life insurance policy in the amount of $1,500,000 with respect to George Smith, the Company's Chief Executive Officer, of which the Company is the beneficiary of $1,000,000 and Mr. Smith's wife is the beneficiary of $500,000. The Company and Mr. Smith pay the premium for such policy pro rata to their respective beneficial interests in the policy.

COMPENSATION AND AUDIT COMMITTEES; COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

    The Board has a Compensation Committee comprised of the following members of the Board of Directors: Sigmund Hartmann, Frank LaChapelle and Masahiro Tsuchiya, the latter two (2) of whom may be deemed to be outside/non-employee directors. The Board has an Audit Committee comprised of the following members of the Board of Directors: _____________________, _______________ of whom may be deemed to be outside/non-employee directors. The Board has no standing committee on nominations or any other committees performing equivalent functions.

    The Compensation Committee reviews and approves the annual salary and bonus for each executive officer (consistent with the terms of any applicable employment agreement), reviews, approves and recommends terms and conditions for all employee benefit plans (and changes thereto) and administers the Stock Option Plans and such other employee benefit plans as may be adopted by the Company from time to time.

    The Audit Committee reports to the Board regarding the appointment of the independent public accountants of the Company, the scope and fees of the prospective annual audit and the results thereof, compliance with the Company's accounting and financial policies and management's procedures and policies relative to the adequacy of the Company's system of internal accounting controls.

    Certain of the Company's principal stockholders have entered into voting agreements with respect to 10,000,000 shares of Common Stock and other shares of Common Stock which may be converted from up to $1,500,000 of certain convertible promissory notes. See "Certain Relationships and Related Transactions."

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires the Company's directors and executive officers and the holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Based solely upon a review of such forms, or on written representations form certain reporting persons that no other reports were required for such persons, the Company believes that all reports required pursuant to Section 16(a) with respect to its executive officers, directors and 10% stockholders for the 1996 fiscal year were timely filed, except as set forth below.

    Sigmund Hartmann, a director of the Company, inadvertently failed to file on a timely basis a Form 4 with the Commission disclosing his change in beneficial ownership when he acquired 53,334 shares of the Company's Common Stock pursuant to the exercise of a stock option. The Form 3 disclosing his initial beneficial ownership of the option was filed on a timely basis. Mr. Hartmann subsequently filed a Form 4 disclosing the transaction.

                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONSULTING AGREEMENT WITH UNIVERSAL MICROTECHNOLOGY, INC.

    On September 1, 1995, the Company entered into a consulting agreement with Universal Microtechnology, Inc. ("Universal"), all of the shares of which are beneficially owned by its President, Sigmund Hartmann, who is also a director of the Company, for the provision to the Company of services related to the development of speech and voice technology. The consulting agreement was amended on November 27, 1996 pursuant to which Universal agreed to provide additional technical and administrative services to the Company and the Company agreed to pay Universal the sum of $8,000 per month in fees during the period from January 1, 1997 through May 1, 1998.

KEY PERSON INSURANCE POLICIES

    The Company has obtained a term life insurance policy in the amount of $1,500,000 with respect to George Smith, the Company's Chief Executive Officer, of which the Company is the beneficiary of $1,000,000 and Mr. Smith's wife is the beneficiary of $500,000. The Company and Mr. Smith pay the premium for such policy pro rata to their respective beneficial interests in the policy.

STOCK PURCHASE AGREEMENT WITH PARAGON LIMITED PARTNERSHIP AND RELATED SHAREHOLDERS AGREEMENT

    On January 26, 1996, the Company entered into a Stock Purchase Agreement with Paragon Limited Partnership, an exempted limited partnership organized under the laws of the Cayman Islands, British West Indies ("Paragon"), pursuant to which Paragon purchased 2,000,000 shares of Common Stock at a purchase price of $1.00 per share. Of the 2,000,000 shares, 50,000 shares were purchased on December 29, 1995.

    Further, on such date, the Company entered into a placement agreement (the "Placement Agreement") with Paragon Capital Management LLC, an exempted limited liability company organized under the laws of the Cayman Islands, British West Indies ("Paragon Capital"), pursuant to which Paragon Capital agreed to act as placement agent with respect to the sale of up to an additional 8,000,000 shares of Common Stock at a purchase price of $1.00 per share. Paragon Capital is the sole general partner of Paragon. On or about March 26, 1996, the Company issued an additional 8,000,000 shares of Common Stock at a purchase price of $1.00 per share to certain persons (the "Purchasers") pursuant to the Placement Agreement, including, Den Norsk Krigsforsikring for Skib (2,000,000 shares), Investeringsselskapet Amandus AS (2,000,000 shares), A/S/ Selvaag Invest (1,500,000 shares), Andreas Ugland (1,500,000 shares), Woodbridge Asset Management Limited (266,667 shares), Pollex A/S (200,000 shares), J. Arthur Olafsen (250,000 shares), Filab A/S (100,000 shares), Martin S. Albert (133,333 shares) and Bent Aasnas (50,000 shares). Paragon Capital received a placement fee from the Purchasers, and not from the proceeds of such offering, of $0.055 per share, pursuant to separate agreements between Paragon Capital and each of the Purchasers.

    On March 19, 1996, Martin S. Albert, a director of Paragon Capital, became a director of the Company in connection with the closing of the purchase of the initial 2,000,000 shares pursuant to the Stock Purchase Agreement. Mr. Albert became the Chairman of the Board of Directors of the Company on August 1, 1997. Further, the Company has agreed to use its best efforts to elect Mr. Albert or another designee of Paragon, as a director of the Company so long as Paragon continues to own at least 1,000,000 shares of the Company's Common Stock.

    Each of the Purchasers and Paragon have entered into a Shareholders Agreement pursuant to which, in pertinent part, the Purchasers and Paragon have agreed to vote the 10,000,000 shares owned or controlled by them: (i) in favor of the election of Martin S. Albert, or another designee of Paragon, as a director of the Company, (ii) in favor of each of the actions contemplated by the Shareholders Agreement and any action required in furtherance thereof, and
(iii) except as specifically instructed by Paragon in advance, against (A) any action or agreement which would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Shareholders Agreement, (B) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company, (C) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company, (D) any change in the majority of the board of directors of the Company, (E) any material change in the present capitalization of the Company (other than as contemplated by the Shareholders Agreement), (F) any amendment of the Company's Certificate of Incorporation or Bylaws, (G) any other material change in the Company's corporate structure or business, or (H) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect, the transaction contemplated by the Shareholders Agreement. See "Certain Relationships and Related Transactions - Amerscan Partners III Convertible Promissory Notes."

    Further, each of the parties to the Shareholders Agreement has granted to, and appointed, Paragon and Erik C.T. Tiller, Rolv E. Norderhaug and Martin S. Albert, in their respective capacities as directors of Paragon Capital, and any individual who shall thereafter succeed any of them as a director of Paragon Capital, and any other designee of Paragon, individually, such person's irrevocable proxy and attorney-in-fact (so long as such person is a party to the Shareholders Agreement), with full power of substitution, to vote the shares of Common Stock owned by each such person in accordance with the immediately preceding paragraph. Mr. Tiller is also an affiliate of Woodbridge Asset Management Limited.

    The Shareholders Agreement will terminate on the earlier of: (i) April 30, 1998, (ii) the date on which the Company's Board of Directors and the stockholders of the Company vote as required by law and by the Company's Certificate of Incorporation and By-laws for the merger or consolidation of the Company with another company, or for the sale of all or substantially all of the Company's assets, or for its liquidation, (iii) the date on which the holders of not less than 66-2/3% of the shares of Common Stock subject to the Shareholders Agreement agree in writing to the termination of the Shareholders Agreement, and
(iv) the date on which the combined holdings of the parties to the Shareholders Agreement are reduced to ownership of less than 5% of the issued and outstanding shares of Common Stock.

    The Company has granted Paragon and the Purchasers the right, upon the written request of at least 25% of the holders of the 10,000,000 shares, to require the Company to effect two registrations of such shares, and an unlimited number of "piggy back" registrations with respect to such shares, subject to certain conditions.

    The Company also has granted Paragon a right of first refusal to purchase or cause to be purchased from the Company any of its securities which may be offered in any private placement exempt from registration under the Securities Act, on the same terms and conditions that may be offered to any third party.
In connection with such right of first refusal, the Company is required to give Paragon 60 days' prior written notice of the Company's intention to conduct such a private placement, including the material terms and conditions thereof. Paragon will have 10 days (deemed to begin no earlier than 10 days prior to the end of such 60 day period) to provide the Company with written notice of Paragon's election to exercise such right of first refusal.

AMERSCAN PARTNERS III CONVERTIBLE PROMISSORY NOTES

    As of July 15, 1997, the Company executed a convertible promissory note
(the "First Amerscan Note"), in the principal amount of $1,500,000, in favor of Amerscan Partners III, Limited Partnership, an exempted limited partnership organized under the laws of Bermuda ("Amerscan Partners III"), with respect to a loan to the Company in the amount of $1,500,000.

    The First Amerscan Note bears interest at the rate of eight percent PER ANNUM, with the principal amount of the First Amerscan Note, together with accrued and unpaid interest thereon, payable on July 15, 1998.

    Amerscan Partners III has the option at any time to convert the outstanding principal amount of the First Amerscan Note, together with accrued and unpaid interest thereon, into shares of the Company's Common Stock at a per share conversion rate equal to the aggregate principal amount of the First Amerscan Note, together with accrued and unpaid interest thereon, divided by the lower of: (i) $1.00, subject to adjustments for stock splits, reverse splits, stock dividends or recapitalizations of the Common Stock, and (ii) 75% of the average of the mean between the closing bid and asked prices for the Common Stock during the five (5) trading days preceding the notice date of the exercise of such option. Further, the Company has the right to require Amerscan Partners III, at any time prior to July 15, 1998, to convert the outstanding principal amount of the First Amerscan Note, together with accrued and unpaid interest thereon, if on the date of such request, the mean between the closing bid and asked prices of the Common Stock is greater than $2.00 per share, subject to adjustments for stock splits, reverse splits, stock dividends or recapitalizations.

    As of September 16, 1997, the Company executed a convertible promissory note (the "Second Amerscan Note"), in the principal amount of $500,000, in favor of Amerscan Partners III, with respect to a loan to the Company in the amount of $500,000.

    The Second Amerscan Note bears interest at the rate of eight percent PER ANNUM, with the principal amount of the Second Amerscan Note, together with accrued and unpaid interest thereon, payable on September 16, 1998.

    Amerscan Partners III has the option at any time to convert the outstanding principal amount of the Second Amerscan Note, together with accrued and unpaid interest thereon, into shares of the Company's Common Stock at a per share conversion rate equal to the aggregate principal amount of the Second Amerscan Note, together with accrued and unpaid interest thereon, divided by the lower of: (i) $0.50, subject to adjustments for stock splits, reverse splits, stock dividends or recapitalizations of the Common Stock, and (ii) 75% of the average of the mean between the closing bid and asked prices for the Common Stock during the five (5) trading days preceding the notice date of the exercise of such option. Further, the Company has the right to require Amerscan Partners III, at any time prior to September 16, 1998, to convert the outstanding principal amount of the Second Amerscan Note, together with accrued and unpaid interest thereon, if on the date of such request, the mean between the closing bid and asked prices of the Common Stock is greater than $2.00 per share, subject to adjustments for stock splits, reverse splits, stock dividends or recapitalizations.

    So long as any amount of either of the First Amerscan Note or the Second Amerscan Note (collectively, the "Amerscan Notes") remains unpaid, Amerscan Partners III or its designee shall be entitled to appoint one member to the Board of Directors of the Company, who shall further be entitled to appoint the chairman of a Finance Committee of the Board of Directors which shall consist of at least three (3) members of the Board of Directors. As of the date of this Prospectus, Amerscan has not exercised its right to appoint such a director. Each of the Amerscan Notes is secured by the Company's intellectual property rights relating to the Meta 6000, pursuant to the terms of a Security Agreement, dated July 15, 1997, subject to the terms and conditions of any prior agreements of the Company with respect to the Meta 6000.

    Upon conversion of any portion of either of the Amerscan Notes into shares of Common Stock, Amerscan Partners III has agreed to sign an endorsement to the Shareholders Agreement agreeing to be bound by the terms of the Shareholders Agreement with respect to such shares so converted, as though Amerscan Partners III were an original party thereto. Amerscan Partners III will have the sole power to vote and dispose of such shares of Common Stock, subject to the terms of the Shareholders Agreement.

    Amerscan Capital Management, Ltd., a Bermuda exempted limited duration company ("Amerscan Capital") is the sole general partner of Amerscan Partners
III. Mr. Albert serves as a director and Deputy Chairman, Rolv Norderhaug serves as Vice President and a director, and Erik C.T. Tiller serves as a director of Amerscan Capital.

    The Company has agreed to pay to Amerscan Capital a placement fee equal to eight percent (8%) of the gross proceeds of funds received by the Company pursuant to each of the Amerscan Notes. The Company continues to owe Amerscan Capital the amount of $160,000 as a placement fee.

    The Company believes that all such transactions with affiliates of the Company have been entered into on terms no less favorable to the Company than could have been obtained from independent third parties. The Company intends that any transactions and loans with officers, directors and five percent (5%) or greater stockholders, following the date of this Prospectus, will be on terms no less favorable to the Company than could be obtained from independent third parties and will be approved by a majority of the independent, disinterested directors of the Company.

                                PRINCIPAL STOCKHOLDERS

    The following table reflects, as of the date of this Prospectus, information concerning the beneficial Common Stock ownership of: (a) each director of the Company, (b) each executive officer named in the Summary Compensation Table, (c) each person known by the Company to be a beneficial holder of five percent (5%) or more of its Common Stock, and (d) all executive officers and directors of the Company as a group:


NAME AND ADDRESS                               NO. OF                           PERCENT #
OF BENEFICIAL OWNER                            SHARES           BEFORE OFFERING      AFTER OFFERING
-------------------                            ------           ---------------      --------------

George W. Smith(1)                           2,287,077                    _____

Lee W. Hoevel(2)                                30,000                      *

Masahiro Tsuchiya(3)                         3,740,583                    _____

Frank LaChapelle(4)                            100,000                      *

Sigmund Hartmann(5)                             76,667                      *

Philip Neches(6)                                     0                       *

Martin S. Albert(7)                         10,000,000                    _____

Paragon Limited Partnership(7)              10,000,000                    _____

Den Norsk Krigsforsikring for Skib(7)        2,000,000                    _____

Investeringsselskapet Amandus AS(7)          2,000,000                    _____

All directors and
 officers as a group(7 persons)(8)          16,234,327                    _____

________________________________


    #    Pursuant to the rules of the Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

    *    Less than 1%.

    1. Mr. Smith's address is c/o International Meta Systems, Inc., 100 North Sepulveda Boulevard, Suite 601, El Segundo, California 90245. Mr. Smith's holdings consist of 1,127,077 shares of Common Stock currently owned and vested options for 1,160,000 shares.

    2. Dr. Hoevel's address is c/o International Meta Systems, Inc., Austin Design Center, 7718 Wood Hollow Drive, Suite 150, Austin, TX 78731. Dr. Hoevel's holdings consist of 30,000 shares of Common Stock and unvested options for 600,000 shares of Common Stock.

    3. Dr. Tsuchiya's address is 1585 Kaminaka Drive, Honolulu, Hawaii 96846. Included in the shares owned by Dr. Tsuchiya are 886,583 shares owned by Sypex International, of which Dr. Tsuchiya is part owner.

    4.   Mr. LaChapelle's address is c/o Interscience Computer Corporation,
5171 Clareton Drive, Agoura Hills, California 91301.   In addition, Mr.
LaChapelle holds unvested options for 100,000 shares.

    5. Mr. Hartmann's address is c/o International Meta Systems, Inc., 100 North Sepulveda Boulevard, Suite 601, El Segundo, California 90245. In addition, Mr. Hartmann holds unvested options for 23,333 shares.

    6. Dr. Neches' address is 12 Murray Hill Manor, Murray Hill, NJ 07974. In addition, Dr. Neches holds unvested options for 100,000 shares.

    7.    Mr. Albert's address is c/o Dolphin Interconnect Solutions, Inc.,
3609 E. Thousand Oaks Boulevard, Suite 209, Westlake Village, California 91362. Mr. Albert is the registered owner of 133,000 shares, and he is a director of Paragon Capital Management LLC ("Paragon Capital"), which is the sole general partner of Paragon Limited Partnership ("Paragon"), the registered owner of 2,000,000 shares. Certain parties, who in the aggregate own or control 10,000,000 shares of Common Stock, have entered into a Shareholders Agreement, dated March 26, 1996 (the "Shareholders Agreement"), pursuant to which such parties have granted certain voting rights to Paragon and certain directors of Paragon Capital with respect to the 10,000,000 shares. The parties to the Shareholders Agreement include: Paragon (2,000,000 shares), Den Norsk Krigsforsikring for Skib (2,000,000 shares), Investeringsselskapet Amandus AS (2,000,000 shares), A/S/ Selvaag Invest (1,500,000 shares), Andreas Ugland (1,500,000 shares), Woodbridge Asset Management Limited (266,667 shares), Pollex A/S (200,000 shares), J. Arthur Olafsen (250,000 shares), Filab A/S (100,000 shares), Martin S. Albert (133,333 shares) and Bent Aasnas (50,000 shares). The Shareholders Agreement remains in effect until April 30, 1998, unless earlier terminated in accordance with its provisions. The number of shares reflected in the chart as beneficially owned by Mr. Albert and Paragon does not include shares of Common Stock which may be converted from: (a) the First Amerscan Note issued in the name of Amerscan Partners III, in the principal amount of $1,500,000, at a per share conversion price equal to the lower of: (i) $1.00, subject to certain adjustments, and (ii) 75% of the average of the mean between the closing bid and asked prices for the Common Stock during the five (5) trading days preceding the date of notice of conversion, or (b) the Second Amerscan Note issued in the name of Amerscan Partners III, in the principal amount of $500,000, at a per share conversion price equal to the lower of: (i) $0.50, subject to certain adjustments, and (ii) 75% of the average of the mean between the closing bid and asked prices for the Common Stock during the five
(5) trading days preceding the date of notice of conversion. Mr. Albert is a director and Deputy Chairman of Amerscan Capital, the general partner of Amerscan Partners III. Amerscan Partners III has agreed to be bound by the terms of the Shareholders Agreement with respect to any shares of Common Stock which may be converted from either of the Amerscan Notes. See "Certain Relationships and Related Transactions."

    8.   Includes 15,074,327 shares of Common Stock and vested options to
purchase up to 1,160,000 shares of Common Stock.   Does not include unvested
options to purchase up to 823,333 shares of Common Stock or shares of Common Stock which may be converted from the Amerscan Notes. See "Certain Relationships and Related Transactions."

                              DESCRIPTION OF SECURITIES

GENERAL

    The Company's authorized capital stock consists of 70,000,000 shares of Common Stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001. As of the date of this Prospectus, there were issued and outstanding 38,855,941 shares of Common Stock and 250 shares of preferred stock. There were also issued and outstanding warrants and options to purchase up to 6,258,748 shares of Common Stock.

COMMON STOCK

    Holders of the Common Stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the Board of Directors out of legally available funds and to share ratably in any distribution of the Company's assets after payment of all debts and other liabilities, upon liquidation, dissolution or winding up. Holders of the Common Stock do not have preemptive rights or other rights to subscribe for additional shares, and the Common Stock is not subject to redemption. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

    Under Delaware law, each holder of a share of Common Stock is entitled to one vote per share for each matter submitted to the vote of the stockholders, and cumulative voting is allowed for the election of directors, if provided for in the Certificate of Incorporation. The Company's Certificate of Incorporation does not provide for cumulative voting.

PREFERRED STOCK

    The Board of Directors is expressly authorized from time to time to provide for the issuance of shares of preferred stock in one or more series, with such voting powers and with such designations, preferences and other rights and qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution providing for the issue thereof adopted by the Board of Directors. The Board of Directors may issue such preferred stock without stockholder approval, and the voting and conversion rights of such stock potentially could adversely affect the voting power of the holders of Common Stock.

    SERIES B PREFERRED STOCK. The Company has issued and outstanding 250 shares of Series B Preferred Stock. Each share of Series B Preferred Stock has a designated value of $100 per share and is convertible into shares of Common Stock at a conversion price (the "Series B Conversion Price") of $1.25 per share of Common Stock.

    Each share of Series B Preferred Stock has a cumulative preferential dividend of $8.00 per share PER ANNUM, payable in cash or in shares of Common Stock, at the option of the Company.

    In the case of a dividend paid in Common Stock, the Company has agreed to issue to each holder of record of Series B Preferred Stock on the Company's books on each June 30 and December 31, respectively (the "Record Date"), commencing June 30, 1996, as a dividend, that number of shares of Common Stock, based on the fraction, the numerator of which is the cumulative amount of accrued and unpaid dividends as of the Record Date, and the denominator of which is the average of the market price of the Common Stock, based on the average of the mean between the closing bid and asked sales prices for the Common Stock, at the close of trading for the five (5) business days ending with the Record Date.

    Each share of Series B Preferred Stock will be automatically converted into shares of Common Stock on November 30, 1997. Any shares of Series B Preferred Stock may, at the option of the Company, be sooner converted into shares of Common Stock at the Series B Conversion Price at any time following the issuance of the shares of Series B Preferred Stock, after the first date on which the market price of the Common Stock has achieved, at the close of trading over a period of twenty (20) consecutive trading days, an average price of at least $3.00 per share, which has not occurred as of the date of this Prospectus.

    The shares of Series B Preferred Stock have certain piggyback registration rights with respect to the underlying shares of Common Stock at any time prior to November 30, 1997. The shares of Series B Preferred Stock may be converted into shares of Common Stock, at the option of the holder, at any time prior to November 30, 1997, but only in connection with a registration statement for the underlying shares.

    Upon the liquidation of the Company, the holders of the Series B Preferred Stock will be entitled to a liquidation preference of $100 per share, plus the amount of all accrued and unpaid dividends, prior to the payment of any amount to holders of any other currently existing equity security of the Company.

    The shares of Series B Preferred Stock do not have any voting rights. The Series B Preferred Stock will be subject to adjustments for reclassification, reorganizations, recapitalizations and certain other events.

WARRANTS

    The Company has issued and outstanding, non-callable warrants to purchase up to 614,298 shares of Common Stock at an exercise price of $_________ per share, which have certain demand and piggyback registration rights and expire on July 31, 2002, and additional warrants to purchase up to 250,000 shares of Common Stock at an exercise price of $0.50 per share, which expire on October 9, 1999.

OPTIONS

    The Company has issued and outstanding options to purchase 5,922,273 shares of Common Stock to various employees, officers, directors and consultants of the Company at exercise prices ranging from $0.01 to $1.47 per share, 2,966,283 of which are currently exercisable. Of these options, 3,494,323 options have been granted pursuant to certain stock option plans of the Company and are the subject of certain currently effective registration statements, and an additional ________ options have certain registration rights.

CONVERTIBLE PROMISSORY NOTES

    FIRST AMERSCAN NOTE. As of July 15, 1997, the Company executed the First Amerscan Note, in the principal amount of $1,500,000, in favor of Amerscan Partners III, with respect to a loan to the Company in the amount of $1,500,000.

    The First Amerscan Note bears interest at the rate of eight percent (8%) PER ANNUM, with the principal amount of the First Amerscan Note, together with accrued and unpaid interest thereon, payable on July 15, 1998.

    Amerscan Partners III has the option at any time to convert the outstanding principal amount of the First Amerscan Note, together with accrued and unpaid interest thereon, into shares of the Company's Common Stock at a per share conversion rate equal to the aggregate principal amount of the First Amerscan Note, together with accrued and unpaid interest thereon, divided by the lower of: (i) $1.00, subject to adjustments for stock splits, reverse splits, stock dividends or recapitalizations of the Common Stock, and (ii) 75% of the average of the mean between the closing bid and asked prices for the Common Stock during the five (5) trading days preceding the notice date of the exercise of such option. Further, the Company has the right to require Amerscan Partners III, at any time prior to July 15, 1998, to convert the outstanding principal amount of the First Amerscan Note, together with accrued and unpaid interest thereon, if on the date of such request, the mean between the closing bid and asked prices of the Common Stock is greater than $2.00 per share, subject to adjustments for stock splits, reverse splits, stock dividends or recapitalizations.

    SECOND AMERSCAN NOTE. As of September 16, 1997, the Company executed the Second Amerscan Note, in the principal amount of $500,000, in favor of Amerscan Partners III, with respect to a loan to the Company in the amount of $500,000.

    The Second Amerscan Note bears interest at the rate of eight percent (8%) PER ANNUM, with the principal amount of the Second Amerscan Note, together with accrued and unpaid interest thereon, payable on September 16, 1998.

    Amerscan Partners III has the option at any time to convert the outstanding principal amount of the Second Amerscan Note, together with accrued and unpaid interest thereon, into shares of the Company's Common Stock at a per share conversion rate equal to the aggregate principal amount of the Second Amerscan Note, together with accrued and unpaid interest thereon, divided by the lower of: (i) $0.50, subject to adjustments for stock splits, reverse splits, stock dividends or recapitalizations of the Common Stock, and (ii) 75% of the average of the mean between the closing bid and asked prices for the Common Stock during the five (5) trading days preceding the notice date of the exercise of such option. Further, the Company has the right to require Amerscan Partners III, at any time prior to September 16, 1998, to convert the outstanding principal amount of the Second Amerscan Note, together with accrued and unpaid interest thereon, if on the date of such request, the mean between the closing bid and asked prices of the Common Stock is greater than $2.00 per share, subject to adjustments for stock splits, reverse splits, stock dividends or recapitalizations.

UNDERWRITERS' WARRANTS

    The Company has agreed to sell to the Representatives, for $______, warrants (the "Underwriters' Warrants") to purchase from the Company up to _________ shares of Common Stock at an exercise price equal to _______% of the offering price at which the Shares are initially offered to the public. The Underwriters' Warrants are exercisable for a period of four (4) years commencing one year from the date of this Prospectus, and are not transferable except to the Representatives or members of the underwriting syndicate.

    The Company has agreed to grant certain "piggyback" registration rights with respect to the securities underlying the Underwriters' Warrants. If the Company files a registration statement with respect to the Company's securities during the period commencing one year from the date of this Prospectus and ending five (5) years thereafter, except on certain forms of registration statement, the holders of the securities underlying the Underwriters' Warrants will be entitled to include their Units in such registration statement. The Underwriters' Warrants contain anti-dilution provisions providing for adjustment of the number of warrants and exercise price under certain conditions.

TRANSFER AGENT

    The transfer agent for the Common Stock is Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 110, Salt Lake City, Utah 84117, (801) 272-9294.

CERTAIN BUSINESS COMBINATIONS AND OTHER PROVISIONS OF CERTIFICATE OF
INCORPORATION

    The Company's Certificate of Incorporation includes certain provisions which are intended to protect the Company's stockholders by rendering it more difficult for a person or persons to obtain control of the Company without cooperation of the Company's management. These provisions include the potential implementation of a classified Board of Directors and certain supermajority requirements for the amendment of the Company's Certificate of Incorporation and Bylaws. Such provisions are often referred to as "anti-takeover" provisions.

    The inclusion of such "anti-takeover" provisions in the Certificate of Incorporation may delay, deter or prevent a takeover of the Company which the stockholders may consider to be in their best interests, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of their securities at above-market prices, or limit the ability of stockholders to remove incumbent directors as readily as the stockholders may consider to be in their best interests.

    BUSINESS COMBINATIONS WITH SUBSTANTIAL STOCKHOLDERS. Delaware law contains a statutory provision which is intended to curb abusive takeovers of Delaware corporations. Section 203 of the Delaware General Corporation Law addresses the problem by preventing certain business combinations of the corporation with interested stockholders within three years after such stockholders become interested. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three (3) years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66-2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

    SUPERMAJORITY REQUIRED FOR AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS. In order to insure that the substantive provisions set forth in the Certificate of Incorporation are not circumvented by the amendment of such Certificate of Incorporation pursuant to a vote of a majority of the voting power of the Company's outstanding shares, the Certificate of Incorporation also provides that any amendment, change or repeal of the provisions contained in the Certificate of Incorporation with respect to: (i) the Company's capitalization,
(ii) amendment of the Bylaws, (iii) determination by the Board of the number of directors, (iv) filling Board vacancies, (v) the requirement that stockholder action be taken at an annual or special meeting, (vi) the calling of a special meeting of stockholders only by the Board of Directors or by the Chairman of the Board, (vii) requirements with respect to appraisal rights for stockholders,
(viii) the amendment of the provision imposing such supermajority requirement for amendment of the Certificate of Incorporation, or (ix) classification of the Board of Directors, shall require the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of voting stock, including, in any instance where the repeal or amendment is proposed by an interested stockholder or its affiliate or associate, the affirmative vote of a majority of the voting power of all outstanding shares of voting stock held by persons other than such interested stockholder or its affiliates or associates. However, only the affirmative vote of the majority of the voting power of all outstanding shares of voting stock is required if the amendment of any of the foregoing provisions is approved by a majority of the continuing directors.

    The Certificate of Incorporation permits the Board of Directors to adopt, amend or repeal any or all of the Company's bylaws without stockholder action and provide that such bylaws may also be adopted, amended or repealed by its stockholders, but only if approved by holders of 80% or more of the voting power of all outstanding shares of voting stock, including in any instance in which the alteration is proposed by an interested stockholder or by affiliates or associate of any interested stockholder, the affirmative vote of the holders of at least a majority of voting power of all outstanding shares of voting stock held by persons other than the interested stockholder who proposed such action. However, the only stockholder vote required if the modification is approved by a majority of the continuing directors is the affirmative vote of the majority of the voting power of all outstanding shares of voting stock.

    CLASSIFIED BOARD AND RESTRICTIVE REMOVAL PROVISIONS. The Certificate of Incorporation provides that at the first annual meeting of the Company's stockholders after the authorized number of directors is six (6) or more, that Board of Directors shall be divided into three classes, Class I, Class II and Class III. The Company's Bylaws authorize the election up to eleven (11) members on the Company's Board of Directors. As a result, the Company's Board of Directors has been divided into these three (3) classes with staggered terms. The initial Class I directors serve for a term of one year, the Class II directors for a term of two years, and the Class III directors for a term of three years. Thereafter, all directors shall serve for three year terms. The effect of these provisions is that not more than one-third of the Company's directors will be elected at any single annual meeting. As a result, a person seeking control of the Company may not necessarily be able to acquire a controlling block of stock and effect an entire change in management at a single annual meeting.

    In addition, the Certificate of Incorporation provides that directors of the Company may be removed for cause or without cause and only by the affirmative vote of least 80% of the voting power of all outstanding shares of the Company's voting stock, thus forcing a third party seeking to gain control of the Board of Directors to await the expiration of the respective terms of incumbent directors, unless there was sufficient voting strength to remove a particular director or directors. The Certificate of Incorporation further provides, however, that if a majority of the directors approves the removal of a director for cause or without cause, then the only stockholder vote required would be that of a majority of the voting power of all outstanding shares of voting stock.

    FAIR PRICE PROVISIONS. Further, under the Company's Certificate of Incorporation, a broad range of business combinations between the Company or a subsidiary of the Company, and an interested stockholder or its affiliate or associate may be effected only if it is approved by one of three methods.
First, a business combination may proceed if it has been approved by the holders of not less than 80% of the voting power of all outstanding shares of voting stock, provided such 80% includes a majority of the voting power of all outstanding shares of voting stock held by persons other than an interested stockholder that is a party to such business combination or any of its affiliates or associates. Second, a business combination which has been approved by a majority of the continuing directors requires only such stockholder approval, if any, as mandated by law. Third, a business combination may be approved by a majority of the voting power of all outstanding shares of voting stock, provided that the terms of such business combination satisfy all of the minimum price, form of consideration and procedural requirements described below.

    To comply with the form of consideration requirements in the context of a business combination involving payment of cash or other consideration to stockholders, the interested stockholder must offer either cash or the same type of consideration used by the interested stockholder in acquiring the largest number of shares of Common Stock previously acquired by the interested stockholder. To satisfy the minimum price requirements, the aggregate amount of cash and the fair market value of the consideration other than cash to be received per share by holders of Common Stock in any business combination must be at least equal to the higher of: (i) the highest per share price paid or agreed to be paid by the interested stockholder for any shares of Common Stock during the two (2) year period immediately prior to and including the date of the final public announcement of the proposed business combination (the "Announcement Date") or the highest per share price paid in the transaction in which he became an interested stockholder, whichever is higher; or (ii) the higher of the fair market value per share of Common Stock on the Announcement Date or on the date on which the interested stockholder became an interested stockholder, in every case appropriately adjusted for any stock dividend, stock split or combination of shares. The fair market value of any non-cash consideration to be paid to stockholders would be required to meet the above minimum price condition on the date the business combination is consummated and is to be determined in good faith as of such date by a majority of the continuing directors.

    In the case of payments to holders of any class or series of the Company's voting stock other than Common Stock, the per share fair market value of such payments would have to be at least equal to the higher of: (i) the highest per share price determined with respect to such class or series of stock in the same manner as described in clauses (i) and (ii) of the preceding paragraph; or (ii) the highest preferential amount per share to which the holders of such class or series of voting stock are entitled in the event of a voluntary or involuntary liquidation of the Company. The interested stockholder would be required to meet the minimum price criteria with respect to each class of voting stock, whether or not the interested stockholder owned shares of that class prior to proposing the business combination.

    If the proposed business combination does not involve the receipt by the other stockholders of the Company of any cash or other property (such as a sale of assets or an issuance of the Company's securities to an interested stockholder), then the price criteria discussed above would not apply and an 80% vote of stockholders and a majority vote of holders of voting stock other than the interested stockholder and its affiliates and associates would be required, unless the transaction were approved by a majority of the continuing directors and such stockholder vote, if any, required by law.

    Finally, an interested stockholder must comply with certain additional procedural requirements in order to satisfy the minimum price, form of consideration and procedural requirements alternative. To comply with this alternative, a stockholder and its affiliates and associates, once such stockholder has become an interested stockholder and prior to the consummation of any business combination involving such interested stockholder or any of its affiliates or associates, may not, with certain exceptions, acquire any shares of voting stock, even for investment purposes, and may not receive certain benefits, including loans, from the Company. (If an interested stockholder does not wish to comply with this alternative, it may acquire additional shares of voting stock in accordance with applicable law. Such acquisition would not prevent such interested stockholder from effecting a business combination approved by the requisite supermajority stockholder vote or by a majority of the continuing directors in accordance with the other alternatives discussed above.)

    For purposes of these antitakover provisions in the Company's Certificate of Incorporation: (i) an "interested stockholder" is defined as a person (other than the Company, its subsidiaries or certain employee benefit plans of the Company) who is, together with its affiliates and associates, the beneficial owner of 10% or more of the voting power of all outstanding shares of voting stock (or 10% or more of the voting stock of a subsidiary of the Company), and includes any person who, in a transaction not involving a public offering, is an assignee of, or has succeeded to, any shares of voting stock which were at any time within the prior two (2) year period beneficially owned by an interested stockholder, and (ii) a "continuing director" is defined as a director (a) who
(1) is not an interested stockholder, (2) is neither an affiliate nor an associate of an interested stockholder; and (3) was a director prior to the date on which the interested stockholder became such; or (b) who was elected or nominated by a majority of the continuing directors.

                           SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this Offering, assuming no exercise of the Over-allotment Option, the Company will have ___________ shares of Common Stock outstanding. All of the ____________ shares of Common Stock sold in this Offering will be freely transferable without further restriction or registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as defined under the Securities Act).

    As of the date of this Prospectus, the Company had issued and outstanding ___________ shares of Common Stock. There are currently 38,855,941 shares of Common Stock which are restricted shares and __________ shares which are freely tradeable or eligible to have the restrictive legend removed pursuant to Rule 144(k) promulgated under the Securities Act. Of the restricted shares, _________ shares have been held for at least one year from the date of this Prospectus and, in the absence of agreements with the Representatives, are currently eligible for resale under Rule 144. Of the restricted shares, _________ shares held by certain of the Company's officers and directors will be subject to certain lock-up agreements with the

Representatives during the ____________ (________) month period following the date of this Prospectus. Further, the Company has issued and outstanding options to purchase up to 5,394,450 shares of Common Stock, 614,298 of which are currently exercisable, and warrants to purchase up to 864,298 shares of Common Stock, 614,298 of which warrants have certain demand and piggyback registration rights. The Company has filed a registration statement which registers ___________ shares of Common Stock underlying certain of the currently exercisable options, and holders of options to purchase an additional ____________ shares have certain demand and piggyback registration rights in connection with such options.

    Holders of restricted securities must comply with the requirements of Rule 144 in order to sell their shares in the open market. In general, under Rule 144 as currently in effect, any affiliate of the Company and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least two years, may be entitled to sell in the open market within any three-month period in brokerage transactions or to marketmakers a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of the Company's Common Stock (approximately __________ shares immediately after this Offering), or (ii) the average weekly trading volume reported in the principal market for the Company's Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirement and availability of current public information about the Company. Nonaffiliates who have held their restricted shares for three years are entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates of the Company for the three months preceding such sale. An aggregate of ___________ shares of Common Stock will be reserved for issuance to employees of the Company pursuant to the Company's Stock Option Plans.

    The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market price of Common Stock. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of the Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities.

                                     UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting
Agreement, the Company has agreed to sell to the Underwriters named below, and each of the Underwriters, for whom the Representatives are acting as Representatives, have severally and not jointly agreed to purchase the number of Shares set forth opposite their respective names in the table.

    NAME OF UNDERWRITER                               NUMBER OF SHARES
    -------------------                               ----------------

    Nichols, Safina, Lerner & Company. . . . . .

         Total . . . . . . . . . . . . . . . . .

    The nature of the obligations of the Underwriters is such that if any of the Shares offered hereby are purchased, all must be purchased.

    The Company has been advised by the Representatives that the Underwriters propose initially to offer the Shares to the public at the Price to Public set forth on the cover page of this Prospectus and to certain selected dealers at such price less customary concessions. The Underwriters may allow $________ as concessions to certain dealers. Each of the concessions allowed will be to members of the National Association of Securities Dealers, Inc. After the initial public offering, concessions and other selling terms may be changed by the Representatives.

    The Company has granted an option to the Underwriters, exercisable within forty-five (45) days of the date of this Prospectus, to purchase up to ________ additional Shares at the public offering price, less the underwriting discount, as set forth on the cover page of this Prospectus. This option may be exercised only for the purpose of covering over-allotments which may be made in connection with the sale of the Shares offered hereby.

    The Company has agreed to pay the Representatives a non-accountable expense allowance of three percent (3%) of the total proceeds of this Offering, including any Shares purchased pursuant to the Over-allotment Option, of which $_________ has already been paid.

    The Company has agreed to sell to the Representatives, for nominal consideration, warrants (the "Underwriters' Warrants") to purchase up to _______ shares of Common Stock. The Underwriters' Warrants are exercisable for a period of four (4) years commencing one year after the date of this Prospectus. The Underwriters' Warrants are exercisable at a price of ________% of the price at which the Shares are initially offered to the public. The Underwriters' Warrants may not be sold, transferred, assigned or hypothecated for one year except to persons who are officers of an Underwriter. The Underwriters' Warrants contain anti-dilution provisions providing for appropriate adjustments upon the occurrence of certain events, and contain one-time demand and unlimited participatory registration rights.

    Certain of the Company's officers and directors, and certain other stockholders of the Company have agreed that, for a period of up to ___________ (____) months after the date of this Prospectus, they will not, without the prior written consent of the Representatives, sell or otherwise dispose of any of their shares of Common Stock. See "Shares Eligible for Future Sale."

    The Underwriters do not intend to confirm sales to any accounts over which they have discretionary authority.

    The Underwriting Agreement contains reciprocal agreements of indemnity between the Company and the Underwriters as to certain liabilities in connection with this Offering, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be affected on the NASDAQ/NMS or otherwise and, if commenced, may be discontinued at any time and will, in any event, be discontinued thirty (30) days after settlement of this Offering.

    The foregoing is a brief summary of the provisions of the Underwriting Agreement and does not purport to be a complete statement of its terms and conditions. A copy of the Underwriting Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    Prior to this Offering, the Company's Common Stock has been listed in the Over-the-Counter Market Shares. In connection with this Offering, the Company has agreed to apply for a listing of the Common Stock in the NASDAQ/NMS. The public offering price for the Shares will be determined by negotiations between the Company and the Representatives. The factors considered in determining the public offering price include the market price of the Common Stock, the Company's growth since its organization, the industry in which it operates, the Company's business potential and earning prospects and the general condition of the securities markets at the time of the Offering. The Representatives have informed the Company that it currently intends to make a market in the Company's securities subsequent to the effectiveness of the Offering. But there can be no assurance that the Representatives will take any action to make such a market.

                                    LEGAL MATTERS

    Certain matters with respect to the validity of the Shares offered hereby will be passed upon for the Company by Matthias & Berg LLP, Los Angeles, California. The Underwriters are represented by Lehman & Eilen, Uniondale, New York.

                                       EXPERTS

    The audited financial statements of the Company as of December 31, 1996, 1995 and 1994 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994, included elsewhere in this Prospectus, have been so included in reliance on the report of Singer Lewak Greenbaum & Goldstein LLP (successors to the practice of Shillan Abrams & Company), independent certified public accountants, given on the authority of such firm as experts in auditing and accounting.

                                ADDITIONAL INFORMATION

    The Company has filed with the Commission, a registration statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Securities, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements made in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibits. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048; and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto may be obtained from the Public Reference Room of the Commission at its principal office in Washington, D.C. at prescribed rates. In addition, such materials may be accessed electronically at the Commission's site on the World Wide Web, located at http://www.sec.gov.

    The Company is currently subject to the reporting requirements of the Exchange Act and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549; and at the regional offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048; and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at its principal office in Washington, D.C. at prescribed rates. The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                                                INTERNATIONAL META SYSTEMS, INC.
                                                                        CONTENTS
                                                         AS OF DECEMBER 31, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                                     Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                    1

FINANCIAL STATEMENTS

    Balance Sheets                                                    2

    Statements of Operations                                          3

    Statements of Stockholders' Equity                              4 - 5

    Statements of Cash Flows                                        6 - 8

    Notes to Financial Statements                                   9 - 23

                  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders
International Meta Systems, Inc.


We have audited the accompanying balance sheet of International Meta Systems, Inc. as of December 31, 1996 and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Meta Systems, Inc. as of December 31, 1996 and the results of its operations and its cash flows, for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred net losses of $7,134,779 and $1,711,596 for the years ended December 31, 1996 and 1995, respectively. This factor, as discussed in Note 1 to the financial statements, raises substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to this matter is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
February 21, 1997

                                                INTERNATIONAL META SYSTEMS, INC.
                                                                  BALANCE SHEETS
                           AS OF DECEMBER 31, 1996 AND JUNE 30, 1997 (UNAUDITED)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    ASSETS
                                                                         December 31,     June 30,
                                                                             1996           1997
                                                                         ------------   -----------
                                                                                         (unaudited)
CURRENT ASSETS
 Cash and cash equivalents (Note 2)                                      $    96,782     $   44,308
 Marketable securities (Note 3)                                            4,448,484        533,437
 Prepaid expenses and other current assets                                    40,824         36,582
                                                                         -----------    -----------

    Total current assets                                                   4,586,090        614,327

FURNITURE AND EQUIPMENT, net (Note 4)                                        717,123        948,247
PATENTS                                                                       98,707        126,519
DEFERRED OFFERING COSTS                                                            -         25,000
                                                                         -----------    -----------

    TOTAL ASSETS                                                         $ 5,401,920    $ 1,714,093
                                                                         -----------    -----------
                                                                         -----------    -----------

                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Notes payable (Note 8)                                                  $         -    $   320,000
 Accounts payable                                                            257,972        738,447
 Accrued payroll and payroll taxes                                           167,275              -
 Dividends payable                                                            40,000         39,945
                                                                         -----------    -----------

    Total current liabilities                                                465,247      1,098,392
                                                                         -----------    -----------

COMMITMENTS AND CONTINGENCIES (Notes 7 and 9)

STOCKHOLDERS' EQUITY (Note 5)
 Preferred stock, $.0001 par value, 1,000,000 shares authorized
    Series A convertible preferred stock
      10,000  and 0 (unaudited) shares issued and outstanding                      1              -
    Series B convertible preferred stock
      250 and 250 (unaudited) shares issued and outstanding                        1              1
 Common stock, $.0001 par value
    70,000,000 shares authorized
    37,497,100 and 38,784,507 (unaudited) shares issued and
      outstanding                                                              3,749          3,878
 Additional paid-in capital                                               18,563,923     18,951,331
 Subscription receivable                                                     (24,120)       (18,900)
 Accumulated deficit                                                     (13,606,881)   (18,320,609)
                                                                         -----------    -----------

 Total stockholders' equity                                                4,936,673        615,701
                                                                         -----------    -----------

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $ 5,401,920    $ 1,714,093
                                                                         -----------    -----------
                                                                         -----------    -----------


The accompanying notes are an integral part of these financial statements.

                                                INTERNATIONAL META SYSTEMS, INC.
                                                        STATEMENTS OF OPERATIONS
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                             FOR THE YEARS ENDED         FOR THE SIX MONTHS ENDED
                                                                                  DECEMBER 31,                   JUNE 30,
                                                                         --------------------------    --------------------------
                                                                            1996           1995           1997           1996
                                                                         -----------    -----------    -----------    -----------
                                                                                                        (UNAUDITED)    (UNAUDITED)
REVENUES (Note 1)
 License                                                                 $         -    $   309,988    $         -    $         -
 Contract                                                                    300,000        600,000              -              -
                                                                         -----------    -----------    -----------    -----------

    Total revenues                                                           300,000        909,988              -              -
                                                                         -----------    -----------    -----------    -----------

OPERATING COSTS AND EXPENSES
 Research and development                                                  3,884,963        666,287      2,781,655      1,413,286
 Selling, general, and
    administrative                                                         2,612,600      1,341,964      1,837,327      1,181,921
 Depreciation and amortization                                             1,208,232        617,613        115,852        320,299
                                                                         -----------    -----------    -----------    -----------

    Total operating costs and
      expenses                                                             7,705,795      2,625,864      4,734,834      2,915,506
                                                                         -----------    -----------    -----------    -----------

LOSS FROM OPERATIONS                                                      (7,405,795)    (1,715,876)    (4,734,834)    (2,915,506)

OTHER INCOME (EXPENSE)
 Interest income                                                              21,829          5,066          3,436         17,187
 Dividend income                                                             285,120              -         58,670        116,436
 Interest expense                                                             (4,060)          (786)             -         (4,037)
 Loss on marketable securities                                               (31,873)             -              -        (44,244)
                                                                         -----------    -----------    -----------    -----------

NET LOSS                                                                 $(7,134,779)   $(1,711,596)   $(4,672,728)   $(2,830,164)
                                                                         -----------    -----------    -----------    -----------

NET LOSS PER COMMON SHARE                                                $      (.20)   $      (.06)   $      (.12)   $      (.09)
                                                                         -----------    -----------    -----------    -----------
                                                                         -----------    -----------    -----------    -----------

WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING                                                       35,117,725     26,651,601     37,668,862     32,781,554
                                                                          -----------    -----------    -----------    ----------
                                                                          -----------    -----------    -----------    ----------


      The accompanying notes are an integral part of these financial statements.

                                                INTERNATIONAL META SYSTEMS, INC.
                                              STATEMENTS OF STOCKHOLDERS' EQUITY
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                            CONVERTIBLE PREFERRED STOCK            COMMON STOCK
                                           ------------------------------    ------------------------
                                             SHARES              AMOUNT        SHARES        AMOUNT
                                           -----------         ----------    ----------    ----------
BALANCE, DECEMBER 31, 1994                    $                 $            26,517,792    $    2,651

ISSUANCE OF SERIES A
 PREFERRED STOCK (Note 5)                        9,800                  1
ISSUANCE OF SERIES B
 PREFERRED STOCK (Note 5)                          250                  1
ISSUANCE OF COMMON STOCK (Note 5)                                               540,000            54
OFFERING COSTS
ISSUANCE OF SERIES A PREFERRED
   STOCK FOR OFFERING COSTS (Note 5)               200
ISSUANCE OF COMMON STOCK
   IN EXCHANGE FOR SERVICES                                                     109,663            11
EXERCISE OF OPTIONS                                                             228,000            23
AMORTIZATION OF DEFERRED
   COMPENSATION
DIVIDENDS DECLARED
NET LOSS
                                           -----------         ----------    ----------    ----------

BALANCE, DECEMBER 31, 1995                      10,250                  2    27,395,455         2,739

ISSUANCE OF COMMON STOCK (Note 5)                                             9,500,000           950
OFFERING COSTS
ISSUANCE OF COMMON STOCK
   IN EXCHANGE FOR SERVICES                                                      37,461             4
EXERCISE OF OPTIONS                                                             522,909            52
CONVERSION OF DIVIDENDS PAYABLE
 TO COMMON STOCK                                                                 41,275             4
AMORTIZATION OF DEFERRED
 COMPENSATION
REPRICING OF STOCK OPTIONS (Note 5)
DIVIDENDS DECLARED
NET LOSS
                                           -----------         ----------    ----------    ----------

BALANCE, DECEMBER 31, 1996                      10,250                  2    37,497,100         3,749


                                            ADDITIONAL       COMMON
                                             PAID-IN          STOCK         DEFERRED     ACCUMULATED
                                             CAPITAL        SUBSCRIBED    COMPENSATION     DEFICIT         TOTAL
                                            ----------      ----------    ------------   ------------   ----------
BALANCE, DECEMBER 31, 1994                  $7,033,720      $  (48,375)   $   (212,000)  $ (4,651,784)  $2,124,212

ISSUANCE OF SERIES A
 PREFERRED STOCK (Note 5)                      979,999                                                     980,000
ISSUANCE OF SERIES B
 PREFERRED STOCK (Note 5)                       24,999                                                      25,000
ISSUANCE OF COMMON STOCK (Note 5)              519,946                                                     520,000
OFFERING COSTS                                 (58,121)                                                    (58,121)
ISSUANCE OF SERIES A PREFERRED
   STOCK FOR OFFERING COSTS (Note 5)
ISSUANCE OF COMMON STOCK
   IN EXCHANGE FOR SERVICES                     97,159                                                      97,170
EXERCISE OF OPTIONS                             55,977          48,375                                     104,375
AMORTIZATION OF DEFERRED
   COMPENSATION                                                                122,928                     122,928
DIVIDENDS DECLARED                                                                            (27,850)     (27,850)
NET LOSS                                                                                   (1,711,596)  (1,711,596)
                                            ----------      ----------    ------------   ------------   ----------

BALANCE, DECEMBER 31, 1995                   8,653,679               -         (89,072)    (6,391,230)   2,176,118

ISSUANCE OF COMMON STOCK (Note 5)            9,499,050                                                   9,500,000
OFFERING COSTS                                 (62,078)                                                    (62,078)
ISSUANCE OF COMMON STOCK
   IN EXCHANGE FOR SERVICES                     51,216                                                      51,220
EXERCISE OF OPTIONS                            173,243         (24,120)                                    149,175
CONVERSION OF DIVIDENDS PAYABLE
 TO COMMON STOCK                                68,718                                                      68,722
AMORTIZATION OF DEFERRED
 COMPENSATION                                                                   89,072                      89,072
REPRICING OF STOCK OPTIONS (Note 5)            180,095                                                     180,095
DIVIDENDS DECLARED                                                                            (80,872)     (80,872)
NET LOSS                                                                                   (7,134,779)  (7,134,779)
                                            ----------      ----------    ------------   ------------   ----------

BALANCE, DECEMBER 31, 1996                  18,563,923         (24,120)              -    (13,606,881)   4,936,673


      The accompanying notes are an integral part of these financial statements.

                                                INTERNATIONAL META SYSTEMS, INC.
                                  STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                             Convertible Preferred Stock           Common Stock
                                             ---------------------------     --------------------------
                                               Shares           Amount         Shares          Amount
                                             -----------      ----------     ----------      ----------
CONVERSION OF SERIES A PREFERRED STOCK
 TO COMMON STOCK (unaudited) (Note 5)            (10,000)     $       (1)     1,052,632      $      105
OFFERING COSTS (unaudited)
ISSUANCE OF COMMON STOCK
   IN EXCHANGE FOR SERVICES (unaudited)                                          70,750               8
EXERCISE OF OPTIONS (unaudited)                                                 133,332              13
CONVERSION OF DIVIDENDS PAYABLE
 TO COMMON STOCK (unaudited)                                                     30,693               3
REPRICING OF STOCK OPTIONS (unaudited)
 (Note 5)
DIVIDENDS DECLARED (unaudited)
NET LOSS (unaudited)
                                             -----------      ----------     ----------      ----------

    BALANCE, JUNE 30, 1997 (UNAUDITED)               250      $        1     38,784,507      $    3,878
                                             -----------      ----------     ----------      ----------
                                             -----------      ----------     ----------      ----------


                                              Additional      Common
                                                Paid-in        Stock       Deferred      Accumulated
                                                Capital     Subscribed   Compensation      Deficit         Total
                                             -----------    ----------   ------------   ------------    ----------
CONVERSION OF SERIES A PREFERRED STOCK
 TO COMMON STOCK (unaudited) (Note 5)        $      (104)   $        -   $          -   $          -    $        -
OFFERING COSTS (unaudited)                       (10,000)                                                  (10,000)
ISSUANCE OF COMMON STOCK
   IN EXCHANGE FOR SERVICES (unaudited)           96,758                                                    96,766
EXERCISE OF OPTIONS (unaudited)                  143,767         5,220                                     149,000
CONVERSION OF DIVIDENDS PAYABLE
 TO COMMON STOCK (unaudited)                      41,052                                                    41,055
REPRICING OF STOCK OPTIONS (unaudited)
 (Note 5)                                        115,935                                                   115,935
DIVIDENDS DECLARED (unaudited)                                                               (41,000)      (41,000)
NET LOSS (unaudited)                                                                      (4,672,728)   (4,672,728)
                                             -----------    ----------   ------------   ------------    ----------

    BALANCE, JUNE 30, 1997 (UNAUDITED)       $18,951,331    $  (18,900)  $          -   $(18,320,609)   $  615,701
                                             -----------    ----------   ------------   ------------    ----------
                                             -----------    ----------   ------------   ------------    ----------


      The accompanying notes are an integral part of these financial statements.

                                                INTERNATIONAL META SYSTEMS, INC.
                                                        STATEMENTS OF CASH FLOWS
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               For The Years Ended         For The Six Months Ended
                                                   December 31,                    June 30,
                                           --------------------------    ---------------------------
                                               1996           1995           1997            1996
                                           -----------    -----------    -----------     -----------
                                                                          (Unaudited)     (Unaudited)
CASH FLOWS FROM OPERATING
ACTIVITIES
 Net loss                                  $(7,134,779)   $(1,711,596)   $(4,672,728)    $(2,830,164)
 Non-cash items included in
    net loss
      Issuance of common stock
         for services                           51,220         97,170         96,766          15,800
      Loss on repricing of stock
         options                               180,095              -        115,935               -
      Loss on sale of marketable
         securities                             31,873              -              -          44,256
      Depreciation                             127,171         77,083        115,851          43,562
      Amortization of software
         development costs                   1,081,061        540,530              -         276,736
      Amortization of deferred
         compensation                           89,072        122,928              -          61,374
 (Increase) decrease in
    Inventory                                   20,818        (10,818)             -               -
    Prepaid expenses and other
      current assets                            (2,513)       (12,586)         4,242          15,072
    Increase (decrease) in
    Accounts payable and
      accrued expenses                         289,386         24,828        313,200          10,759
                                           -----------    -----------    -----------     -----------

Net cash used in operating
activities                                  (5,266,596)      (872,461)    (4,026,734)     (2,362,605)
                                           -----------    -----------    -----------     -----------

CASH FLOWS FROM INVESTING
ACTIVITIES
 Purchase of marketable
    securities                              (8,471,269)             -       (377,953)     (8,741,956)
 Proceeds from sale of
    marketable securities                    3,990,912              -      4,293,000         850,000
 Acquisition of furniture
    and equipment                             (606,622)      (159,025)      (346,975)       (245,255)
 Increase in patent costs                      (42,576)        (9,637)       (27,812)         (7,074)
                                           -----------    -----------    -----------     -----------

Net cash (used in) provided by
investing activities                        (5,129,555)      (168,662)     3,540,260      (8,144,285)
                                           -----------    -----------    -----------     -----------


      The accompanying notes are an integral part of these financial statements.

                                                INTERNATIONAL META SYSTEMS, INC.
                                            STATEMENTS OF CASH FLOWS (CONTINUED)
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               For The Years Ended         For The Six Months Ended
                                                   December 31,                    June 30,
                                            -------------------------     --------------------------
                                               1996           1995           1997            1996
                                            ----------     ----------     ----------      ----------
                                                                          (Unaudited)     (Unaudited)
CASH FLOWS FROM FINANCING
ACTIVITIES
 Bank overdraft                             $        -     $        -     $        -      $  120,453
 Proceeds from issuance of
    preferred stock                                  -      1,005,000              -               -
 Proceeds from issuance of
    common stock                             9,649,175        624,375        133,780       9,563,338
 Proceeds from note payable                          -              -        320,000               -
 Decrease (increase) in
    subscription receivable                          -              -          5,220         (27,945)
 Payments on capitalized
    leases payable                             (13,581)       (20,526)             -          (5,669)
 Offering costs                                (62,078)       (58,121)       (25,000)        (62,704)
                                            ----------     ----------     ----------      ----------

Net cash provided by financing
activities                                   9,573,516      1,550,728        434,000       9,587,473
                                            ----------     ----------     ----------      ----------

Net (decrease) increase in cash
and cash equivalents                          (822,635)       509,605        (52,474)       (919,417)

CASH AND CASH EQUIVALENTS,
BEGINNING OF YEAR                              919,417        409,812         96,782         919,417
                                            ----------     ----------     ----------      ----------

CASH AND CASH EQUIVALENTS,
END OF YEAR                                 $   96,782     $  919,417     $   44,308      $        -
                                            ----------     ----------     ----------      ----------
                                            ----------     ----------     ----------      ----------


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
During the years ended December 31, 1996 and 1995 and the six months ended June 30, 1997 and 1996, interest paid was $4,060, $786, $0 (unaudited), and $4,037
(unaudited).

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
During the year ended December 31, 1996 and the six months ended June 30, 1996, 81,425 and 85,822 (unaudited) shares of common stock from the exercise of options were subscribed for with a subscription receivable in the amount of $24,120 and $27,945 (unaudited).

During the year ended December 31, 1996, the Company converted dividends payable in the amount of $68,722 into 41,275 shares of common stock. During the six months ended June 30, 1997, the Company converted dividends payable in the amount of $41,055 (unaudited) into 30,693 (unaudited) shares of common stock.


      The accompanying notes are an integral part of these financial statements.

                                                INTERNATIONAL META SYSTEMS, INC.
                                            STATEMENTS OF CASH FLOWS (CONTINUED)
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES (CONTINUED) During the year ended December 31, 1996 and the six months ended June 30, 1997, the Company declared dividends amounting to $80,872 and $41,000 (unaudited), respectively


      The accompanying notes are an integral part of these financial statements.

                                                INTERNATIONAL META SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
                           (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                                           JUNE 30, 1997 AND 1996 IS UNAUDITED.)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND LINE OF BUSINESS
    International Meta Systems, Inc. (the "Company") was incorporated in Delaware on May 4, 1987. The Company is engaged in the design and development of microprocessors which are the heart of computers and many other electronic devices.

    FINANCIAL CONDITION
    The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses of $7,134,779 and $1,711,596 in 1996 and 1995, respectively. In addition, the Company has used, rather than provided, cash from its operations. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn, is dependent upon the Company's ability to continue to meet its financing requirements and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

    Management plans to raise capital during 1997 either through a private placement or secondary public offering which it expects will provide sufficient funding to continue present operations and support future marketing and development activities.

    ESTIMATES
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS
    For purpose of the statements of cash flow, the Company considers all highly liquid instruments purchased with original maturities of three months or less or be cash equivalents.

    NON-MONETARY TRANSACTIONS
    The Company accounts for its non-monetary transactions based on the fair value of the asset or liability that is received or surrendered, whichever is more clearly evident.

                                                INTERNATIONAL META SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
                           (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                                           JUNE 30, 1997 AND 1996 IS UNAUDITED.)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    PATENTS
    The cost of patents acquired is being amortized on the straight-line method over their useful lives of 17 years.

    FURNITURE AND EQUIPMENT
    Furniture and equipment are recorded at cost less accumulated depreciation. Depreciation is provided using the straight-line method over estimated useful lives of two to five years.

    SOFTWARE DEVELOPMENT COSTS
    Certain software development costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Capitalization of software development costs begins upon the establishment of technological feasibility and is discontinued when the product is available for sale. The establishment of technological feasibility and the ongoing assessment for recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies.

    Amortization of capitalized software development costs is provided on a product by product basis on the straight-line method over the remaining estimated economic life of the product (not to exceed three years). Management periodically compares estimated net realizable value by product to the amount of software development costs capitalized for that product to ensure the amount capitalized is not in excess of the amount to be recovered through revenues. Any such excess of capitalized software development cost to expected net realizable value is expensed at that time. During 1996, management reevaluated the economic useful life of the product and determined they should be amortizing the capitalized software development costs over two years instead of three years. Accordingly, as of December 31, 1996, software development costs of $1,081,061 in aggregate were fully amortized.

    REVENUE RECOGNITION
         LICENSE
         The Company recognizes revenues related to software licenses upon shipment of the product, provided that no significant vendor or post-contract support obligations remain outstanding.

                                                INTERNATIONAL META SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
                           (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                                           JUNE 30, 1997 AND 1996 IS UNAUDITED.)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    REVENUE RECOGNITION (Continued)
         JOINT PRODUCTION AGREEMENT (CONTRACT)
         The Company has a production agreement under which it is developing certain computer processing products. Under this agreement, it can receive a total of $2,500,000. Payments under this agreement will be received upon reaching milestones that are defined in the agreement. The Company recognizes income from its joint production agreement upon the reaching of defined milestones. The agreement may be terminated if milestones are not met, but payments already received are not required to be returned. The party to this agreement has also provided certain personnel and equipment for use during the development period. Upon completion of the development phase, the products will be manufactured by the partner to the agreement and the Company will receive royalties based upon sales of the product.

         In 1996 and 1995, the Company received $300,000 and $600,000, respectively, of payments under this agreement. Subsequent to June 30, 1997, the Company received $150,000 (unaudited) of payments under this agreement.

    RESEARCH AND DEVELOPMENT COSTS
    Research and development costs are charged to expense as incurred. These costs consist primarily of salaries and consulting fees.

    INCOME TAXES
    The Company utilizes SFAS No. 109, "Accounting for Income Taxes." The asset and liability method requires the recognition of deferred tax assets and liabilities for the future tax consequences of temporary differences between the financial statement basis and the tax basis of assets and liabilities.

    NET LOSS PER SHARE
    Net loss per common share is based on the weighted-average number of common shares outstanding during the year. The shares to be issued upon exercise of outstanding stock options, warrants, and convertible preferred stock are not included as they are anti-dilutive.

                                                INTERNATIONAL META SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
                           (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                                           JUNE 30, 1997 AND 1996 IS UNAUDITED.)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT
    The Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share," which is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. SFAS No. 128 requires public companies to present basic earnings per share and, if applicable, diluted earnings per share instead of primary and fully-diluted earnings per share. The Company does not believe that diluted earnings per share in accordance with SFAS No. 128 will be materially different from the earnings per share previously reported.

    SFAS No. 129, "Disclosure of Information about Capital Structures," issued by FASB is effective for financial statements ending after December 15, 1997. The new standard reinstates various securities disclosure requirements previously in effect under Accounting Principles Bulletin ("APB") Opinion No. 15, "Computing Earnings per Share," which has been superseded by SFAS No. 128. The Company does not expect adoption of SFAS No. 129 to have a material effect, if any, on its financial position or results of operations.

    SFAS No. 130, "Reporting Comprehensive Income," issued by FASB is effective for financial statements with fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company does not expect adoption of SFAS No. 130 to have a material effect, if any, on its financial position or results of operations.


NOTE 2 - CASH

    The Company maintains cash deposits at several banks located in California. Deposits at each bank are insured by the Federal Deposit Insurance Corporation up to $100,000. In addition, the Company also had deposits with an uninsured financial institution. As of December 31, 1996 and June 30, 1997, uninsured portions of balances held at this financial institution totaled $139,822 and $0 (unaudited), respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

                                                INTERNATIONAL META SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
                           (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                                           JUNE 30, 1997 AND 1996 IS UNAUDITED.)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NOTE 3 - MARKETABLE SECURITIES

    The Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company classifies its investment in marketable equity securities as trading. Trading securities are carried at fair value with the unrealized gains and losses reported as a separate component of other income/expenses. As of December 31, 1996 and June 30, 1997 (unaudited), the Company owned shares in a Merrill Lynch Institutional Fund which are uninsured.

NOTE 4 - FURNITURE AND EQUIPMENT

    Furniture and equipment consisted of the following:

                                                    December 31,     June 30,
                                                        1996           1997
                                                    ------------  ------------
                                                                   (unaudited)

         Machinery and equipment                    $    883,130  $  1,221,389
         Production tooling                              323,649       323,649
         Office equipment                                 39,138        39,138
         Furniture and fixtures                           46,293        55,020
         Equipment under capitalized leases               49,670        49,670
                                                    ------------  ------------

                                                       1,341,880     1,688,866
         Less accumulated depreciation (including
           $49,670 at 1997 and 1996 for capitalized
           leases)                                       624,757       740,619
                                                    ------------  ------------

         TOTAL                                      $    717,123  $    948,247
                                                    ------------  ------------
                                                    ------------  ------------


NOTE 5 - STOCKHOLDERS' EQUITY

    SERIES A CONVERTIBLE PREFERRED STOCK
    In 1995, the Company sold 9,800 shares of Series A Convertible Preferred Stock ("Series A Preferred") for a price of $100 per share. The Company also issued 200 shares of Series A Preferred for offering costs. The holders of the Series A Preferred are entitled to receive a cumulative preferential dividend of $8.00 per share per annum, payable semi-annually in cash or shares of common stock, at the option of the Company.

                                                INTERNATIONAL META SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
                           (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                                           JUNE 30, 1997 AND 1996 IS UNAUDITED.)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NOTE 5 - STOCKHOLDERS' EQUITY (CONTINUED)

    SERIES A CONVERTIBLE PREFERRED STOCK (Continued)
    The Series A Preferred will be automatically converted into shares of common stock at the conversion price of $0.95 per share on June 30, 1997. In addition, the Company may convert the Series A Preferred into shares of common stock at the conversion price after the common stock has been trading at an average price of $3.00 per share for twenty consecutive days. The Series A Preferred is convertible at the option of the holder prior to June 30, 1997.

    The Series A Preferred has a liquidation preference of $100 per share plus all accrued and unpaid dividends prior to the payment of any amount to holders of any other equity securities of the Company.

    UNAUDITED
    On June 30, 1997, all 10,000 (unaudited) shares of Series A Preferred was converted into 1,052,632 (unaudited) shares of common stock.

    SERIES B CONVERTIBLE PREFERRED STOCK
    In 1995, the Company sold 250 shares of Series B Convertible Preferred Stock ("Series B Preferred") for a price of $100 per share. The holders of the Series B Preferred are entitled to receive a cumulative preferential dividend of $8.00 per share per annum, payable semi-annually in cash or shares of common stock, at the option of the Company.

    The Series B Preferred will be automatically converted into shares of common stock at the conversion price of $1.25 per share on November 30, 1997. In addition, the Company may convert the Series B Preferred into shares of common stock at the conversion price after the common stock has been trading at an average price of $3.00 per share for twenty consecutive days. The Series B Preferred is convertible at the option of the holder prior to November 30, 1997.

    The Series B Preferred has a liquidation preference of $100 per share plus all accrued and unpaid dividends, following payment of accrued and unpaid dividends and payment of the liquidation preferences of the Series A Preferred.

    ISSUANCE OF COMMON SHARES
    During the year ended December 31, 1996, the Company sold 9,500,000 shares of common stock in two private placements for a total of $9,437,922, net of offering costs.

                                                INTERNATIONAL META SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
                           (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                                           JUNE 30, 1997 AND 1996 IS UNAUDITED.)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NOTE 5 - STOCKHOLDERS' EQUITY (CONTINUED)

    ISSUANCE OF COMMON SHARES (Continued)
    During the year ended December 31, 1995, the Company sold 540,000 shares of common stock in a private placement for a total of $520,000 before offering expenses.

    During the years ended December 31, 1996 and 1995 and the six months ended June 30, 1997, the Company issued 37,461, 109,663, and 70,750 (unaudited) shares of common stock, respectively, in exchange for services rendered.

    STOCK OPTION PLANS
    The Company has adopted three stock option plans, the 1993 Incentive Stock Option Plan, the 1993 Nonqualified Stock Option Plan, and the 1996 Stock Option Plan. Incentive and nonqualified options under these plans may be granted to employees, officers, directors, and consultants of the Company. There are 9,000,000 shares of common stock reserved for issuance under these plans. The exercise price of the options are determined by the board of directors, but in the case of an incentive stock option, the exercise price may not be less than 100% of the fair market value on the date of grant. Options vest over periods not to exceed ten years.

    The Company has adopted only the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." It applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans other than for restricted stock and options issued to outside third parties. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed by SFAS 123, the Company's net loss and loss per share would be reduced to the pro forma amounts indicated below:
                                                                   Six Months
                                                   Year Ended         Ended
                                                   December 31,      June 30,
         Millions, except for share amounts            1996           1997
                                                   ------------    -----------
                                                                   (unaudited)
         Net loss
              As reported                          $      7,135    $     4,673
              Pro forma                            $      7,169    $     4,759
         Loss per common share
              As reported                          $      (.20)    $     (.12)
              Pro forma                            $      (.20)    $     (.12)

                                                INTERNATIONAL META SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
                           (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                                           JUNE 30, 1997 AND 1996 IS UNAUDITED.)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NOTE 5 - STOCKHOLDERS' EQUITY (CONTINUED)

    STOCK OPTION PLANS (Continued)
    These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to grants made before 1995. Pro forma amounts do take into effect pro forma compensation expense relating to 1995 grants, which were affected by the repricing in 1996 (see below). The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the year ended December 31, 1996 and the six months ended June 30, 1997: dividend yields of 0% and 0% (unaudited), respectively; expected volatility of 35% and 80% (unaudited), respectively; risk-free interest rates of 7% and 7% (unaudited), respectively; and expected life of 1.5 years and 1.5 years (unaudited), respectively. The weighted-average fair value of options granted during the year ended December 31, 1996 for which the exercise price equaled the market price on the grant date, which were subsequently repriced (see below) was $0.48, and the weighted-average exercise price (repriced) was $1.00 (see below).

    The weighted average fair value of options granted during the six months ended June 30, 1997 was $0.57 (unaudited), the weighted average stock price at the date of grant was $1.39 (unaudited), and the weighted average exercise price was $1.35 (unaudited).

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    The following summarizes the Company's stock option transactions under the stock option plans:

                                                INTERNATIONAL META SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
                           (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                                           JUNE 30, 1997 AND 1996 IS UNAUDITED.)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NOTE 5 - STOCKHOLDERS' EQUITY (CONTINUED)

    STOCK OPTION PLANS (Continued)
                                                   Shares Under   Option Price
                                                      Option        Per Share
                                                   ------------   ------------

         Options outstanding, December 31, 1994       1,388,000    .125 - 1.37

         Granted                                      1,165,000     .75 - 2.43
         Canceled/Expired                              (235,000)    .40 - 1.37
         Exercised                                     (228,000)   .125 - 1.25
                                                   ------------

         Options outstanding, December 31, 1995       2,090,000    .125 - 2.43

         Granted                                      1,760,000    1.06 - 2.31
         Canceled/Expired                              (725,000)    .87 - 1.93
         Exercised                                     (144,832)    .01 - 1.75
                                                   ------------

         Options outstanding, December 31, 1996       2,980,168     .40 - 2.43

         Granted (unaudited)                            742,000    1.00 - 1.47
         Canceled/Expired (unaudited)                  (310,000)   1.00 - 1.34
         Exercised (unaudited)                         (133,332)    .40 - 1.00
                                                   ------------

             OPTIONS OUTSTANDING, JUNE 30, 1997
                 (UNAUDITED)                          3,278,836    $.00 - 1.78
                                                   ------------
                                                   ------------

    At December 31, 1996 and June 30, 1997, 760,166 and 888,333 (unaudited)
    options were exercisable.

    During the year ended December 31, 1996, the Company repriced options to employees which had exercise prices of $1.00 or higher. The new exercise price for these options is $1.00, which was below the market price at the repricing date. Since the options vest over five years, the difference between the original option price and $1.00 is expensed over five years. During the year ended December 31, 1996 and the six months ended June 30, 1997, the Company recorded an additional expense of $180,095 and $115,935 (unaudited) and the remaining $684,975 will be expensed over the next 3.5 years.

                                                INTERNATIONAL META SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
                           (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                                           JUNE 30, 1997 AND 1996 IS UNAUDITED.)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NOTE 5 - STOCKHOLDERS' EQUITY (CONTINUED)

    OTHER OPTIONS
    In addition to options issued pursuant to the stock option plans, the Company has issued additional options to officers, directors, consultants, and others. The following summarizes the Company's other stock option transactions:

                                                            Shares Under     Option Price
                                                               Option          Per Share
                                                            ------------     ------------
         Options outstanding, December 31, 1993                2,954,391     $ .01 - 1.25

         Canceled/Expired                                        (34,090)       .22 - .30
         Exercised                                              (517,424)       .01 - .10
                                                            ------------

         Options outstanding, December 31, 1994 and 1995       2,402,877        .01 - .75

         Granted                                                 315,000        .65 - .81
         Canceled/Expired                                       (331,850)       .30 - .65
         Exercised                                              (378,077)       .01 - .81
                                                            ------------

         Options outstanding, December 31, 1996                2,007,950        .30 - .81

         Granted (unaudited)                                     580,000      1.18 - 1.65
         Canceled/Expired (unaudited)                           (155,000)      .65 - 1.65
         Exercised (unaudited)                                         -                -
                                                            ------------

             OPTIONS OUTSTANDING, JUNE 30, 1997
                 (UNAUDITED)                                   2,432,950      $.30 - 1.65
                                                            ------------
                                                            ------------

    At December 31, 1996 and June 30, 1997, 1,717,950 and 1,907,950 (unaudited)
    options were exercisable.

    In December 1994, the Company extended certain options until September 1996, resulting in deferred compensation being recognized in the amount of $212,000. As of December 31, 1996, the above deferred compensation was fully amortized.

                                                INTERNATIONAL META SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
                           (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                                           JUNE 30, 1997 AND 1996 IS UNAUDITED.)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NOTE 5 - STOCKHOLDERS' EQUITY (CONTINUED)

    WARRANTS
    In connection with a private placement of common stock in 1994, 460,000 warrants to purchase common stock at $2.50 per share were issued, which originally expired in October 1996. In 1996, the Company extended the expiration date to April 30, 1997. As of June 30, 1997 (unaudited), the warrants have expired.


NOTE 6 - INCOME TAXES

    No provision for income taxes has been provided due to the net loss. As of December 31, 1996 and June 30, 1997, the Company had federal net operating loss carryforwards of approximately $15,250,000 and $12,700,000 (unaudited), respectively, which expire at various amounts through 2011 and 2012, respectively. The Company also has approximately $147,000 and $475,000 (unaudited) of federal research and development tax credit carryforwards for the year ended December 31, 1996 and the six months ended June 30, 1997 (unaudited).

    Significant components of the Company's deferred tax liabilities and assets for federal and state income taxes are as follows:


                                                                          Six Months
                                                         Year Ended         Ended
                                                         December 31,      June 30,
                                                            1996             1997
                                                         ------------    -----------
                                                                          (unaudited)
         Deferred tax assets
             Net operating loss carryforwards            $  5,869,000    $ 4,794,000
             Tax credits                                      491,000        748,000
             Depreciation and amortization costs                    -      2,290,000
             Other                                              6,000        201,000
                                                         ------------    -----------

                 Total deferred tax assets                  6,366,000      8,033,000

         Valuation allowance for deferred tax assets        6,366,000      8,033,000
                                                         ------------    -----------

                    NET DEFERRED TAX ASSETS              $          -    $         -
                                                         ------------    -----------
                                                         ------------    -----------

    The net change in the valuation allowance for the year ended December 31, 1996 and June 30, 1997 was an increase of $3,528,000 and $1,667,000
    (unaudited), respectively.

                                                INTERNATIONAL META SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
                           (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                                           JUNE 30, 1997 AND 1996 IS UNAUDITED.)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NOTE 7 - COMMITMENTS

    The Company leases certain facilities for its corporate offices under long-term lease agreements. Minimum annual rental commitments under these leases are as follows:

          Year Ending
          December 31,
          ------------

             1997                                                   $  213,651
             1998                                                      218,585
             1999                                                      121,355
             2000                                                      101,909
             Thereafter                                                 42,462
                                                                    ----------

             TOTAL                                                  $  697,962
                                                                    ----------
                                                                    ----------

    Rent expense was $182,187 and $84,326 for the years ended December 31, 1996 and 1995, respectively, and $110,157 (unaudited) and $91,525 (unaudited) for the six months ended June 30, 1997 and 1996, respectively.

    EMPLOYMENT AGREEMENTS (UNAUDITED)
    On February 3, 1997, the Company entered into a three-year employment agreement with the Company's President to pay an annual base salary of $130,000 plus other benefits.


NOTE 8 - UNSECURED PROMISSORY NOTES

    In June 1997, the Company entered into unsecured promissory notes of $320,000 which bear interest at 8% per annum. The notes are payable the earlier of (i) five business days following the closing of a secondary public offering of the Company's securities or (ii) one year following the date of the note.

                                                INTERNATIONAL META SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
                           (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                                           JUNE 30, 1997 AND 1996 IS UNAUDITED.)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NOTE 8 - UNSECURED PROMISSORY NOTES (CONTINUED)

    In addition, for each $5,000 principal amount of notes subscribed, the holder will receive 7,143 warrants to purchase shares of the Company's common stock. The warrants are exercisable at an exercise price equal to
    (i) 100% of the per share public offering price, in the event that the shares shall be registered in connection with an effective registration statement related to a secondary public offering of the Company's securities on or before December 31, 1997 or (ii) 75% of the average closing bid price for the common stock over the five trading-day period ending on the day preceding the date of exercise of the warrant, in the event that the common shares shall not be registered and the public offering shall not be completed on or before December 31, 1997. The shares will be restricted from transfer or resale during the six months following the effective date of the secondary public offering and have certain demand and piggyback registration rights.

    In connection with the above notes, 457,152 warrants to purchase the Company's common stock were issued. The warrants expire on July 31, 2002.


NOTE 9 - SUBSEQUENT EVENTS (UNAUDITED)

    CONVERTIBLE PROMISSORY NOTE (NOTE 1)
    On July 15, 1997, the Company entered into a convertible promissory note of $1,500,000. The note bears interest at 8% per annum. The principal amount together with the accrued and unpaid interest is payable on July 15, 1998. The holder of the note has the option at any time to convert the outstanding principal together with accrued and unpaid interest into shares of the Company's common stock at a per share conversion rate equal to the aggregate principal together with accrued and unpaid interest, divided by the lower of (i) $1.00, subject to adjustments for stock splits, reverse splits, stock dividends, or recapitalizations of the common stock and (ii) 75% of the average of the mean between the closing bid and asked prices for the common stock during the five trading days preceding the notice date of the exercise of such option. Further, the Company has the right to require the holder at any time prior to July 15, 1998, to convert the outstanding principal together with accrued and unpaid interest, if the mean between the closing bid and asked prices of the common stock is greater than $2.00 per share, subject to adjustments for stock splits, reverse splits, stock dividends, or recapitalizations.

                                                INTERNATIONAL META SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
                           (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                                           JUNE 30, 1997 AND 1996 IS UNAUDITED.)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NOTE 9 - SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

    CONVERTIBLE PROMISSORY NOTE (NOTE 2)
    On September 16, 1997, the Company entered into a convertible promissory note of $500,000. The note bears interest at 8% per annum. The principal amount together with the accrued and unpaid interest is payable on September 16, 1998. The holder of the note has the option at any time to convert the outstanding principal together with accrued and unpaid interest into shares of the Company's common stock at a per share conversion rate equal to the aggregate principal together with accrued and unpaid interest, divided by the lower of (i) $.50, subject to adjustments for stock splits, reverse splits, stock dividends, or recapitalizations of the common stock and (ii) 75% of the average of the mean between the closing bid and asked prices for the common stock during the five trading days preceding the notice date of the exercise of such option. Further, the Company has the right to require the holder at any time prior to September 16, 1998, to convert the outstanding principal together with accrued and unpaid interest, if the mean between the closing bid and asked prices of the common stock is greater than $2.00 per share, subject to adjustments for stock splits, reverse splits, stock dividends, or recapitalizations.

    UNSECURED PROMISSORY NOTES
    In August 1997, the Company entered into unsecured promissory notes of $110,000 which bear interest at 8% per annum. The notes are payable the earlier of (i) five business days following the closing of a secondary public offering of the Company's securities or (ii) one year following the date of the note.

    In addition, for each $5,000 principal amount of notes subscribed, the holder will receive 7,143 warrants to purchase shares of the Company's common stock. The warrants are exercisable at an exercise price equal to
    (i) 100% of the per share public offering price, in the event that the shares shall be registered in connection with an effective registration statement related to a secondary public offering of the Company's securities on or before December 31, 1997 or (ii) 75% of the average closing bid price for the common stock over the five trading-day period ending on the day preceding the date of exercise of the warrant, in the event that the common shares shall not be registered and the public offering shall not be completed on or before December 31, 1997. The shares will be restricted from transfer or resale during the six months following the effective date of the secondary public offering and have certain demand and piggyback registration rights.

    In connection with the above notes, 157,146 warrants to purchase the Company's common stock were issued. The warrants expire on July 31, 2002.

                                                INTERNATIONAL META SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
                           (THE INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED
                                           JUNE 30, 1997 AND 1996 IS UNAUDITED.)
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NOTE 9 - SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

    STOCK OPTIONS
    Subsequent to June 30, 1997, the Company granted 170,000 stock options with exercise prices which range from $0.59 to $1.19 per share. In addition, 486,000 shares expired.

    PROMISSORY NOTE
    On October 10, 1997, the Company issued $250,000 of promissory notes which accrue interest at a rate of 10% per annum. The principal sum together with interest payable in arrears is due on January 9, 1998. In addition, 250,000 warrants to purchase shares of common stock at $0.50 per share were issued which expire on October 9, 1999.

    NO DEALER, SALES REPRESENTATIVES, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  TABLE OF CONTENTS
                                                                Page

Prospectus Summary . . . . . . . . . . . . . . . . . . . .
Summary Financial Information. . . . . . . . . . . . . . .
Risk Factors . . . . . . . . . . . . . . . . . . . . . . .
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . .
Dividend Policy. . . . . . . . . . . . . . . . . . . . . .
Price Range of
 Common  Stock . . . . . . . . . . . . . . . . . . . . . .
Dilution . . . . . . . . . . . . . . . . . . . . . . . . .
Capitalization . . . . . . . . . . . . . . . . . . . . . .
Management's Discussion and
 Analysis of Results of
 Operations  and Financial
 Condition . . . . . . . . . . . . . . . . . . . . . . . .
Business . . . . . . . . . . . . . . . . . . . . . . . . .
Management . . . . . . . . . . . . . . . . . . . . . . . .
Compensation of Executive
 Officers and Directors. . . . . . . . . . . . . . . . . .
Certain Relationships
 and Related Transactions. . . . . . . . . . . . . . . . .
Principal Stockholders . . . . . . . . . . . . . . . . . .
Description of Securities. . . . . . . . . . . . . . . . .
Shares Eligible for Future Sale. . . . . . . . . . . . . .
Underwriting . . . . . . . . . . . . . . . . . . . . . . .
Legal Matters. . . . . . . . . . . . . . . . . . . . . . .
Experts. . . . . . . . . . . . . . . . . . . . . . . . . .
Additional Information . . . . . . . . . . . . . . . . . .
Financial Statements . . . . . . . . . . . . . . . . . . .

UNTIL _______, 1997 (25 DAYS FROM THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.







                                 INTERNATIONAL META
                                    SYSTEMS, INC.









                                 _____________ SHARES









                                     ____________

                                      PROSPECTUS
                                     ____________












                                   NICHOLS, SAFINA,
                                LERNER & COMPANY, INC.

                                _______________, 1997

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The Registrant estimates that expenses in connection with the Offering described in this Registration Statement, other than the underwriting discount, will be as follows:

Securities and Exchange Commission Registration Fee . . . . . . . . .     $
National Association of Securities Dealers, Inc. Filing Fee . . . . .
Accounting Fees and Expenses. . . . . . . . . . . . . . . . . . . . .
Registrant's Legal Fees and Expenses. . . . . . . . . . . . . . . . .
Blue Sky Fees and Expenses. . . . . . . . . . . . . . . . . . . . . .
Exchange Listing Fee  . . . . . . . . . . . . . . . . . . . . . . . .
Printing Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .
Transfer Agent Fee. . . . . . . . . . . . . . . . . . . . . . . . . .
Miscellaneous

Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    The Company's Certificate of Incorporation generally provides for the maximum indemnification of a corporation's officers and directors as permitted by law in the State of Delaware. Delaware law empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except in the case of an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

    A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including amounts paid in settlement and attorney's fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

    To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense. Any indemnification under this section, unless ordered by a court or advanced pursuant to this section, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

    The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

    The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding his or her office, except that indemnification, unless ordered by a court pursuant to this section or for the advancement of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

    The Company has obtained directors' and officers' liabilities insurance with a $1,000,000 limit of liability. Further, the Company may enter into agreements of indemnification with its directors to provide for indemnification to the fullest extent permitted under Delaware law.

    The Underwriting Agreement, the proposed form of which is filed herewith, contains provisions by which the Underwriters agree to indemnify the Registrant, each person who controls the Registrant within the meaning of Section 15 of the Securities Act of 1933, as amended (the "Securities Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each director of the Registrant, and each officer of the Registrant who signs this Registration Statement with respect to information relating to such underwriter furnished in writing by such Underwriter for use in the Registration Statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    The Company intends to effect a reverse split of the issued and outstanding shares of Common Stock on a 1-for-___ basis on the Effective Date of this Registration Statement. The number of shares of Common Stock and per share purchase prices set forth in this Item 15 give effect to such reverse stock split.

    From August, 1995 to October, 1995, the Company issued 10,000 shares of Series A Preferred Stock, at an aggregate purchase price of $980,000. From January, 1996 to July, 1996, the Company issued 41,275 shares of Common Stock as dividends on the Series A Preferred Stock to such persons. On June 30, 1997, the 10,000 shares of Series A Preferred Stock were converted by their terms into 1,052,632 shares of Common Stock.

    In November, 1995, the Company issued 250 shares of Series B Preferred Stock, at an aggregate purchase price of $25,000. From July, 1996 to July, 1997, the Company issued 2,209 shares of Common Stock as dividends on the Series B Preferred Stock to such persons.

    From December, 1995 to March, 1996, the Company issued 10,000,000 shares of Common Stock, at an aggregate purchase price of $10,000,000.

    From 1995 to 1996, the Company issued an aggregate of 47,124 shares of Common Stock, at an aggregate purchase price of $148,390 as compensation for services rendered to the Company.

    From June through August, 1997, the Company issued an aggregate of $430,000 of certain unsecured promissory notes and warrants to purchase up to 614,298 shares of Common Stock. The Company paid placement fees equal to 10% of the gross purchase price of the notes.

    In July, 1997, the Company issued $1,500,000 of promissory notes convertible into shares of Common Stock. The Company paid placement fees equal to 8% of the gross purchase price of the notes.

    In September, 1997, the Company issued $500,000 of promissory notes convertible into shares of Common Stock. The Company paid placement fees equal to 8% of the gross purchase prices of the notes.

    In October, 1997, the Company issued $250,000 of certain unsecured promissory notes and warrants to purchase up to 250,000 shares of Common Stock.

    Except as otherwise provided above, the Company believes each of the foregoing issuances of securities was made to accredited investors in transactions exempt from registration under Section 4(2) of the Securities Act.

ITEM 16

EXHIBITS.
---------

1.1      Underwriting Agreement
1.2      Underwriters' Warrant*
1.3      Selected Dealer Agreement*
1.4      Agreement Among Underwriters*
3.1      Restated Certificate of Incorporation(1)
3.2      Certificate of Amendment to the Restated Certificate of Incorporation
3.3 Form of Certificate of Amendment to the Restated Certificate of Incorporation(2)
 3.4     Bylaws(1)
 3.5     Certificate of Rights and Preferences of Series A Convertible
         Preferred Stock
 3.6     Certificate of Rights and Preferences of Series B Convertible
         Preferred Stock
4.1      Specimen Common Stock Certificate*
5.1      Opinion of Matthias & Berg LLP
10.1     1996 Stock Option Plan(1)
10.2     1993 Incentive Stock Option Plan(3)
10.3     1993 Non-Qualified Stock Option Plan(3)
10.4     Employment Agreement between the Company and Lee W. Hoevel
10.5     Stock Purchase Agreement between the Company and Paragon Limited
         Partnership
22.1     List of subsidiaries of the Company
24.1     Consent of Singer Lewak Greenbaum & Goldstein LLP
24.2     Consent of Matthias & Berg LLP (included in Exhibit 5.1)
25.1     Power of Attorney (included on signature page)
27.1     Financial Data Schedules

_____________________________

 *       To be filed by amendment.
1. Filed as part of the Company's Registration Statement on Form S-8, dated January 24, 1997.
2. Filed as part of the Company's Proxy Statement on Schedule 14A, dated August 6, 1997
3. Filed as part of the Company's Registration Statement on Form S-8, dated February 11, 1994.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    At the closing of this Offering, the Company will provide certificates evidencing the Common Stock in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to the purchasers.

    The undersigned Registrant hereby undertakes it will:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

         (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the Offering.

    In addition, the undersigned Registrant hereby undertakes:

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

    For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          SIGNATURES AND POWERS OF ATTORNEY

    Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, California on October 28, 1997.

                                  INTERNATIONAL META SYSTEMS, INC.



                                  By: /s/George W. Smith
                                     ----------------------------------------
                                     George W. Smith, Chief Executive Officer

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George W. Smith and Lee W. Hoevel, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    Signature                          Capacity in Which Signed                          Date
    ---------                          ------------------------                          ----

/s/George W. Smith                     Director, Chief Executive Officer            October 28, 1997
--------------------------------       and Chief Financial Officer (acting)
George W. Smith                        (Principal Financial Officer
                                       and Principal Accounting
                                       Officer)


/s/Lee W. Hoevel                       Director, President and Secretary            October 28, 1997
--------------------------------
Lee W. Hoevel


/s/Martin S. Albert                    Chairman of the Board of Directors           October 28, 1997
--------------------------------
Martin S. Albert



/s/Frank LaChapelle                                Director                         October 28, 1997
--------------------------------
Frank LaChapelle



/s/Philip Neches                                   Director                         October 28, 1997
--------------------------------
Philip Neches



/s/Masahiro Tsuchiya                               Director                         October 28, 1997
--------------------------------
Masahiro Tsuchiya



/s/ Sigmund Hartmann                               Director                         October 28, 1997
--------------------------------
Sigmund Hartmann
